As filed with the Securities and Exchange Commission on October 1, 2007

Registration Number 333-142387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANDOVER MEDICAL, INC.

(Name of Small Business Issuer in its charter)

Delaware	3842	51-0459931
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

510 Turnpike Street, Ste. 204
North Andover, MA 01845
(978) 557-1001

(Address and telephone number of principal executive offices and principal place of business)

Edwin A. Reilly
Chief Executive Officer
Andover Medical, Inc.
510 Turnpike Street, Ste. 204
North Andover, MA 01845
(978) 557-1001

(Name, address and telephone number of agent for service)

Copies of all communications to agent for service should be sent to:

Elliot H. Lutzker, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York, NY 10103-0084
Telephone: (212) 977-9700
Facsimile: (212) 262-5152

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share, issuable upon conversion of Series A Preferred Stock	11,414,144		$.65	(2)	$7,419,194	$227.77
Common stock, par value $.001 per share, issuable upon exercise of Class A Warrants	7,534,339		$.65	(2)	$4,897,320	$150.35
Common stock, par value $.001 per share, issuable upon exercise of Class B Warrants	5,356,512		$.65	(2)	$3,481,733	$106.89
Common stock, par value $.001 per share, issuable upon payment of Preferred Stock dividends(3)	608,230	(3)	$.60	(4)	$364,938	$11.20
Total	24,913,225				$16,163,185	$496.21	(5)

(1)         Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)         Estimated solely for the purposes of calculating the registration fee. Pursuant to Securities Act Rule 457(c), based on the last closing sales price of the Registrant’s common stock of $0.65 on April 23, 2007, on the Over-the-Counter Bulletin Board (“OTCBB”).

(3)         Dividends paid in shares of common stock at the annual rate of 6% on $3,960,284 principal amount of Series A Preferred Stock have been registered for the next two years. The amount of dividends paid in shares of common stock to each of the selling stockholders listed in the Selling Stockholder table in this Registration Statement is calculated by multiplying the number of shares of common stock underlying the Series A Preferred Stock held by such selling stockholder by 12% (assumes the dividends are paid for a two-year period). Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. Note, however, that the exact number of dividend shares cannot be determined until the date the dividend is declared.  Notwithstanding the foregoing, in order to comply with Rule 415 of the Securities Act, the total number of shares of the Registrant’s common stock that each of the selling stockholders will be permitted to resell under this Registration Statement will not exceed 10% of the Company’s public float held by non-affiliates, or approximately 1,300,000 shares.  Consequently, although certain of the selling stockholders listed in the Selling Stockholders Table contained herein would be entitled to receive dividend shares, the Company will not be registering such shares for resale under this Registration Statement since doing so would cause such selling stockholders to exceed the 10% limitation discussed above.

(4)         Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c), based on the average of the bid and asked price of the Registrant’s common stock of $0.60 on June 25, 2007, on the OTCBB.

(5)         The Registrant previously paid $830.58 in registration fees originally intending to register a larger number of shares than the 24,913,225 shares being registered herein.  Of this amount, $550.25 was paid on April 26, 2007 upon the initial filing of the Registration Statement. An additional $280.33 was paid on June 29, 2007 upon the filing of Amendment No. 1 to the Registration Statement.  Due to the fact that the Registrant has overpaid the required registration fee, it will be entitled to a credit for the difference, which is equal to $334.37 ($830.58 - $496.21).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION—DATED OCTOBER 1, 2007

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ANDOVER MEDICAL, INC.

24,913,225 Shares of Common Stock

This prospectus relates to the public offering of up to 24,913,225 shares of our common stock issuable upon conversion and exercise of securities sold to accredited investors in a private equity offering. The shares will be offered from time to time for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus.

The shares may be offered in transactions conducted on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the NASD, in privately negotiated transactions or through a combination of such methods. The shares may be sold at prices relating to the prevailing market prices, at privately negotiated prices or at other prices, which may change from time to time and from offer to offer.

Our common stock is currently traded on the OTCBB, under the symbol “ADOV.” On September 28, 2007, the closing price of our common stock, as reported by the OTCBB, was $0.44 per share.

The shares being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read the “Risk Factors” section commencing on page 8 for information that should be considered in determining whether to purchase any of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 1, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we file annual, quarterly and special reports and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC’s Washington, DC offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

INTRODUCTORY COMMENTS

Use of Names

Throughout this prospectus, the terms “we,” “us,” “our,” “registrant,” “Company” and “AMI” refer to Andover Medical, Inc.

SUMMARY INFORMATION

Business

AMI is a publicly traded company (OTCBB:ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic, podiatric, and urological physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME, and urodynamic diagnostic and treatment products.

Orthopedics, urology and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most significantly used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20 percent of the U.S. population.

On August 31, 2006, AMI, formerly known as Snow & Sail Sports, Inc., entered into a reorganization agreement pursuant to which the Company spun off its existing business (including all of its assets and liabilities) which involved providing one-day ski trips within the New England area, to former management and changed its corporate name and business to that of the Company. Pursuant to the Reorganization Agreement, the Company issued an aggregate of 10,000,000 restricted shares of its Common Stock in connection with the transaction to management and certain affiliates.

All of the former officers and directors of the Company prior to the Transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.; Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the Company, and Mr. Coffill was elected to serve, at that time, as its sole director.

Business Strategy

The business strategy of AMI revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics, podiatry, and urology. We will then consolidate them and build a single source provider of DME and incontinence treatment products. On May 4, 2007, AMI completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. On May 11, 2007, AMI completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sales, service, distribution and marketing of orthopedic DME. AMI is in negotiations to acquire other potential target companies.

Successful growth of AMI is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of the Company’s larger scale to:

a)               add on new acquisitions;

b)              secure purchasing efficiencies;

c)               contract for innovative new products; and

d)              implement management and operational efficiencies.

AMI believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

(a)          small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

(b)         negotiations for products to reduce the cost of goods sold is very limited; therefore, margin enhancement is difficult;

(c)          back office expenses are spread over a very limited revenue base; and

(d)         little opportunity exists for a viable exit strategy.

AMI intends to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and uro-dynamic devices and disposables. The Company’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

AMI has identified companies that target certain procedures such as post surgical care for Anterior Cruciate Ligament (ACL) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single source solution to his/her postoperative needs.

AMI intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and urodynamic diagnostic and treatment products. AMI intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians offices, clinics/hospitals, nursing facilities, patients homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third party reimbursement from insurance companies, Medicare, Medicaid, etc..

Our medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

•       Respiratory care—Lincare, Apria

•       Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group

•       Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR, Orthofix

One of the services AMI currently provides for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI handles inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients.

Please see the “Risk Factors” section commencing on page 8 for more information concerning the risks of investing in our company.

Recent Developments

On May 11, 2007, AMI and its wholly-owned subsidiaries entered into a $5,000,000 Credit Agreement with TD BANKNORTH, N.A. (the “Credit Agreement”) . The borrowing capacity available to the Company under the Credit Agreement consists of notes representing a two year $4,000,000 Senior Secured Revolving Credit Facility and a two year $1,000,000 Senior Secured Revolving Acquisition Loan Facility which converts into a three-year term loan.

All borrowings under the Credit Agreement will bear interest at either (i) a rate equal to LIBOR, plus an Applicable Margin (as defined in the Credit Agreement), or (ii) a Base Rate (as defined in the Credit Agreement) plus an Applicable Margin.

AMI and each of its wholly-owned subsidiaries, Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainer Acquisition Corp. and Andover Management Services, Inc. are borrowers under the Credit Agreement and their obligations are guaranteed by AMI and all of AMI’s subsidiaries. Each Company’s assets are pledged as security under the Credit Agreement.

The Credit Agreement was initially utilized to replace commitments and outstanding balances under Rainier Surgical Incorporated’s existing credit facility with Heritage Bank. Subsequent proceeds of the Credit Agreement balances are to be used for acquisitions, working capital and for general corporate purposes.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Six Months	July 13, 2006
	Ended	(inception) to
	June 30,	December 31,
	2007	2006
	Unaudited
Revenue	$1,605,365	$0
Costs of revenue	658,794	0
Gross profit	946,571	0
General and administrative expenses (including stock-based compensation expense of $870,594 and $220,680, respectively)	2,534,742	608,903
Operating loss	(1,588,171)	(608,903)
Interest expense	(89,947)	(115,395)
Interest income	63,124	849
Loss before income tax expense	(1,614,994)	(723,449)
Provision for income taxes	19,061	6,233
Net loss	(1,634,055)	$(729,682)
Preferred stock dividend	3,937,825	2,389,148
Net loss available to common shareholders	(5,571,880)	(3,118,830)
Net loss per share:
Basic and diluted	$(.06)	$(.03)
Basic and diluted available to common shareholders	(.21)	(.15)
Weighted average number of common shares outstanding:
Basic and diluted	26,002,131	20,857,884

	At June 30, 2007	Restated December 31, 2006
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$1,315,757	$2,377,572
Accounts receivable, net of allowances for doubtful accounts of $879,413 and $0 at 6/30/2007 and 12/31/2006, respectively	$2,466,047	0
Inventories	1,115,488	0
Prepaid expenses and other current assets	61,547	133,974
Total current assets	4,958,839	2,511,546
Property and equipment, net	821,133	56,069
Goodwill and intangible assets	5,717,109	0
Deposits and other assets	127,395	8,893
Total assets	$11,624,476	$2,576,508
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accounts	$1,221,841	$165,339
Current portion of long term debt	144,261	0
Notes payable, net of $132,822 and $0 discount as of 6/30/2007 and 12/31/2006, respectively	0	27,178
Total current liabilities	1,366,102	192,517
Long-term liabilities:
Long-term debt, less current portion	97,227	—
Other long-term debt	44,509	—
Bank loan	1,604,758	—
Total long-term liabilities	1,746,494	—
Total liabilities	3,112,596	192,517
Shareholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, 7,328 and 3,203 shares outstanding at 6/30/2007 and 12/31/2006, respectively	7	3
Common stock, $.001 par value; 300,000,000 shares authorized 29,328,995 and 24,556,000 outstanding at 6/30/2007 and 12/31/2006, respectively	29,329	24,556
Additional paid-in capital	17,173,253	5,490,762
Stock subscription receivable	0	(12,500)
Accumulated deficit	(8,690,709)	(3,118,830)
Total shareholders’ equity	8,511,880	2,383,991
Total liabilities and shareholders’ equity	$11,624,476	$2,576,508

WHERE YOU CAN FIND MORE INFORMATION

Our common stock is traded on the OTCBB under the symbol ADOV. Material filed by us can also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our comment stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Edwin A. Reilly, the Company’s Chief Executive Officer, at Andover Medical, Inc., 510 Turnpike Street, Ste. 204, N. Andover, MA 01845; telephone: (978) 557-1001; fax: (978) 557-1004; URL: www.andovermedical.com.

We have filed a registration statement on Form SB-2 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and this offering prior to making any investment. These risk factors are summary in nature and are not intended to be exhaustive or set forth all the possible risks and uncertainties that may be associated with purchasing or owning this investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in this offering.

RISKS RELATED TO OUR BUSINESS

We recently went public and have a limited operating history upon which you can base an investment decision.

We became a public company on August 31, 2006 via a reverse merger. Consequently, the Company has a very limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks and uncertainties associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

Our business strategy depends upon our ability to complete and manage acquisitions of other companies.

Our business strategy is to grow through acquisitions, which depends on our ability to identify, negotiate, complete and integrate suitable acquisitions. See “Summary Information—Business Strategy.” Even if we complete acquisitions we may experience:

•       difficulties in integrating any acquired companies, personnel and products into our existing business;

•       delays in realizing the benefits of the acquired company or products;

•       significant demands on the Company’s management, technical, financial and other resources;

•       diversion of our management’s time and attention to unexpected problems;

•       higher costs of integration than we anticipated;

•       unanticipated liabilities; and/or

•       difficulties in retaining key employees of the acquired businesses who are necessary to manage these acquisitions.

We have no assurance that our proposed acquisition strategy will be successful.

Our business strategy is to expand our operations through strategic acquisitions. We are currently engaged in acquiring certain orthopedic, podiatric, and urology related service entities. While we acquired two operating companies in May 2007, we may not be successful in our overall acquisition strategy for any number of reasons. These reasons include, but are not limited to, our ability to obtain funding in excess of the approximately $7,800,000 in gross proceeds we recently raised in private equity financings through September 11, 2007 (collectively, the “Offering”); complete the necessary due diligence, to our satisfaction; agree on all material terms of definitive purchase agreements; obtain audited financial statements consistent with the unaudited financial statements, or otherwise consummate the acquisition of any other entities. If we are unable to complete additional acquisitions in the orthopedic, podiatric and urology markets we will be unable to achieve our business strategy of becoming a single source of DME in these fields.

We may not be able to manage proposed acquisitions and achieve profitability.

We face substantial challenges with both acquisitions made to date and operational acquisitions. These include the integration of the acquired entities with the operations, technologies and management of the Company and the attendant risks associated with such acquisitions, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

We cannot assure you that we will successfully integrate or profitably manage any acquired businesses, that our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisitions, or that the acquisitions will result in increased earnings for us in any future period. Successful integration of the Company’s operations will depend on, among other things, our ability to attract, hire and retain skilled management and other personnel, none of which can be assured. To manage growth effectively, we will need to invest in development of enhancements to existing services, implement operational, financial and management information systems, procedures and controls, and integrate our personnel and operations with those of an acquired company. We may not be able to manage the combined operations effectively, and failure to do so could have a material adverse effect on the Company’s business, financial condition and/or operating results.

In the case of debt funding, there can be no assurance that we will have sufficient income from operations of such acquired companies to satisfy the debt payments, which may then be adversely affected.

We have only limited working capital and the proceeds of the Company’s private financing to date will not be sufficient, without additional financing, to complete additional acquisitions contemplated herein.

We raised gross proceeds of approximately $7.8 million, from the equity offerings with the net proceeds used for working capital and acquisitions. The Company anticipates, however, that based on its current proposed plans and assumptions, it will have to raise additional financings to meet its anticipated working capital needs and cash needs for future acquisitions. There can be no assurance that the Warrants issued in the Offering will be exercised. The Company has no binding arrangements with respect to additional financings. Furthermore, it is not anticipated that existing security holders will provide any of the Company’s future financing requirements. In addition, while the Company is negotiating to obtain debt financing for acquisitions such financing may not be available to the Company, if so required, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company’s operations, including the possibility of requiring the Company to curtail its acquisition strategy.

We may be subject to potential litigation claims in connection with the appointment of Frank Magliochetti as the Company’s Chairman of the Board and Chief Executive Officer from December 31, 2006 to March 9, 2007 that could be costly and time consuming and could divert our management and key personnel from business operations.

In connection with the sale of his prior business, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into a non-compete agreement with Otto Bock HealthCare L.P. (“Otto Bock”). Any litigation claims against the Company concerning that non-compete agreement could be costly and time consuming and could divert our management and key personnel from business operations. The non-compete agreement provides that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years. In February 2007, the Company was advised by the attorneys for Otto Bock that the Company and its CEO, Edwin Reilly, acted in concert with

Mr. Magliochetti in breach of his non-compete agreement. Otto Bock claims, among other things, that the Company plans to compete directly in the market for continuous passive motion products and services and in the market for pain management braces, and is doing business with prohibited customers. The Company and Messrs. Magliochetti and Reilly deny any and all wrongdoing of these claims. In view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation, the Company does not believe this claim has any merit. Although the Company and Mr. Magliochetti have reached an agreement in principle with Otto Bock to resolve the matter, there can be no assurance such settlement will be finalized and that the Company will not be sued by Otto Bock, which could have a material adverse effect on the Company’s operations.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2006 have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements for the period ended December 31, 2006, the Company had not yet generated revenues and was still developing its planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2006.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our services and our failure to maintain these relationships could adversely affect our business.

The sales of our services depend significantly on the prescription or recommendation of such services by orthopedic and other healthcare professionals. Our future success depends on our ability to maintain good relations between such healthcare professions and the management of the companies we acquire. Our failure to maintain good relationships could have an adverse effect on our business.

We operate in a very competitive business environment.

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are included in our vendor base. We may not be able to offer products or services similar to or more desirable than our competitors, or at a price comparable to that of our competitors. We may be unable to compete if we fail to develop, license or acquire and market new products and new services enhancements. Many of our competitors have greater financial resources, more widely accepted products, stronger name recognition and larger sales and/or distribution networks than we do.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

We do not have an operating history of our own. Until we are able to integrate our initial acquisitions, which will take at least one year, our quarterly operating results are expected to vary significantly. Our results will depend upon a combination of factors, many of which are beyond our control. These factors include:

•       our ability to meet the demand for our services;

•       our ability to develop, introduce and market new and enhanced products and versions of our services on a timely basis;

•       the impact of any acquisitions that occur in a quarter;

•       changes in pricing policies by us and our competitors and reimbursement rates by third-party payors, including government healthcare agencies and private insurers;

•       changes in the treatment practices of orthopedic and podiatry clinics and their allied healthcare professionals; and

•       the timing of significant orders and shipments.

Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our business plan relies on certain assumptions for the market for our services, which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry specific trends will help drive growth in the rehabilitation markets, including:

•       a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

•       a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

•       the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are beyond our control. The projected demand for our services could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by our services gain widespread acceptance. Any one of these outcomes could have an adverse effect on our operations.

We have limited suppliers for some of our products which makes us susceptible to supply shortages and could disrupt our operations.

We do not manufacture the products that we provide to our clients. Instead, we rely on manufacturers and other third party suppliers for these products. If any of these parties are unable or unwilling to supply these products to us, we would be unable to distribute our products until a replacement supplier could be found. We cannot guarantee that a replacement supplier could be found on reasonable terms or in a timely manner. Any interruption in our ability to distribute our products could cause our business to be unsuccessful and the value of investors’ investment in us may decline.

We may be adversely affected if we lose the services of any member of our senior management, our board of directors, or key employees.

We are dependent on the continued services of our senior management team and Board of Directors who are expected to make significant contributions to our growth and success. The loss of any one or more of these persons could have a material adverse effect on us.

We do not believe the departure of Frank Magliochetti will negatively impact our ability to carry out our acquisition strategy. As reflected by the durable medical equipment and specifically orthopedic devices and soft goods experience of Edwin Reilly set forth below under “Management,” the Board of Directors fully believes that Mr. Reilly will be able to carry out our business strategy in order that we may succeed. Nevertheless, in the event that we are able to complete future acquisitions, the Company will be dependent on its ability to retain the services of management of such companies. In addition, we could be adversely affected if any key employees of acquired companies who do not have employment nor non-competition agreements with us, went to work for one of our competitors. Our future success depends on our ability to identify, attract, train and motivate other highly skilled personnel. Failure to do so may adversely affect future results.

Recent changes in coverage and reimbursement policies for our products by Medicare and third-party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

Products are sold by our acquisition companies through clinics and physicians who may receive reimbursement for the cost of our products from private third-party payors, Medicare, Medicaid and other governmental programs. Our ability to sell our products successfully depends in part on the purchasing and practice patterns of clinics and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for our products can have a material adverse effect on our sales and profitability.

Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to prescribe less expensive products introduced by us and our competitors.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and durable medical equipment. These changes include a freeze in payments for durable medical equipment from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, and new clinical conditions for payment and quality standards. The changes affect our products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which will be phased in beginning in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services.

Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on our results of operations.

In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what a realistic and equitable payment amount is.

Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on our results of operations.

We cannot assure you that third-party reimbursement for our products will continue to be available or at what rate such products will be reimbursed. Failure by users of our products to obtain sufficient reimbursement from third-party payors for our products or adverse changes in governmental and private payors’ policies toward reimbursement for our products could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on our prices.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues.

In addition, we may not be able to obtain supplier commitments from major vendors, in which case we could lose significant potential sales. On the other hand, if we receive preferred supplier commitments from particular vendors which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

Proposed laws that would limit the types of orthopedic professionals, who can fit, sell or seek reimbursement for our products, could, if adopted, adversely affect our business.

In response to pressure from orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation that imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers’ representatives. Other laws apply to the activities of such representatives. Other states may be considering similar legislation. Such laws could limit our potential customers in those jurisdictions in which such legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption and, therefore, such laws could have a material adverse effect on our business.

In addition, efforts have been made to establish such requirements at the federal level for the Medicare program. Most recently, in 2000 Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA). BIPA contains a provision requiring as a condition for payment by the Medicare program that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS is in the process of implementing this requirement, and we cannot predict the effect its implementation or implementation of other such laws will have on our business.

We are subject to numerous federal and state regulations, noncompliance with which could result in significant penalties that could have a material adverse effect on our business.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE, which could have a material adverse effect on our business.

Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful.

Audits or denials of claims by government agencies could reduce our revenue or profits.

As part of the business structure of our acquired companies, we submit claims and receive payments directly from Medicare, Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including requirements for maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and will be under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. We periodically could receive requests for documentation during the governmental audits of individual claims. We cannot assure that such review and/or similar audits of our claims will not result in material delays in payment, as well as material recoupment or denials, which could reduce net revenues and profitability, nor the exclusion from participation in the Medicare and Medicaid programs or from participation on the provider panel of a private payor. Private payors from time to time conduct similar reviews and audits.

We are subject to substantial government regulation, which could materially, adversely affect our business.

The production and marketing of some of our products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. The pre-marketing approval process can be particularly expensive, uncertain, and lengthy, and a number of devices for which U.S. Food & Drug Administration (“FDA”) approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA or other government entity approval of our new products may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower-than-expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical products manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which a previously approved product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market already approved products for broader or different applications or to market updated products that represent extensions of our basic technology.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Undisclosed liabilities associated with our reorganization.

There may be undisclosed liabilities that were either misrepresented to us or that we were unable to discover prior to the reorganization and the spin off of the Company’s former business, which involved providing one-day ski trips within the New England area. The former principal of Snow & Sail Sports, Inc. could fail to indemnify the Company against potential liabilities associated with the former business in breach of the terms of the reorganization agreement. Although we would fully pursue all legal recourse against such persons, there can be no assurance we will be held harmless, in which case our operations may be adversely affected.

Our principal stockholders may have the ability to control almost all matters of the Company.

Meyers Associates, LP, our financial advisor and an NASD member firm, and its president own 3,000,000 shares of Common Stock (with options to acquire an additional 4,325,498 shares pursuant to a unit purchase option), and other principal stockholders of the Company own an additional approximately 7,835,000 shares, all of which are restricted. These 10,835,000 shares represent approximately 33% of the 29,419,085 issued and outstanding shares of Common Stock of the Company as of the date of this prospectus. In addition, certain of our officers, directors and former members of management have received grants for options to purchase 4,400,000 shares of Common Stock, in the aggregate as of September 11, 2007. Therefore, management and our financial adviser will have influence over the election of the Company’s directors and will be able to control the outcome of other issues submitted to stockholders of the Company. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of all or substantially all of the assets of the Company without the agreement of minority stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly.

We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Our Common Stock may experience significant volatility in the future, which substantially increases the risk of loss to persons owning our common stock.

Because of the limited trading market for our common stock, and because of the potential for significant price volatility, stockholders may not be able to sell their shares of Common Stock when they desire to do so. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of such illiquidity and the price for our common stock may suffer greater declines in the event of significant price volatility.

Our Common Stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

Our shares of Common Stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our Common Stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our Common Stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of Common Stock in the public market pursuant to this prospectus could harm the market price of our common stock. Pursuant to a registration statement declared effective by the SEC in January 2006, as converted by a 28.5 for 1 forward stock split reported in the Company’s Current Report on Form 8-K filed on September 7, 2006, an aggregate of 13,110,000 shares of Common Stock were registered and are free-trading. As additional shares of our common stock become available for resale in the public market pursuant to this prospectus and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market our common stock in an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

There is not now, and there may not ever be an active market for our common stock.

Although the our common stock is quoted on the OTCBB, trading of our common stock is limited. There can be no assurance a more active market for such common stock will develop. Accordingly, investors must therefore bear the economic risk of an investment in our company for an indefinite period of time. Even if an active market develops for our shares, Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that we will fulfill our reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability.

Preferred stock as an anti-takeover device.

We are authorized to issue 1,000,000 shares of preferred stock, $.001 par value. The 5,612.8 shares of Series A Preferred Stock and 2,200 shares of Series B Preferred Stock each convertible into 2,857 shares of Common Stock (an aggregate of 23,322,288 shares) issued pursuant to the Offering are the first two series of Preferred Stock to be issued. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

The offering price of our common stock being offered by the selling security holders pursuant to this Prospectus may not bear any relationship to our value or assets.

The Shares offered hereby will be sold on a delayed or continuous basis by selling security holders other than the Company. The price at which our common stock may be offered in the marketplace does not necessarily bear any relationship to our value or our assets.

Mandatory conversion of preferred stock under certain circumstances.

Following the effective date of the Registration Statement on Form SB-2, of which this prospectus forms a part, in the event that the Common Stock trades above 500% of the Conversion Price ($.35 per share) of the Series A Preferred Stock for a period of 30 consecutive trading days, each share of Series A Preferred Stock may be converted, at the Company’s option, at its Face Value of $1,000 at the Conversion Price, into 2,857 shares of Common Stock. Upon such a mandatory conversion, stockholders will lose all of the preferences and other benefits of owning the Preferred Stock, other than the right to receive all dividends declared and unpaid up to the date of conversion.

Forward-Looking Statements

Statements contained in this Prospectus include “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by the forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

Potential risks and uncertainties include, among other things, such factors as:

•       our business strategies and future plans of operations,

•       general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate,

•       the market acceptance and amount of sales of our products and services,

•       our current operating losses,

•       the competitive environment within the industries in which we compete,

•       our ability to raise additional capital, when needed for expansion, and

•       the other factors and information discussed in other sections of this prospectus and in the documents incorporated by reference in this prospectus.

Persons reading this prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares offered hereby by the Selling Stockholders, except upon (i) the exercise of all of the Class A Warrants for $2,637,019; and (ii) the exercise of all of the Class B warrants for $1,874,779. Thus, in the event all of the Class A and Class B Warrants offered hereby are exercised, we would receive aggregate proceeds of $4,511,798. Any warrant proceeds net of a 10% warrant exercise fee will be used by the Company for acquisitions and for working capital.

PRICE RANGE OF COMMON STOCK

The Company began trading on the over-the-counter bulletin board (“OTCBB”) governed by the NASD under the symbol “ADOV” on September 15, 2006 and was previously available under the symbol “SSSP” since February 16, 2006, with the first transaction on June 9, 2006. The quotations listed below reflect interim dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The following table sets forth the high and low bid quotations per share of the Company’s registered securities for each quarter during the last fiscal year, as reported by OTCBB.

	Common Stock
	High	Low
Year Ending December 31, 2007:
Quarter Ending September 30, 2007 (through August 31, 2007)	$0.75	$0.36
Quarter Ended June 30, 2007	$0.90	$0.40
Quarter Ended March 31, 2007	$0.90	$0.36
Year Ended December 31, 2006:
Quarter Ended December 31, 2006	$2.00	$0.30
Quarter Ended September 30, 2006	$1.44	$0.008
Quarter Ended June 30, 2006	$0.008	$0.008
Quarter Ended March 31, 2006	—	—

As of August 31, 2007 there were 38 holders of record of our common stock. On September 28, 2007, the closing price of our common stock as reported on the OTCBB was $0.44 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payers, including private insurers, prepaid health plans, and Medicare.  Insurance benefits are assigned to the Company and, accordingly, the Company bills on behalf of its customers. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. This process comes from price tables reflecting the fees in effect or contractually agreed upon by various government and commercial payors for durable medical equipment items or orthopedic supplies provided to a customer.  The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount.  We estimate the allowance for contractual sales adjustments for all payor contracts, given our interpretation of the contract terms or applicable regulations. However, the reimbursement rates are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating our continual review and assessment of the estimation process.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

Certain durable medical equipment items provided by the Company are reimbursed under rental arrangements that generally provide for fixed payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, a billing cycle is established based on the initial date of delivery. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned during a reporting period. No separate payment is earned from the initial equipment delivery and setup process. During the rental period we are responsible for servicing the equipment and providing routine maintenance, if necessary.

Our revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104—Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. We recognize revenue in accordance with the requirements of SAB 104 that:

•       persuasive evidence of an arrangement exists;

•       delivery has occurred;

•       the seller’s price to the buyer is fixed or determinable; and

•       collectibility is reasonably assured.

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers.  Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenue and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review. Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

Accounts Receivable Contractual Sales Adjustments and Related Allowances for Uncollectible Accounts Receivable

Accounts receivable are reported net of allowances for sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from Medicare, Medicaid and private insurance carriers, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. Bad debt is recorded as an operating expense and consists of billed charges that are ultimately deemed uncollectible due to the customer’s or third-party payor’s inability or refusal to pay. The Company has established an allowance to account for sales adjustments that result from differences between the payment amounts received from customers and third-party payors and the expected realizable amounts. We report revenues in our financial statements net of such adjustments. We record bad debt expense based on a percentage of revenue using historical Company-specific data. The percentage and amounts used to record bad debt expense and the allowance for doubtful accounts are supported by various methods including current and historical cash collections, bad debt write-offs, and aging of accounts receivable. Our proprietary management information systems are utilized to provide this data in order to assess bad debts. In the event that collection results of existing accounts receivable are not consistent with historical experience, there may be a need to establish an additional allowance for doubtful accounts, which may materially impact our financial position or results of operations.

Stock based Compensation Expense

The Company adopted SFAS No. 123R, “Share-Based Payments” in the first quarter of fiscal 2006. Under the requirements of SFAS No. 123R, share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period of the award. The Company recognizes stock option expense using the straight-line attribution method under SFAS No. 123R. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options. Option valuation models require the input of assumptions, including the expected life of stock options, the expected stock price volatility, the risk-free interest rate, and the expected dividend yield. The expected volatility and expected life are based on our limited operating experience. The risk-free interest rate is based on U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Expected dividend yield was not considered in the option pricing formula as we do not pay dividends and have no current plans to do so in the future. We will update these assumptions if changes are warranted.

Debt Covenants

Consolidated Adjusted EBITDA

Management believes that an understanding of Adjusted EBITDA is an important measure of operating performance, our ability to service our debt, and our ability to make capital expenditures for our stockholders.

In general terms, the definition of Adjusted EBITDA, “Borrower’s EBITDA” per our credit agreement, is defined as Consolidated Net Income for such period, plus: (i) Interest Expense, (ii) taxes, (iii) depreciation, (iv) amortization, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options, warrants, convertible preferred stock, any other derivative securities and restricted stock grants, and (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), minus (i) interest and dividend income, (ii) gain on the sale of assets and (iii) any extraordinary gains and any non-cash components of income for such period, all calculated in accordance with GAAP.

We use Adjusted EBITDA to assess our subsidiaries’ operating performance. We believe it is meaningful because it provides investors with a basis for reviewing criteria that is used by our internal decision makers. Our internal decision makers believe Adjusted EBITDA is a meaningful measure, because it represents a transparent view of our subsidiaries’ recurring operating performance and allows management to readily view operating trends and perform analytical comparisons. We reconcile Adjusted EBITDA to net income.

We also use Adjusted EBITDA as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because, it is used to determine our ability to access $1,000,000 acquisition indebtedness available under the credit agreement. it is also a component of certain material covenants contained within and defined by our credit agreement. These covenants are material terms of the credit agreement, which in turn since non-compliance with these financial covenants under our credit facility—our debt services coverage—could result in the lenders requiring us to immediately repay all amounts borrowed. In addition, if we cannot satisfy these financial covenants in the indenture governing the credit agreement, we cannot engage in certain activities, such as incurring additional indebtedness, acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.

The reconciliation of Net Loss to Adjusted EBITDA for the six months ended 6/30/07 as follows:

Net Loss	(1,634,055)
Plus:
Taxes	19,061
Net Interest Expense (Income)	26,823
Depreciation and Amortization	52,451
Non cash charges—stock compensation expense	870,594
Adjusted EBITDA	(665,126)

It should be noted that Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. As a result, Adjusted EBITDA should not be considered a substitute for net income. Revenue and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements.

Material Changes in Results of Operations

Material Changes in Results of Operations for the three and six month periods ended June 30, 2007

Net Revenues   As noted previously, we completed the acquisition of our first two operating companies in May 2007. Accordingly, revenues from the respective acquisition dates in May 2007 through June 30, 2007 are $1,605,365.

Cost of revenues.   The cost of revenue for the post-acquisition period through June 30, 2007 include product purchases and other direct costs such as salaries, commissions, and distribution charges, totaling $658,794.

General and administrative expenses.   During the three and six month periods ended June 30, 2007, we have incurred operating expenses of $1,538,821 and $2,534,742, respectively, including $190,942 and $870,594, respectively, in compensation expense related to share based payment awards. Other operating expenses are comprised primarily of wages, rent, insurance and professional fees.

Interest expense.   During the three and six month periods ended June 30, 2007, we have incurred interest expenses of $42,499 and $89,947, respectively. Of these amounts, interest expense related to the Bridge Offering Promissory Notes was $47,448 and $22,623 was related to the Company’s credit facility with TDBanknorth.

Provision for income taxes.   During the three and six month periods ended June 30, 2007, the Company had income tax provisions for state income and franchise taxes of $9,944 and $19,061, respectively. No tax benefit has been provided due to the uncertainty in the utilization of losses incurred. Net operating losses may be carried forward for up to 20 years.

Net loss.   Net loss for the three and six month periods ended June 30, 2007 were $614,292 or ($.02) per share and $1,634,055 or ($.06) per share, respectively, reflecting primarily the effects of share based compensation, and the impact of costs incurred to execute our business strategy.

For the period ended December 31, 2006

On August 31, 2006, we executed a plan of reorganization that was accounted for as a reverse merger. Accordingly, the historical financial information of Snow & Sail Sports, Inc., the acquired entity, is not included in this prospectus.

Revenues.   As noted previously, we are seeking acquisitions to establish a nationwide subsidiary network and plan to offer physicians the largest selection of competitively priced brand-name DME, and urodynamic diagnostic and treatment products. As such, we had not yet generated revenues from continuing operations during the period ended December 31, 2006.

Operating expenses.   We have incurred operating expenses of $608,903 for the period ended December 31, 2006, including $220,680 in compensation expense related to share based payment awards. Other operating expenses are comprised primarily of professional fees, wages, rent, and insurance.

Interest expense.   Interest expense totaled $115,395 through December 31, 2006, and was related primarily to the amortization of the note discount on the Bridge Notes Issued in the Bridge Offering.

Provision for income taxes.   The Company had a state income and franchise tax provision of $6,233 for the period ended December 31, 2006.

Net loss.   Net loss for the period ended December 31, 2006 was $729,682 or ($.03) per share, reflecting the effects of our reorganization and recapitalization on August 31, 2006.

Material Changes in Financial Condition, Liquidity and Capital Resources

As of June 30, 2007

The Company had cash of $1,315,757, no restricted cash and a working capital surplus of $3,592,742 at June 30, 2007. The working capital surplus reflects assets of the acquired companies (primarily accounts receivable and inventory), offset by accounts payable and accrued expenses.

Net cash used in operating activities was $1,066,495 for six months ended June 30, 2007, primarily attributable to the net loss adjusted for non cash expenses (stock-based compensation expense of $870,594, non cash interest expense of $47,448 and depreciation and amortization of $45,814) offset, in part, by a decrease in accounts payable and accrued expenses primarily from acquired companies of $285,425 and an increase in inventories of acquired companies of $48,606.

Net cash used in investing activities was $3,424,173 primarily reflective of the Company’s two acquisitions in May 2007. In addition the acquired companies incurred capital expenditures of $117,912.

Net cash provided by financing activities was $3,428,853, primarily representing proceeds from the issuance of preferred stock, net of offering costs, offset by net payments in acquired company debt placement investments.

As of December 31, 2006

The Company had cash of $2,377,572 and working capital of $2,319,029 at December 31, 2006. The working capital reflects the effects of the Offering and accrued expenses in the period.

Net cash used in operating activities was $358,522 for the period ended December 31, 2006, primarily attributable to the net loss adjusted for non-cash expenses (stock based compensation expense of $227,240, interest expense of $115,395 and depreciation of $6,053), and an increase in accounts payable and accrued expenses of $165,339. Additional uses of cash in operating activities resulted from an increase in other receivables of $849, an increase in prepaid expenses of $133,125, and an increase in deposits of $8,893.

Net cash used in investing activities was $62,121 representing capital expenditures.

Net cash provided by financing activities was $2,798,215, primarily reflected by proceeds, net of issuance costs, from the Bridge Notes and the Offering.

In addition to existing cash, and available credit from our facility with TD Banknorth we need additional capital to execute our business strategy and cover ongoing operating expenses. We estimate that we may require up to $125,000 per month through the end of 2007. These factors raise substantial doubt about our ability to execute our business plan. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.

If we are to fully implement our business plan, we anticipate that our use of cash for acquisitions, related integration and holding Company costs will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require investment additional capital for completing acquisitions we have identified. While we expect to raise capital or seek additional financing, there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to us. Unless the identified and additional acquisitions are completed over the next 12 months, we will not have significant working capital to hire additional employees, market or otherwise pursue our business plan.

Business Uncertainty

The Company has generated no revenues since the merger. This raises substantial doubt about our ability to execute our business plan. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.

BUSINESS

General

AMI is a publicly traded company (OTCBB:ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic, podiatric, and urological physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME, and urodynamic diagnostic and treatment products.

Orthopedics, urology and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most significantly used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20 percent of the U.S. population.

The business strategy of AMI revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics, podiatry, and urology. We will then consolidate them and build a single source provider of DME and incontinence treatment products. On May 4, 2007, AMI completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. On May 11, 2007, AMI completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sales, service, distribution and marketing of orthopedic DME. AMI is in negotiations to acquire other potential target companies.

Successful growth of AMI is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of the Company’s larger scale to:

a)     add on new acquisitions;

b)     secure purchasing efficiencies;

c)     contract for innovative new products; and

d)     implement management and operational efficiencies.

AMI believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

(a)    small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

(b)   negotiations for products to reduce the cost of goods sold is very limited; therefore, margin enhancement is difficult;

(c)    back office expenses are spread over a very limited revenue base; and

(d)   little opportunity exists for a viable exit strategy.

AMI intends to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and uro-dynamic devices and disposables. The Company’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

AMI has identified companies that target certain procedures such as post surgical care for Anterior Cruciate Ligament (ACL) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single source solution to his/her postoperative needs.

AMI intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and urodynamic diagnostic and treatment products. AMI intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians offices, clinics/hospitals, nursing facilities, patients homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third party reimbursement from insurance companies, Medicare, Medicaid, etc..

Our medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

•       Respiratory care—Lincare, Apria

•       Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group

•       Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR, Orthofix

One of the services AMI will provide for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI will handle inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients.

Acquisition Strategy

AMI intends to use a portion of the cash on hand to fund its acquisition of three operating companies, (two of which were completed in May 2007) although we will require additional funds beyond the Offering to complete all four acquisitions. We intend to acquire these companies, in part, for equity as an incentive to participate in our roll-up.

The Company’s specific focus in orthopedic, podiatric and urology markets is DME, prescribed by physicians in each of these three disciplines. Our strategy is to acquire and consolidate healthcare companies in the fragmented distribution channel for orthopedics, podiatric and urology supplies and services, and become a dominant provider in these marketplaces by providing a comprehensive program to dispense DME.

Currently, AMI is in various stages of negotiations to acquire privately held orthopedic supply companies. It has completed the acquisitions of Rainier Surgical, Inc., and Ortho-Medical Products, Inc. and has signed a non-binding letter of intent to acquire Advanced Technology of Kentucky, Inc. AMI also has a non-binding letter of intent with a urodynamic diagnostic supply company—SRS Medical Systems, Inc.

As the Company has indicated previously, it has only limited working capital and the proceeds of the Company’s private financings, to date will not be sufficient, without additional financing, to complete additional acquisitions contemplated above.  The acquisitions contemplated above are contingent upon completion of due diligence and an audit of recent fiscal years, both of which could yield results and related purchase price adjustments that may be unacceptable to the parties involved.  To date no definitive stock purchase agreements have been negotiated or drafted.  Although management has resolved these issues in the past with RSI and OMI, until all of the above factors and contingencies are resolved favorably, management believes it is not probable that the acquisitions of ATI and SRS will be completed.

Completed Acquisitions

Rainier Surgical, Incorporated

On May 11, 2007, the Company completed the acquisition of all the issued and outstanding capital stock of Rainer Surgical Incorporated. The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among a wholly-owned subsidiary of the Company, Rainer Surgical and Garth Luke, as Seller.

The aggregate purchase price paid was $3,575,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, and an aggregate of 1,472,995 shares of the Company’s common stock valued at $900,000, based on a price per share of $.63 which was the 10-day average prior to closing.

Rainier Surgical, Inc. headquartered in Auburn, WA, specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the State of Washington. Currently, Rainier Surgical has more than 45 trained and experienced staff members and approximately $5.2 million in revenues for 2006. Through its stock and bill program, Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients.

Rainier Surgical’s stock and bill program provides physician clinics with a simple and cost-effective method to providing patients with the finest and largest selection of orthopedic DME. The stock and bill program allows Rainier Surgical to act as a liaison between physician clinics and multiple orthopedic DME manufacturers. Working directly with physician clinics, Rainier Surgical’s relationship with multiple orthopedic DME manufactures enables Rainier Surgical to provide a large vendor neutral selection of orthopedic DME to clinics and patients. By ordering and stocking DME equipment at the clinic’s request, Rainier Surgical eliminates the clinic’s DME product expense. Rainier works with all major insurance carriers and HMO organizations to provide third-party billing services for contracted physician clinics.

Successful third-party billing is vital in executing stock and bill programs. Rainier Surgical’s long-standing relationship with insurance carriers and HMO organizations facilitates smooth and effective billing services for prescribed orthopedic DME. Rainier has over 50 contracts with all the major insurance companies in Washington. After ordering and stocking prescribed orthopedic DME for contracted clinics, Rainier Surgical’s billing department files HCFA 1500 claim forms to appropriate insurance companies. Payment on the filed claim is then sent to Rainier Surgical. If a co-payment is necessary, Rainier Surgical bills patients for the determined co-payment amount. In order to offer the best service and coverage to patients, Rainier Surgical focuses on providing the lowest out-of-pocket expense to patients and the most competitive pricing to insurance carriers.

Rainier Surgical’s stock and bill program shifts the expense and overhead costs of billing and receivables away from the medical practitioner while providing the patient and the physician with superior orthopedic DME product offerings. The total revenue from insurance payers is 70 percent private, 25 percent Medicare and Medicaid, and 5 percent to other payers. Currently, Rainier Surgical has secured over 120 stock and bill accounts in the Pacific Northwest. Through their extensive distribution network, diverse product offering, expertise in products, insurance billing and inventory management, Rainier Surgical services more than 300 health care providers in acute-care hospital, clinics, and physician offices in Washington, Oregon, and Northern Idaho.

Ortho-Medical Products, Inc.

On May 4, 2007, the Company completed the acquisition of 100% of the outstanding capital stock of Ortho-Medical Products, Inc., a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics (O&P). Founded in 1982, Ortho-Medical Products focuses on servicing the needs of patients in the Tri-State Region; specifically the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, Ortho-Medical Products has approximately 30 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. Ortho-Medical Products has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. Of Ortho-Medical Products’ total revenue, private insurance accounts for 69 percent, Medicare & Medicaid account for 23 percent, and other payers account for 8 percent. Focusing on quality care and service, Ortho-Medical Products has secured over 800 accounts that service more than 5,000 Tri-State Region patients.

Within Ortho-Medical Products, the custom orthotics and prosthetics product line has seen substantial growth. Ortho-Medical Products distributes customized and prefabricated O&P products. Presently, O&P sales are split, 50 percent prefabricated and 50 percent sophisticated custom orthotics. When compared to prefabricated O&P devices, Ortho-Medical Products’ customized orthotics provides greater support for patient’s compromised joints, weak muscles, and other medical conditions. Presently, Ortho-Medical’s O&P product line generates the greatest portion of sales revenue, 60 percent. Of Ortho-Medical’s additional product lines, general Durable Medical Equipment comprises 22 percent; respiratory equipment comprises 10 percent, and rehabilitation equipment (primarily cold therapy products to expedite post surgery recovery) comprises the remaining 8 percent of total sales revenue.

The aggregate purchase price paid was $2,445,000, subject to post-closing adjustments and an escrow, consisting of $200,000 in cash; an unsecured promissory note to the sellers in the amount of $100,000 due one year from closing with simple interest at 6% per annum; and 3,300,000 shares of the Company’s Common Stock (valued at $2,145,000, based on a per share price of $.65 which was the 10 day average prior to closing). Existing Ortho-Medical Products management will continue post-closing in accordance with certain employment or consulting agreements executed at closing .

Current Acquisition Targets

Advanced Technology of Kentucky, Inc.

Headquartered in Louisville, Kentucky, Advanced Technology of Kentucky, Inc. (“ATI”) specializes in the sales, service, distribution, and marketing of orthopedic durable medical equipment in the State of Ohio and Northern Kentucky. Founded in 1992, ATI services the durable medical equipment needs of patients and physicians in the Cincinnati/Northern Kentucky Metropolitan area. Advanced Technology employs 25 workers in their 4 office locations. Currently, Advanced Technology has contracted with more than 50 health insurance companies and also accepts Medicare and Medicaid claims. The bulk of ATI’s revenue stream is derived from their Stock and Bill reimbursement program.

Efficient billing department management enables ATI to successfully act as a liaison between medical providers and insurance companies. Traditionally DME billing and distribution is extremely costly for insurance companies, physicians, clinics, hospitals, and surgery centers. With the implementation of ATI’s cost-effective Stock and Bill reimbursement program, providers and insurers benefit from diminishing overhead billing and distribution expenses. Contracted with numerous DME vendors, ATI supplies physician clinics with a large and diverse selection of orthopedic durable medical equipment. At the request of each clinic, ATI stocks necessary orthopedic DME materials and manages all billing processes between the clinics and insurance payers. ATI’s well-established relationship with all major insurance companies and HMO organizations facilitates smooth and efficient billing services for contracted medical providers.

SRS Medical Systems, Inc

Headquartered in Billerica, Massachusetts.   SRS Medical manufactures proprietary non-invasive medical devices for the diagnosis and conservative treatment of incontinence, a condition that affects the quality of life of over 30,000,000 adults worldwide, most of whom are women. SRS Medical serves physicians and patients throughout the world with facilities on both the West Coast and East Coast.

While circumstances may adjust our approach, it is our intention to acquire a majority of the outstanding stock of our target companies and will account for these acquisitions by the purchase method. Accordingly, the financial performance of our acquired companies will be included in our consolidated results since their respective dates of acquisition. Our economic model for negotiations is for the Company to pay approximately 50% of the total purchase price for each proposed acquisition in cash and the remaining balance through the issuance of shares of its Common Stock and promissory notes.

The Company is seeking to acquire full-service companies specializing in procedure specific orthopedic durable medical equipment, orthopedic devices, compression therapy, cold therapy, a full range of soft goods and functional knee braces, respiratory equipment, orthotics and prosthetics and postoperative pain management products.

Strategic Stages of AMI’s Development

The following represents the likely stages of AMI’s development over the next 12 to 24 months based on current conditions and assumptions:

Strategic Vision For Building Enterprise Value

Phase 1: Initial Acquisition.   Acquire platform to support initial acquisitions and begin to acquire small local DME companies or suppliers to create foothold in different geographic markets with an increasing variety of product offerings.

Phase 2: Expansion with Acquisitions.   Additional acquisitions that enhance revenue stream and are strategic in nature. Concentrate on synergies between acquired businesses, such as obtaining exclusive product rights that can be channeled into expanding distribution network and demonstrate increased economies of scale.

Phase 3: National Brand Recognition.   Roll-out strategy that transforms local market companies in combination with unique products into a nationally recognized and identified DME brand. This, in turn, is expected to trigger: a size premium; recurring diversified revenue premium strong organic growth and a premium, high quality, high margin customer base.

An integration strategy that mirrors activities in physician practices.

The increasing evolution of managed care has forced economic efficiencies on physician practices, while attempting to limit reimbursement for services. There is a nationwide trend toward practice consolidation with out-sourcing of costly and unnecessary administrative support. The broader the range of products supplied by DME companies, the more attractive they are to physician practices seeking to deal with a limited number of suppliers. The stock and bill option advocated by AMI supplies practices with needed orthopedics, podiatry and urology products, while eliminating the need for patient referrals to DME vendor facilities. In the end, physician practice customers benefit from out-sourced billing and inventory control management functions.

Growth of targeted markets served by physician specialties.

The orthopedics, podiatry and urology specialties- unlike family practice, pediatrics, internal medicine, and primary care are growing because of the expanding need for services by the baby boomer population. As patients live longer, they require increased prescription of DME devices for treating injuries and medical conditions. These factors account for the anticipated growth in the size of the patient market for DME products and the need for their increased frequency of prescription for them.

•       According to Frost and Sullivan the U.S. DME orthopedic product market is estimated to be a $1.02 billion dollar industry. The American Academy of Orthopedic Surgeons (AAOS) estimates that it is probable that 10 percent of all patients seen by the 2,700 orthopedic clinics require the prescription of DME products. Approximately one-third of these clinics utilize the stock and bill model for DME products, which offers the potential for excellent market expansion into these clinics by AMI.

•       The Foot and Health Foundation of America states that foot disease is the most common complication of diabetes leading to hospitalization. Podiatry DME products have high usage among diabetics, which now account for about 15.7 million people nationwide. According to the World Health Organization, in 2005 there was an estimated 20.8 million people in the United States with diabetes. The Center for Disease Control (CDC) predicts that one in three Americans born in 2000 will develop diabetes during his or her lifetime.

•       The AAOS estimates that one in six Americans experience foot problems at any one time and 36 percent seek medical attention. According to the American Podiatric Medical Association—podiatry is a $16 billion industry and is served by 14,000 podiatrists, whose numbers are increasing at a rate in excess of ten percent per year.

•       According to the Bridgeport Hospital in Connecticut, DME urology and incontinence products represent an expanding market segment. Urinary incontinence, or loss of bladder control, affects more than 13 million Americans, of which an estimated 86 percent are women. The DME incontinence product market is expected to grow rapidly based both on the size of the senior population and its desire for a better quality of life. Incontinence is routinely treated by physicians in three sub-specialties: urogynecologists, urologists, and gynecologists—representing three potential target markets for AMI.

AMI’s financial positioning offers an excellent exit opportunity for emergent DME companies and product companies.

While consolidation in a market such as DME provides opportunities for acquisition, it also reduces the attractiveness of the value proposition for DME distributors and suppliers. Many emergent DME companies do not have the available capital sufficient to promote their products, nor the distribution channel to sell them. As a public company, AMI expects to be able to negotiate innovative arrangements with companies that require AMI’s expertise and market leverage for survival.

Determinants of Business Success For AMI.

Management believes that its ability to execute the following tasks as AMI matures is probably the most significant determinant in the Company’s ability to grow and prosper:

•       Acquire companies in numbers that reach critical mass to achieve economies of scale and branding opportunities;

•       Develop scalable physician customer base in the orthopedic, podiatric and urology specialties based on achievement of a competitive value proposition in the marketplace for DME products;

•  Negotiate exclusivity with respect to innovative or already branded products that distinguishes AMI from its competitors;

•       Enjoy price advantages over competitors based on either AMI’s size or its competitive position in particular markets;

•       Maintain stable pricing and margins for DME products during the next several years with the ability to compete if restrictive pricing and limited source contracts become prevalent for DME under Medicare;

•       Have sufficient market share or unique products to enable negotiation with managed health insurers as they, follow Medicare’s lead, and consolidate the number of DME suppliers with whom they will do business; and

•       Obtain sufficient working capital to avoid the cyclical fluctuations in the volume of DME business.

Our Market

Our market is focused upon durable medical equipment, or DME, prescribed by orthopedic physicians, podiatrists and urologists, and incontinence treatment solutions. In 2002 there were almost 1,000 stock and bill programs established nationwide. According to Frost and Sullivan, over the past few years these stock and bill programs have had an increase in popularity given a few of the following developments:

•       More outpatient arthroscopic and other orthopedic surgeries performed in facilities which traditionally did not carry significant brace and soft goods inventories;

•       Clinics are able to support a wider range of products from multiple manufacturers without additional effort; and

•       Tighter reimbursement under managed care for services rendered at orthopedic clinics encourages physicians and administrators to look to other possible sources of revenue

Orthopedic Market Channel

According to the AAOS there are over 2,700 orthopedic clinics in the United States, and on average each of these clinics has seven doctors practicing in it. According to Frost and Sullivan, approximately one in every seven Americans has a musculoskeletal impairment of some kind, which translates to nearly 28.6 million Americans that sustain musculoskeletal injuries annually. These injuries are estimated to cost the United States 215 billion dollars each year.

Based on research from Frost and Sullivan, in 2002 the orthopedic braces and supports market generated approximately $1.02 billion dollars in revenue, and it is forecasted to grow to $1.18 billion dollars by 2009.

The AAOS’s February 2003 Bulletin suggests that the distribution of orthopedic surgeons across the U.S. can be broken down into nine major census divisions. Four regions, each of which includes a very populous state or states (California, Florida, Texas, New York, Colorado), dominate the total share of orthopedic surgeons.

Podiatric Market

The AAOS suggests that one in every six people in the U.S. have foot problems at any given time, and thirty-six percent of these people regard their foot problems as serious enough to warrant medical attention The American Podiatrist Medical Association (APMA) estimates that more than 75 percent of Americans will experience foot problems of varying degrees of seriousness at one time in their lives. Those who finally seek help will turn to a doctor of podiatric medicine, of which there are about 14,000 practicing in the U.S. From a current podiatric medicine study done by Oglethorpe University, in Atlanta, there is one podiatrist for every 23,000 people in the U.S.

At present, the APMA estimates that 19 percent of the U.S. population experiences more than one foot problem a year. This translates into an approximate $16 billion industry. According to the AAOS the cost of foot surgery to correct foot problems from tight-fitting shoes alone is $2 billion a year. If time off from work for the surgery and recovery is included, the cost is $3.5 billion.

A study conducted by the AAOS found that:

•       Nine out of 10 women are wearing shoes that are too small for their feet,

•       Eight out of 10 women say their shoes are painful,

•       More than seven out of 10 women have developed a bunion, hammertoe, or other painful foot deformity, which will eventually require a surgical procedure,

•       Women are nine times more likely to develop a foot problem because of improper fitting shoes than a man, and

•       Nine out of 10 women’s foot deformities can be attributed to tight shoes.

Podiatric surgical procedures often involve DME including at least two or all of the following: walker boot, pain pump, splints, crutches and cryotherapy (a device that can produce both heat and cold therapy).

Other Podiatric DME Opportunities

AMI believes that the market opportunity relating to non-surgical podiatric patients will be just as large, if not larger than the outpatient surgical opportunity. Currently, most businesses in the footcare field target individuals 50 years and older. This is an important and rapidly growing demographic group. As the Baby Boomer generation continues to age, the market for products and services aimed at older people will explode. According to the U.S. Department of Health and Human Services in 2002, people 65 years or older numbered 35.6 million, or 12 percent of the population. By 2010, that total will reach an estimated 40.2 million, an increase of almost 13 percent. By 2030, there will be about 71.5 million Americans age 65 or older, more than twice their number in 2000, and that age group will make up 20 percent of the population. AMI’s products also benefit individuals beyond the older market segment, including children, young adults and diabetics.

The Urology Market

According to the Bridgeport Hospital urinary incontinence, or loss of bladder control, affects more than 13 million Americans, most of whom are women (Bridgeport Hospital). Incidence rates in other industrialized countries are similar. Based on a study done by the University of Florence the worldwide market for incontinence-related medical devices exceeds $2 billion annually and is growing rapidly. In the U.S., Japan and parts of Europe, market growth is being driven by aging populations and their demands for better options to enhance their quality of life.

One of the Company’s proposed acquisitions has acquired and developed a number of innovative devices and now possesses the industry’s most comprehensive product line for conservative continence care. Products were developed by leading industry experts and are protected by numerous patents. Regional sales efforts have resulted in increased revenues and the target company is now in the process of expanding its distribution channel nationally; this is expected to be accomplished either via strategic partnership with a larger manufacturer of similar products or by using a network of independent specialists. U.S. sales efforts will target physician specialties that commonly treat female urinary incontinence, specifically urologists (10,000), and gynecologists (47,800). The target company’s management team possesses extensive experience in the urology/gynecology market and in medical device manufacturing and its operations are profitable even at present revenue levels.

Diabetic Opportunity

According to the Foot and Health Foundation of America there are 15.7 million diabetics in the U.S., representing 5.9 percent of the population. There are 798,000 new cases of diabetes diagnosed each year. Each day approximately 2,200 people are diagnosed with diabetes. Diabetics often have major problems with their feet that can be prevented with proper foot care, orthotics and/or shoes. The total annual cost for treatment of diabetes is more than $1.1 billion dollars. This cost does not include surgeon’s fees, rehabilitation costs, prostheses, time lost from work, and disability payments. Diabetes contributes to many health related complications such as: ulcers, amputation, heart disease, stroke, kidney disease, blindness, and foot disease. Foot disease is the most common complication of diabetes leading to hospitalization. Medicare and most third party payers provide coverage for walker boots and therapeutic footwear such as depth inlay shoes, custom-molded shoes, and shoe inserts for people with diabetes who qualify under Medicare.

Competition

The non-operative orthopedic, podiatry and urology markets are highly competitive and fragmented. Our competitors include several large, diversified orthopedic companies and numerous smaller niche companies in the orthopedic and podiatry markets. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Many of our vendors and competitors are manufacturers and suppliers of orthopedic products, such as DJO Incorporated (formerly known as DJ Orthopedics, Inc.), Bledsoe Medical Technology, Inc., Innovation Sports Incorporated, Biomet, Inc., DeRoyal Industries, EPI Medical Systems, Inc. (a subsidiary of BioMet, Inc.) and Royce Medical Co., and urology products such as ACMI Corporation (the Urology & Gynecology division of Gyrus Group, PLC), Laborie Medical Technologies International, Life-Tech, Inc. and Hollister Incorporated.

Governmental Regulation

Third-Party Reimbursement

Our products generally are prescribed by physicians and are eligible for third-party reimbursement. An important consideration for our business is whether third-party payment amounts will be adequate, as this is a factor in our customers’ selection of our products. We believe that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payors often model their policies after the Medicare program’s coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Medicare Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. As a result, beginning in 2004 and continuing through 2008, the reimbursement amounts for orthotic devices will increase on an annual basis. In 2007, a competitive bidding program will be phased in to replace the existing fee schedule payment methodology. Supplier quality standards are to be established which will be applied by independent accreditation organizations and clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device’s Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or a reduction in the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. CMS may make a larger adjustment each year if it undertakes proscribed procedures. The regulation remains in effect after the Medicare Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement for our product sales.

In addition to changes in reimbursement codes and payment methodologies, the movement toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE (the U.S. Military Health System). We believe that our operations are, and those of our proposed acquisitions will need to be in material compliance with these laws. However, because of the breadth of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services, or HHS, has issued regulations, commonly known as “safe harbors,” that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be in violation of the Medicare Fraud and Abuse Statute. The penalties for violating the Medicare Fraud and Abuse Statute include fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

Federal physician self-referral legislation prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. These laws also prohibit the entity from receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any entity collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. An entity that engages in a scheme to circumvent these laws may be fined up to

$100,000 for each such arrangement or scheme. The penalties for violating these laws also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

Under federal and state statutes, submission of claims for payment that are “not provided as claimed” may lead to civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals (known as “realtors” or, more commonly, as “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Actions under these laws have increased significantly in recent years.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. HHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any employee, consultant, advisor or other third-party of ours to whom such information is disclosed will safeguard the information. The third rule establishes minimum standards for the security of electronic health information.

Governmental Audits

As part of our business structure, our pending acquisitions submit claims and receive payments directly from Medicare, Medicaid programs and private payors. Thus, as a supplier of medical devices, our operations will be subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we will be required to comply with certain supplier standards, including, by way of example, licensure and documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, will be audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We will review and assess such audits or reports and attempt to take appropriate corrective action. We also are subject to surveys of our physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could result in our inability to offer our products and services to patients insured by the programs.

Legal Proceedings

In the ordinary course of business, the Company may be involved in legal proceedings from time to time. As of the date of this prospectus, there are no legal proceedings against the Company. No governmental agency has instituted any proceedings or served the Company with any complaints. See “Risk Factors—We may be subject to potential litigation claims in connection with the appointment of Frank Magliochetti as the Company’s Chairman of the Board and Chief Executive Officer from December 31, 2006 to March 9, 2007 that could be costly and time consuming and could divert our management and key personnel from business operations.”

Employees

We currently have four employees: Edwin Reilly, Chief Executive Officer, James Shanahan, Controller, an assistant controller and an administrative assistant. We are in the process of hiring additional sales, marketing, financial and operating personnel, most of whom we expect will be employed by our recent and proposed acquisitions.

As of May 11, 2007, our Ortho-Medical Products Inc. subsidiary employed approximately 25 persons. Our Rainier Surgical Incorporated subsidiary employed approximately 45 persons.

Properties

The Company leases its corporate headquarters at 510 Turnpike Street, #204, N. Andover, MA 01845; Tel: 978-557-1001, from an unaffiliated landlord. The facility encompasses approximately 3,014 square feet of office space. The monthly rental is $4,019 under a three year lease ending on July 31, 2009.

Ortho-Medical Products Inc. maintains four leased offices, including three in New York State and one in Connecticut.

Rainier Surgical Incorporated maintains its executive offices at 1144 29th St., NW, Auburn, WA. The landlord is RSI Properties Management, LLC, a Washington Limited Liability Company whose managing member is Garth Luke the former owner of Rainier, and its current President. Under a triple net lease, net rent is $14,000 per month, or $168,000 for the first year increasing to $18,500 or $222,000 in the last year, with the tenant responsible for most costs, expenses and obligations. The tenant has an option to extend for an additional five-year term at increasing rents.

MANAGEMENT

Executive Officers and Directors

The following are our current executive officers and directors and their respective ages and positions:

Names	Ages	Position
Edwin A. Reilly	60	Chairman of the Board and Chief Executive Officer Chief Operating Officer and Chief Financial Officer
James A. Shanahan	50	Chief Financial Officer and Secretary
Robert G. Coffill, Jr.	50	Director
Marshall S. Sterman	75	Director
Robert A. Baron	67	Director

Edwin A. Reilly.   Mr. Reilly was elected Chairman of the Board and Chief Executive Officer on March 9, 2007. Mr. Reilly was elected President and Chief Operating Officer on August 31, 2006 and is currently serving in those positions. Mr. Reilly was Chief Executive Officer, Bellacasa Productions, Inc., a medical device company, from September 2005 to August 2006. Formerly, he was Chief Executive Officer of Ortho Rehab, Inc. from 2004 to 2005, a manufacturer and distributor of continuous passive motion devices. He was an administrative officer of Med Diversified Inc. (“Med”) from 2001 to 2002, then the largest healthcare staffing and infusion company in the United States. In November 2002, Med Diversified filed for bankruptcy following the indictment of National Century Financial Enterprise (NCFE). NCFE was the lending source for Med Diversified and 116 other companies all of which were closed, sold, restructured or forced into bankruptcy. The NCFE criminal proceedings were the largest healthcare fraud case brought and there is still an ongoing grand jury investigation. Subsequent to the bankruptcy filing, Mr. Reilly was appointed Med’s Chief Operating Officer in March 2003 and served until  August 2004. He was also Secretary from October 2001 to August 2004, and Executive Vice President of Administration and Human Resources from August 2001 until March 2003. Previously, Mr. Reilly served as Executive Vice President of Administration and Human Resources for Chartwell Diversified Services, Inc. (and its predecessor company) from 1999 to 2001. He was Vice President of Human Resources for Serono Laboratories, Inc. from 1985 to 1999. Prior to that role, he served as Vice President of Human Resources for the International Health Care Group of Revlon, Inc. Mr. Reilly holds an M.B.A. in Corporate Finance from New York University and a B.S. in Economics from Fordham University.

James A. Shanahan.   Mr. Shanahan was elected Chief Financial Officer of the Company on September 11, 2007. Prior thereto, he served as Vice President of Administration and Secretary of the Company from January 2007. From 2001 to 2006, he was the vice president of finance with Med Diversified Inc., then the largest healthcare staffing and infusion company in the United States. In November 2002, Med Diversified filed for bankruptcy following the indictment of National Century Financial Enterprise (“NCFE”). NCFE was the lending source for Med Diversified and 116 other companies all of which were closed, sold, restructured or forced into bankruptcy. The NCFE criminal proceedings were the largest healthcare fraud case brought and there is still an ongoing grand jury investigation. Mr. Shanahan holds a B.A. from Oberlin College, an M.B.A. from Cornell University, Johnson Graduate School of Management, and an M.S. from Bentley College. He is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute, and the New Hampshire Society of Certified Public Accountants.

Robert G. Coffill, Jr.   Mr. Coffill was elected to the Company’s Board of Directors on August 31, 2006. Mr. Coffill has been the Senior Vice President of Field Operations and member of the Board of Directors of Medical Solutions Management, Inc. from April, 2005 to the present. Prior thereto, from July 2004 to April 2005, Mr. Coffill served as manager in the New England region for Ortho Rehab, Inc., a manufacturer and distributor of continuous passive motion devices. From January 2000 to January 2002,

Mr. Coffill formed, and served as the Chief Executive Officer of, a construction staffing company in New York. He also serves as a Director of WiFiMed Holdings, Inc. From 1978 to 2000 Mr. Coffill had a career in education, serving as a principal and then a superintendent in five school districts located in urban, suburban, and rural environments with school populations ranging from 900 to 3,200 students. Mr. Coffill earned a B.S. from North Adams State College, a Masters in Education from Salem State College and a C.A.E.S from the Boston College Advanced Executive School Management Program.

Marshall S. Sterman.   Mr. Sterman was elected to the Company’s Board of Directors on October 16, 2006. Mr. Sterman is currently the Chief Executive Officer and President of The Mayflower Group, Ltd., a Boston, Massachusetts based consulting company, where he has been employed since 1986. Since March, 2007, he has also been Chairman and President of Aquamer, Inc. which is a development stage public company with technology in the fields of dermatology and urinary incontinence. He also serves as a director of Net Currents, Inc. and Chairman of Medical Solutions Management, Inc. and WiFiMed Holdings Inc. He previously served as managing partner of Cheverie and Company and MS Sterman & Associates, both merchant banking firms, and president of Sterman & Gowell Securities, an investment banking and securities firm. During his over 40 years of investment banking/corporate finance experience, Mr. Sterman has assisted businesses in obtaining financing as a principal of a registered broker-dealer as a merchant banker and as a consultant. Mr. Sterman served as an officer in the US Navy and holds his B.A. from Brandeis University and his M.B.A. from Harvard University.

Robert A. Baron.   Mr. Baron was elected to the Company’s Board of Directors on November 13, 2006. Mr. Baron presently serves as a member of the board of directors of three publicly traded companies, Nanosenors, Inc., Hemobiotech, Inc. and Exegenics, Inc. Nanosensors is a nanotechnology development company whose principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive, chemical and biological agents; Hemobiotech is a development stage biotechnology company; and Exegenics, which formerly operated as a biotechnology company, is currently seeking to redeploy its assets and actively pursue a new business. From 1998 to August 2004, he served as President of Cash City Inc., a payday advance and check cashing business. Previously, Mr. Baron served as President of East Coast Operations of CSS/TSC, a subsidiary of Tultex, Inc., a New York Stock Exchange listed company engaged in the manufacturing of activewear products, such as t-shirts, and as Chairman of T-Shirt City Inc., a company engaged in the distribution of activewear products. Mr. Baron received his B.S. degree from Ohio State University. Mr. Baron was a limited partner in Meyers Associates, LP from February 2002 until July 2006. Meyers Associates, LP is currently serving as our financial advisor and is an NASD member firm.

Board of Directors Committees and Meetings

From August 31, 2006 (the date of our reorganization and change of control of the Board) through December 31, 2006, our Board of Directors held one meeting which was attended by all directors and took action by written consent on 9 occasions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) currently consists of Robert A. Baron, Chairman, and Marshall Sterman, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended. The Nominating Committee held no meetings during the fiscal year ended December 31, 2006. The Nominating Committee evaluates the appropriate size of the Board, recommends a change in the composition of members of the Board to reflect the needs of the business, interviews prospective candidates, makes recommendations to the Board as to the nominees for directors, and formally proposes the slate of directors to be elected at each Annual Meeting of the Stockholders. A current copy of the Nominating Committee’s charter was filed with the Company’s Form 10-KSB on March 30, 2007.

Although the Nominating Committee does not establish minimum qualifications for director candidates, it will consider, among other factors:

•       Broad experience, diversity

•       Wisdom and integrity

•       Judgment and skill

•       Understanding of the Company’s business environment,

•       Experience with businesses and other organizations of comparable size.

•       Ability to make independent analytical inquiries,

•       The interplay of the candidate’s experience with the experience of other Board members,

•       The extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and

•       Willingness to devote adequate time to the Board.

The Nominating Committee will consider all director candidates recommended by stockholders. Any stockholder who desires to recommend a director candidate may do so in writing, giving each recommended candidate’s name, biographical data, and qualifications, by mail addressed to the Chairman of the Nominating Committee, in care of Andover Medical, Inc.: Attention: Secretary. A written statement from the candidate consenting to being named as a candidate and, if nominated and elected, to serve as director, must accompany any stockholder recommendation. Members of the Nominating Committee will assess potential candidates on a regular basis.

Compensation Committee

The Compensation Committee of the Board currently consists of Robert Coffill, Jr., Chairman, and Marshall Sterman, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended. The Compensation Committee held one (1) meeting during the fiscal year ended December 31, 2006. The Committee makes recommendations to the Board as to the salaries of the CEO and President, sets the salaries of the other elected officers and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of the Company’s incentive programs. The Compensation Committee also reviews and approves or makes recommendations to the Board on any proposed plan or program which would benefit primarily the senior executive group.

Audit Committee

The Audit Committee of the Board currently consists of Marshall Sterman, as Chairman, Robert Coffill, Jr. and Robert A Baron, each of whom is independent as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards, as amended. The Board has determined that Marshall Sterman is an “audit committee financial expert” as defined by Item 401(e) of Regulation S-B. The Audit Committee did not meet during the fiscal year ended December 31, 2006. Each year it will recommend the appointment of a firm of independent public accountants to examine the financial statements of the Company and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company and its subsidiaries. The Audit Committee reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants’ examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company’s financial management to review reports on the functioning of the Company’s programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company and its subsidiaries based upon the activities of the Company’s internal auditing staffs, as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Company’s financial management to review any special situation arising in relation to any of the foregoing subjects. Pursuant to the rules mandated by the SEC and the Nasdaq listing standards, as amended, the Board has adopted an Audit Committee Charter which sets forth the composition of the Audit Committee, the qualifications of Audit Committee members and the responsibilities and duties of the Audit Committee. A current copy of the Company’s Audit Committee Charter was filed with the Company’s Form 10-KSB on March 30, 2007.

Andover Medical Advisory Boards

During October and November of 2006, the Company formed Orthopedic, Urology and Podiatric Advisory Boards, each of whose purpose is to assist the Company in identifying strategic market opportunities and determining how best to address them.

Orthopedic Advisory Board, William Tobin, Chairman

William Tobin, Chairman of the Orthopedic Advisory Board is president and founder of O.R.Specialties (“ORS”), an orthopedic surgical equipment distribution organization. ORS distributes to hospitals and surgery centers in the markets of Long Island, New York City, southern New York state, northern New Jersey, Connecticut, Rhode Island, and western Massachusetts. It provides on site technical service and consults with customers on everything from start up surgery centers to design of state of the art operating rooms. It also consults with surgeon customers on technical surgical procedures, as well as providing extensive training venues for multiple aspects of orthopedic medicine. Mr. Tobin is also a principal of Ortho-Medical Products, Inc., a full service durable medical equipment, respiratory, orthotic and prosthetic company that services the markets of New York State, northern New Jersey, Connecticut, Rhode Island, and western Massachusetts. AMI signed a definitive merger agreement on March 20, 2007 to acquire Ortho-Medical Products, Inc.

Also on the Board is Brian P. McKeon, M.D., who is the chief medical officer and head team physician of the Boston Celtics and has been with the Celtics organization for the past eight seasons. An internationally published author and presenter, Dr. McKeon is affiliated with a number of professional societies including the American Orthopedic Society of Sports Medicine and the Professional Team Physician’s Society. He is currently participating in several clinical trials and has funded research studies in his primary research area, articular cartilage. Upon graduating cum laude from the University of Connecticut in 1988 with a BS in Biology, Dr. McKeon received his medical degree with honors from Georgetown University’s School of Medicine. Following his residency and internship training with the University of Connecticut’s Integrated Residency Program, he completed a Sports Medicine Fellowship at New England’s Baptist Hospital in Boston. He is currently an assistant clinical professor of orthopedics at the Tufts University School of Medicine and a Sports Medicine Fellowship Instructor at New England Baptist Hospital.

Urology Advisory Board, Dr. Peter Rosenblatt, Chairman

Dr. Peter Rosenblatt, an innovator in the field of operative laparoscopy and pelvic reconstructive surgery, holds several patents for surgical instruments and has worked with several companies to develop new procedures for pelvic prolapse and stress incontinence. Affiliated with many Boston-area hospitals and teaching programs, Dr. Rosenblatt has been Mount Auburn Hospital’s Director of Urogynecology and Pelvic Reconstructive Surgery since 1995, and has directed that fellowship program since 1999. He is also the Director of Urogynecology at Beth Israel Deaconess Medical Center, and an Assistant Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School. Speaking regionally and nationally on topics related to urogynecology and pelvic reconstructive surgery, Dr. Rosenblatt is a fellow of the American College of Obstetricians and Gynecologists and an active member of several other organizations. He is co-founder of the New England Association of Gynecologic Laparoscopists (NEAGL), which offers training to attendings and residents of Ob/Gyn programs and hosts meetings of laparoscopic surgeons to share interesting cases and innovative techniques.

Dr. Rosenblatt received his BA from Brown University and his MD from Tufts University School of Medicine. He completed his internship and residency in Obstetrics and Gynecology at University of Massachusetts Medical School and returned to Brown to complete his fellowship in Urogynecology and Pelvic Reconstructive Surgery

Podiatric Advisory Board, Dr. Peter J. Bregman, Chairman

Dr. Peter J. Bregman, chairman of the Podiatry Advisory Board has been in private practice for 10 years and serves on the board of the American Association of Lower Extremity Peripheral Nerve Surgeons. His special interests include Peripheral Neuropathy and Pediatric foot problems. He is active in teaching, lecturing, and writing for scientific journals. His credentials include a doctor of podiatric medicine from the Temple School of Podiatric Medicine (1994); chief resident at Cambridge Hospital; Tufts University Achievement of Excellence (2002); and Cambridge Residency Program Attending Physician of the Year (2003).

Certain Relationships and Related Transactions

Andover Medical, Inc. was originally formed in the Commonwealth of Massachusetts on April 16, 2003 under the name Snow & Sail Sports, Inc. and reincorporated in Delaware in September 2005. On August 31, 2006, we entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the Company spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”). The following steps were taken in connection with the Transaction:

•       the Company effected a 28.5-for-1 forward stock split whereby 460,000 pre-forward split registered shares of its common stock (“Common Stock”) held by approximately 42 non-affiliates (the “Non-Affiliates”) of the Company were converted into 13,110,000 post-forward split registered shares (the “Post-Forward Split Registered Shares”);

•       all of the Company’s issued and outstanding shares of registered and restricted Common Stock (other than the Post-Forward Split Registered Shares) were cancelled;

•       in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement, the Company issued an aggregate of 10,000,000 restricted shares of its Common Stock in connection with the Transaction to management and certain affiliates. As part of the Reorganization Agreement, the principals of Andover Management Services, Inc. (“AMSI”) transferred to the Company all right, title and interest in the business of AMSI, including, but not limited to, letters of intent for acquisitions, an office lease, office furniture and cash;

•       Paul F. Tetreault and John P. Greeley, representing all of the former officers and directors of the Company prior to the Transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.;

•       Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the Company, and Mr. Coffill was elected to serve, at that time, as its sole director;

•       the Company’s former business (including all of its assets and liabilities), which involved providing one-day ski trips within the New England area, was spun off prior to the Transaction to former management;

•       the Company issued an aggregate of 2,500,000 stock options to purchase an equivalent number of shares of its restricted Common Stock to the Company’s then sole officer: Edwin A. Reilly (1,250,000) and its then and sole director Robert G. Coffill, Jr. (1,250,000); and

•       the Company changed its name from Snow & Sail Sports, Inc. to Andover Medical, Inc.

In connection with the Transaction, the Company issued an aggregate of 10,000,000 restricted shares of its Common Stock to management and certain affiliates in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement. Included in this issuance was 3,000,000 shares subsequently assigned to Frank Magliochetti (which he agreed to irrevocably transfer to an independent trust or foundation in March 2007) plus 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters, over which 5,000,000 shares Mr. Magliochetti has no beneficial ownership.

See “Employment Agreements” above for information on stock options granted to an employment agreement entered into by the Company with Edwin Reilly, in 2006.

See “2006 Employee Stock Incentive Plan” below for information on stock options granted by the Company to Frank Magliochetti, Edwin Reilly, Robert G. Coffill, Jr., Marshall Sterman, and Robert A. Baron.

Otherwise, none of our directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

Executive Compensation

The following table shows information concerning all compensation paid for services to the Company in all capacities during the year ended December 31, 2006 or accrued within the current fiscal year as to the Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company who served in such capacity at the end of the last fiscal year (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000:

Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)		Bonus ($)(d)		Stock Awards ($)(e)	Option Awards($) (f)(1)		Non-Equity Incentive Plan Compensation ($)(g)	Nonqualified Deferred Compensation Earnings($) (h)	All Other Compensation ($)(i)		Total ($)(j)
Frank Magliochetti, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board	12/31/06	$2,308	(2)	—	(3)	—	$682,245	(4)	—	—	$60,000	(3)	$684,553
Edwin Reilly, Chief Operating Officer, and Secretary	12/31/06	$46,729	(6)	—	(7)	—	$289,479	(8)	—	—	$8,590	(9)	$341,932

(1)                Please see the discussion of relevant FAS 123R valuation assumptions contained in the notes to the Company’s most recent financial statements.

(2)                Pursuant to his Employment Agreement, dated December 20, 2006, Mr. Magliochetti was to receive an annual base salary of $200,000.

(3)                Mr. Magliochetti was eligible for an annual bonus (in cash or stock) in an amount up to 50% of his base salary paid quarterly based on the achievement of corporate objectives relating to the Company’s performance.

(4)                6,500,000 shares of common stock at market price vesting over 30 days from 12/20/06. The Board determined the exercise price of $0.38 per share is equal to the fair market value on December 27, 2006. Following his resignation from the Company, Mr. Magliochetti rescinded options to purchase 4 million shares of common stock. See “2006 Employee Stock Incentive Plan” section.

(5)                Includes consulting fee of $12,500 per month, monthly private medical plan premium (not to exceed $1,500 per month), and use of automobile with lease is not to exceed $1,000 per month.

(6)                Pursuant to his Employment Agreement, dated December 20, 2006, Edwin Reilly is to receive an annual base salary of $150,000.

(7)                Mr. Reilly is eligible for an annual bonus in an amount up to 50% of his base salary paid quarterly based on the achievement of corporate objectives relating to the Company’s performance.

(8)                Mr. Reilly was awarded stock options to purchase 700,000 shares of Common Stock on December 20, 2006, and shall be granted options to purchase 700,000 shares on each of December 20, 2007 and December 20, 2008, with each option vesting over a 12-month period from the date of grant. The Board determined that the exercise price of $0.38 per share is equal to the fair market value on December 27, 2006. The options to be granted in 2007 and 2008 shall be granted at the then fair market value. Mr. Reilly received stock options to purchase 1,250,000 shares of Common Stock at an exercise price of $0.06 per share in accordance with the 2006 Employee Stock Incentive Plan, adopted on August 31, 2006.

(9)                Includes monthly private medical plan premium of $1,144.05 per month and automobile allowance of $1,000 per month.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Frank P. Magliochetti	1,354,167	5,145,833	0	$0.38	12/27/16
Edwin A. Reilly	416,667	833,333	0	$0.06	8/31/16
Edwin A. Reilly	58,333	641,667	0	$0.38	12/27/16

Director Compensation

Name (a)	Fees Earned or Paid in Cash(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Robert G. Coffill, Jr.	$5,192		$29,457				$34,649
Marshall Sterman	3,750		2,298				6,048
Robert A. Baron	2,019		2,298				4,317

Employment Agreements

On December 20, 2006, we entered into an employment agreement with Edwin A. Reilly for Mr. Reilly to serve as the Company’s President and Chief Operating Officer (“COO”). Pursuant to his employment agreement Mr. Reilly received an annual base salary of $150,000 and is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance. Effective September 3, 2007, Mr. Reilly’s annual base salary increased to $170,000. The term of Mr. Reilly’s employment agreement is for three years commencing August 31, 2006, and will automatically renew for additional one year terms unless notice of non-renewal is provided in accordance with the agreement. The Company may terminate the employment agreement for Cause (as defined) or one year’s prior notice. Mr. Reilly has been awarded stock options to purchase 700,000 shares of Common Stock on December 20, 2006 and shall be granted options to purchase 700,000 shares on each of December 20, 2007 and 2008, at then fair market value with each option vesting over a 12-month period from the date of grant.

Mr. Reilly will participate in the Company’s benefit programs and shall also be provided with the use of an automobile or an automobile allowance, the cost of either of which shall not exceed $1,000.00 per month.

On September 11, 2007, we entered into an employment agreement with James Shanahan for Mr. Shanahan to serve as the Company’s Chief Financial Officer Pursuant to his employment agreement, Mr. Shanahan receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance. The term of the agreement is for two years commencing September 11, 2007. The Company may terminate the agreement for Cause (as defined). In the event his employment is terminated without Cause, Mr. Shanahan will be entitled to receive an amount equal to six months of his base salary. Mr. Shanahan has been awarded stock options to purchase 300,000 shares of Common Stock, at $.41 per share the fair market value on September 11, 2007 with such option vesting over a 36-month period from the date of grant. Mr. Shanahan will participate in the Company’s benefit programs.

2006 Employee Stock Incentive Plan

The Company’s 2006 Employee Stock Incentive Plan (the “2006 Plan”) was filed with the Company’s Form 8-K on November 14, 2006. The Board of Directors adopted amendments to the 2006 Plan on December 27, 2006 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2006 Plan, which is administered by our Board of Directors, authorizes the issuance of a maximum of 15,000,000 shares of our common stock, which may be authorized and unissued shares or treasury shares. The Employment Agreement Options (as defined below) and Directors’ Options (as defined below) shall be deemed Incentive Stock Options (as defined in the 2006 Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2006 Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of Common Stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2006 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2006 Plan will terminate on December 27, 2016.

On August 31, 2006, the Company granted a total of 2,500,000 Incentive Stock Options valued at $162,956, including 1,250,000 options to each of Edwin A. Reilly, then its sole officer, and Robert G. Coffill, Jr., then its sole director. The options expire 10 years from the date of issuance and have an exercise price of $.06 per share. One—twelfth of the options shall vest and be exercisable on the last day of each month over a 12-month period starting with September 30, 2006, subject to acceleration in the event of a Material Transaction (as defined in the 2006 Plan).

On December 27, 2006, the Board of Directors granted Edwin Reilly, then the Chief Operating Officer, options under the Employment Agreement referenced above in the “Employment Agreement” section (the “Employment Agreement Options”) providing for the purchase of 700,000 shares of the Company’s Common Stock under the 2006 Plan. The Board determined the exercise price of $0.38 per share of Common Stock equaled 100% of the fair market value per share as of December 27, 2006. The shares underlying the Employment Agreement Options to Edwin Reilly shall be vested and exercisable in 12 equal installments ending on December 20, 2007. Pursuant to his Employment Agreement, Edwin Reilly shall be granted additional options to purchase 700,000 shares on each of December 20, 2007 and December 20, 2008, with each option vesting over a 12 month period from the date of grant;

On December 27, 2006, the Board of Directors granted options (the “Directors’ Options”) to acquire 225,000 shares of the Common Stock to each of Robert G. Coffill, Marshall Sterman, and Robert A. Baron (the “Directors”) under the 2006 Plan. The Directors’ Options for each of the Directors shall be vested and exercisable in 36 equal monthly installments ending on December 20, 2009. The Board determined the exercise price of $0.38 per share equaled 100% of the fair market value per share of Common Stock as of December 27, 2006.

On January 22, 2007, the Board of Directors granted options to acquire 225,000 shares of Common Stock to James A. Shanahan under the 2006 Plan. These options shall be vested and exercisable in 36 equal monthly installments. The Board determined that the exercise price of $.60 per share equaled 100% of the fair market value per share of Common Stock as of January 22, 2007.

On September 11, 2007, the Board of Directors granted options to acquire 300,000 shares of the Common Stock to James A. Shanahan under the 2006 Plan. These options shall be vested and exercisable in 36 equal monthly installments. The Board determined the exercise price of $0.41 per share equaled 100% of the fair market value per share of Common Stock as of September 11, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our issued and outstanding common stock by each director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the other named executive officers, all officers and directors of the Company as a group, and beneficial owners of more than five percent of the 29,419,085 issued and outstanding shares of Common Stock as of September 21, 2007:

Name of Beneficial Owner	Title of Class	Total Number of Shares Owned Beneficially(1)		Percent of Class Before Sale (1)
Edwin A. Reilly(2)	Common Stock	1,788,172	(3)	5.8%
Robert G. Coffill, Jr.(2)	Common Stock	1,371,428	(4)(12)	4.5%
James Shanahan(2)	Common Stock	193,750	(5)	*
Marshall Sterman (2)	Common Stock	50,000	(12)	*
Robert A. Baron(2)	Common Stock	50,000	(12)	*
Frank Magliochetti(6)	Common Stock	5,500,000	(7)(8)	17.3%
Bruce Meyers(9)	Common Stock	5,343,086	(10)	16.9%
Meyers Associates, LP(9)(11)	Common Stock	3,843,086		11.6%
Maraline International Ltd.(13)	Common Stock	1,714,200	(14)	5.5%
Roger Nesbitt(15)	Common Stock	2,819,859	(16)	8.8%
Odett Holding Ltd.(13)	Common Stock	2,162,463	(17)	6.9%
Michael Stone(18)	Common Stock	1,757,912	(19)	5.7%
TriCounty Grain Corp.(20)	Common Stock	1,945,617	(21)	6.2%
Greville EM Vernon(22)	Common Stock	1,714,200	(14)	5.5%
James Muir Drummond(23)	Common Stock	6,428,250	(24)	20.7%
Eusibio Mario Lopez Perez(25)	Common Stock	2,999,850	(26)	9.3%
Vicis Capital Master Fund(27)	Common Stock	23,141,700	(28)	44.1%
Hjortur Eiriksson(29)	Common Stock	6,665,666	(30)	18.5%
Total number of shares owned by directors and officers as a group (5 persons)	Common Stock	3,453,350	(3)(4)(5)(12)	10.6%

                 * Less than 1% of the issued and outstanding shares.

       (1) Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. On September 21, 2007, there were 29,419,085 shares of our common stock issued and outstanding. As of that date, (i) 15,000,000 shares of Common Stock were reserved for issuance under our 2006 Plan of which 6,600,000 options had been granted, in the aggregate; and (ii) approximately 20,893,000 shares of our common stock were reserved for issuance pursuant to conversion of preferred stock and approximately 46,638,000 shares reserved for issuance pursuant to exercise of warrants to purchase common stock.

       (2) The mailing address of this person is 510 Turnpike Street, Ste. 204, N. Andover, MA 01845.

       (3) Includes 1,716,672 shares of Common Stock underlying stock options held by this person that are exercisable within the next 60 days; however, does not include 233,328 shares of Common Stock underlying stock options that are not currently exercisable within the next 60 days which shares vest through December 20, 2007.

       (4) Includes 1,300,000 shares of Common Stock underlying stock options that are held by this person that are exercisable within the next 60 days; however, does not include 175,750 shares of Common Stock underlying stock options that are not currently exercisable within the next 60 days which will vest over the period ending on December 20, 2009.

       (5) Includes 43,750 shares of Common Stock underlying stock options that are held by this person that are exercisable within the next 60 days; however, does not include 181,250 shares of Common Stock underlying stock options that are not currently exercisable.

       (6) The mailing address of this person is 61 Mill Pond, North Andover, MA 01845.

       (7) Does not include 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters over which shares Mr. Magliochetti disclaims beneficial ownership. Peter S. Johnson, Esq., is the trustee who holds voting and dispositive power with respect to the 2,000,000 shares of Common Stock.

       (8) Pursuant to his employment agreement, dated December 20, 2006, Frank Magliochetti received options to purchase 6,500,000 shares at market price which vested on January 19, 2007. Following his resignation from the Company, Mr. Magliochetti rescinded options to purchase 4 million shares of common stock and his remaining 2,500,000 options expired.

       (9) The mailing address of this person is Meyers Associates LP, 45 Broadway, New York, NY 10006.

(10) Includes 1,500,000 shares owned by Mr. Meyers and an additional 1,500,000 shares and 2,343,086 shares issuable upon full exercise of a unit purchase option to purchase Units of the Company’s securities owned by Meyers Associates LP, of which Mr. Meyers is President. Unit purchase options to purchase an aggregate of 11.3256 Units in connection with the Company’s Offering of which 1.9527 Units (2,510,500 underlying shares) were assigned to employees and other designees by Meyers Associates.

(11) Voting and disposition power with respect to the shares owned by this stockholder is held by Bruce Meyers, President.

(12) Pursuant to the 2006 Plan, as amended, Robert G. Coffill, Jr., Marshall Sterman and Robert A. Baron each were granted options to purchase 225,000 shares of Common Stock that vest in 36 equal installments ending on December 20, 2009.

(13) The address of this person is Hlidarsmari 9, 200 Kapavogur, Iceland. Voting and disposition power with respect for the Shares are held by Hjortur Eiriksson, Director.

(14) Consists of 571,400 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 571,400 shares of Common Stock issuable upon exercise of Class A Warrants and 571,400 shares of Common Stock issuable upon exercise of Class B Warrants.

(15) The address of this person is 1904 West Louise Dr., Grand Island, Nebraska 68803.

(16) Consists of 939,953 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 939,953 shares of Common Stock issuable upon exercise of Class A Warrants and 939,953 shares of Common Stock issuable upon exercise of Class B Warrants.

(17) Consists of 720,821 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 720,821 shares of Common Stock issuable upon exercise of Class A Warrants and 720,821 shares of Common Stock issuable upon exercise of Class B Warrants.

(18) The address of this person is 18 Ozone Avenue, Venice, California 90201.

(19) Consists of 585,971 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 585,971 shares of Common Stock issuable upon exercise of Class A Warrants and 585,971 shares of Common Stock issuable upon exercise of Class B Warrants.

(20) The address of this person is 400 4th Street, Eldon, Iowa 52554. Voting and disposition power with respect to the Shares are held by Robben Franklin, Manager & Vice President.

(21) Consists of 648,539 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 648,539 shares of Common Stock issuable upon exercise of Class A Warrants and 648,539 shares of Common Stock issuable upon exercise of Class B Warrants.

(22) The address of this person is Bowldown Farms Ltd., Tetbury, Gloucestershire, BL8 8UD, UK.

(23) The address of this person is 320 Branard Street, Houston, Texas 77006-5014.

(24) Consists of 2,142,750 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 2,142,750 shares of Common Stock issuable upon exercise of Class A Warrants and 2,142,750 shares of Common Stock issuable upon exercise of Class B Warrants.

(25) The address of this person is PO Box N8174, Nassau, Bahamas.

(26) Consists of 994,950 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 994,950 shares of Common Stock issuable upon exercise of Class A Warrants and 994,950 shares of Common Stock issuable upon exercise of Class B Warrants.

(27) The address of this person is c/o Vicis Capital LLC, 126 East 56th Street, 7th Floor, New York, NY 10022. Voting and disposition power with respect to the Shares are held by Shad L. Stastney, Partner, Vicis Capital, LLC.

(28) Includes 2,857,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 2,857,000 shares of Common Stock issuable upon exercise of Class A Warrants and 2,857,000 shares of Common Stock issuable upon exercise of Class B Warrants. Also includes 4,856,900 shares of Common Stock issuable upon conversion of Series B Preferred Stock; 4,856,900 shares of Common Stock issuable upon exercise of Class C Warrants and 4,856,900 shares of Common Stock issuable upon exercise of Class D Warrants.

(29) The address of this person is Hlidarsmari 9, 200 Kapavogur, Iceland.

(30) Includes 285,700 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 285,700 shares of Common Stock issuable upon exercise of Class A Warrants and 285,700 shares of Common Stock issuable upon exercise of Class B Warrants all held in the name of Hjortur Eiriksson. Also includes an aggregate of 860,528 shares issuable upon conversion of Series A Preferred Stock and exercise of Class A Warrants and Class B Warrants beneficially held by Gion, Ltd., 1,714,200 shares held by Maraline International Ltd., 2,162,463 shares held by Odett Holding, Ltd. and 1,071,375 shares held by SLR Ltd., over which Hjortur Eiriksson exercises voting and/or dispositive power.

SELLING STOCKHOLDERS

This offering consists of an aggregate of 24,913,225 shares of Common Stock which may be offered for sale and sold pursuant to this prospectus by the selling stockholders. This consists of 11,414,144 shares issuable upon the conversion of Series A Preferred Stock (plus 608,230 shares for the payment of 6% dividends for the next two years at an assumed conversion rate of $.35 per share); 7,534,339 shares issuable upon the exercise of Class A Warrants; and 5,356,512 shares issuable upon the exercise of Class B Warrants. The shares of Common Stock are to be offered by the respective accounts of the selling stockholders. We have agreed to register all of the shares under the Securities Act for resale by the selling stockholders and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Information with respect to the selling stockholders and the shares of our common stock held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the selling stockholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.

	Number of Shares Beneficially Owned	Number of Shares Underlying Preferred Stock and Warrants Being		Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(2)
Selling Stockholder	Prior to Sale	Offered for Sale(1)		Before	After
Gary T. Algier	267,416	267,416		0.9%	0.0%
Kurt Baum	276,333	276,333		0.9%	0.0%
Robert Bowman	111,425	111,425		0.4%	0.0%
Jerry Brower	445,693	445,693		1.5%	0.0%
Michael Bussa	338,727	338,727		1.1%	0.0%
George E. Carmack	311,985	311,985		1.0%	0.0%
Dennis J. Chodnicki	151,536	151,536		0.5%	0.0%
Robert Clauss	111,425	111,425		0.4%	0.0%
Scott Collins	133,708	133,708		0.5%	0.0%
Leonard Davis	105,185	105,185		0.4%	0.0%
James Muir Drummond	6,685,380	1,300,000	(7)	18.5%	14.9%
William Eccles	160,449	160,449		0.5%	0.0%
Hjortur Eiriksson	891,386	260,000	(7)(8)	2.9%	2.1%
Thomas Faifer	75,769	75,769		0.3%	0.0%
Shane K. Foster	365,468	365,468		1.2%	0.0%
Barry W. Gehring	436,779	436,779		1.5%	0.0%
James Gilbert	267,416	267,416		0.9%	0.0%
Gion, Ltd.	894,950	260,000	(7)(8)	3.0%	2.0%
Thomas Gioseffi	82,899	82,899		0.3%	0.0%
David Harary	480,457	480,457		1.6%	0.0%
Clayton Hisler	133,708	133,708		0.5%	0.0%
Greg Horton	249,598	249,598		0.8%	0.0%
Brian Kane	226,412	226,412		0.8%	0.0%
Edward R. Kimmelman	111,425	111,425		0.4%	0.0%
Dr. Bruce Kloster	111,425	111,425		0.4%	0.0%

Jack Lash	133,708	133,708		0.5%	0.0%
Jack Love	115,880	115,880		0.4%	0.0%
Jim Lucey	570,487	570,487		1.9%	0.0%
Robert Machado	142,622	142,622		0.5%	0.0%
Maraline Int’l Ltd.	1,782,771	260,000	(7)(8)	5.7%	4.9%
Alfonse Marano	338,727	338,727		1.1%	0.0%
John Marden	508,090	508,090		1.7%	0.0%
Fergus McDermott	668,539	668,539		2.2%	0.0%
Dan McDonald	258,502	258,502		0.9%	0.0%
E. Dale Miller	490,262	490,262		1.6%	0.0%
Donald Mudd	452,824	452,824		1.5%	0.0%
Jerry Murphy	151,536	151,536		0.5%	0.0%
Roger Nesbitt	2,932,659	1,300,000	(7)	9.1%	5.0%
Odett Holdings Ltd.	2,248,969	260,000	(7)(8)	7.1%	6.3%
Lawrence Olson	222,846	222,846		0.8%	0.0%
Daniel Osero	111,425	111,425		0.4%	0.0%
Craig Paine	196,105	196,105		0.7%	0.0%
William Plaster	142,622	142,622		0.5%	0.0%
Terry Poling, M.D.	160,449	160,449		0.5%	0.0%
Keith Pomper	222,846	222,846		0.8%	0.0%
Carl Rosati	232,652	232,652		0.8%	0.0%
Ronald Roseman	111,425	111,425		0.4%	0.0%
William Satterfield	499,176	499,176		1.7%	0.0%
Francesco Scarso	222,846	222,846		0.8%	0.0%
William Schaffer	169,363	169,363		0.6%	0.0%
Rod Schmidt	111,425	111,425		0.4%	0.0%
Ken Sitomer	90,921	90,921		0.3%	0.0%
SLR, Ltd.	1,114,232	260,000	(7)	3.6%	2.8%
Randall & Nancy Smart	115,880	115,880		0.4%	0.0%
Leroy Stevens	187,191	187,191		0.6%	0.0%
Michael Stone	1,828,232	1,300,000	(7)	5.9%	1.7%
Michael Thomas	101,619	101,619		0.3%	0.0%
William Thompson	445,693	445,693		1.5%	0.0%
Robert E. Tober	249,598	249,598		0.8%	0.0%
Liza Torkan	232,652	232,652		0.8%	0.0%
TriCounty Grain Corp.(3)	2,023,446	1,300,000	(7)	6.4%	2.3%
Edward Trunk	178,277	178,277		0.6%	0.0%
Greville EM Vernon	1,782,771	1,300,000	(7)	5.7%	1.5%
Walter Bill Walker	445,693	445,693		1.5%	0.0%
Dale Welle	267,416	267,416		0.9%	0.0%
Steve Zekan	231,760	231,760		0.8%	0.0%
Robert Geoghan	445,693	445,693		1.5%	0.0%
Leonard Hess	222,846	222,846		0.8%	0.0%

Eusibio Mario Lopez Perez	3,119,850	1,300,000	(7)	9.6%	5.6%
Nutmeg Mercury Fund LLP(4)	668,539	668,539		2.2%	0.0%
Daniel Osero	111,425	111,425		0.4%	0.0%
RFJM Partners LLC(5)	222,846	222,846		0.8%	0.0%
Steven Topp	89,139	89,139		0.3%	0.0%
Bradford Wilson	93,596	93,596		0.3%	0.0%
Wood Family Trust-Jack W. Wood, Trustee(6)	111,425	111,425		0.4%	0.0%
Leon Yoder	111,425	111,425		0.4%	0.0%
Total Received and Checked	39,117,871	24,913,225

*                    Less than 1% of the issued and outstanding shares

(1)          Except where noted, includes one share of Common Stock issuable upon exercise of Class A Warrants and one share of Common Stock issuable upon the exercise of Class B Warrants issued for every share of Common Stock issuable upon conversion of Series A Preferred Stock. Also includes an aggregate of up to an additional 608,230 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Series A Preferred Stock for the next two years at an assumed conversion price of $.35 per share. These shares have been registered on this registration statement and are included in the above table; however, the exact number of dividend shares cannot be determined until the date the dividend is declared. By way of example, for each unit sold at $50,000, 142,850 shares of Common Stock are issuable upon conversion of 50 shares of Series A Preferred Stock 142,850 shares of Common Stock are issuable upon exercise of Class A Warrants, 142,850 shares of Common Stock are issuable upon exercise of Class B Warrants and 17,142 shares of Common Stock are issuable in payment of dividends.

Notwithstanding the foregoing, in order to comply with Rule 415 under the Securities Act, the total number of shares of the Registrant’s common stock that each of the selling stockholders will be permitted to resell under this Registration Statement will not exceed 10% of the Company’s public float held by non-affiliates, or approximately 1,300,000 shares. Consequently, the Company will not be registering a portion of the shares certain of the selling stockholders listed in the Selling Stockholders Table as listed above would be entitled to receive upon conversion of their Series A Preferred Stock or upon exercise of their Class A Warrants and Class B Warrants, since doing so would cause such selling stockholders to exceed the 10% limitation discussed above.

(2)          As of September 21, we had 29,419,085 shares of Common Stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is: (a) deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)          Voting and disposition power with respect for the Shares are held by Robben Franklin, Manager & Vice President.

(4)          Voting and disposition power with respect for the Shares are held by Randall S. Goulding, General Partner.

(5)          Voting and disposition power with respect for the Shares are held by Jeffrey Markowitz, Managing Member.

(6)          Voting and disposition power with respect for the Shares are held by Jack W. Wood, Trustee.

(7)   Consists solely of shares of Common Stock issuable upon the conversion of Series A Preferred Stock.

(8)   Hjortur Eiriksson, Gion, Ltd., Maraline Int’l Ltd. and Odett Holdings Ltd. are affiliates with each other but not with the Company.

Additional Disclosures

Dollar value of Underlying Securities Registered for Resale in this Prospectus

The closing prices per share of our common stock on December 22, 2006 and March 29, 2007, the dates of sale of the Units pursuant to the private placement (the “Financing”) described elsewhere in this prospectus were $0.38 and $0.70, respectively. Using these share prices, the total dollar value of the 24,913,225 shares of common stock being registered hereunder, inclusive of common stock underlying the preferred stock, dividends and the warrants would have been $10,696,541.

Payments Made in Connection with the Financing

If the registration statement of which this prospectus forms a part is not effective within 120 days following the Scheduled Filing Date ( i.e. , 30 days from the final closing of the Financing, which occurred on March 29, 2007), we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested, with respect to shares being registered for resale herein (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days thereafter. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement has not been declared effective prior to August 25, 2007, the total possible payments we would have to make pursuant to these liquidated damages to selling shareholders under this prospectus would be an aggregate of $633,645. In addition, each share of Series A Preferred Stock issued in connection with the Financing accrues an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed. The amount of dividends paid in shares of Common Stock to each of the selling stockholders listed in the Selling Stockholder table of this prospectus is calculated by multiplying the number of shares of Common Stock underlying the Series A Preferred Stock held by such selling stockholder by 12% (assumes the dividends are being paid for a two-year period). Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. The number of shares of common stock issuable in full payment of dividends would be 1,357,812. However, as set forth above, in order to comply with Rule 415 under the Securities Act this Registration Statement includes only 608,230 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Preferred Stock for the next two years at an assumed conversion price of $.35 per share. Consequently, the dollar value of the dividend payments that the Company may be required to make in connection with the Financing is $479,418 consisting of 608,230 shares of Common Stock.

Except as set forth in the immediately preceding paragraph, no payments have been made or may be required to be made in the future in connection with the transaction to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

The net proceeds we received from the private placement were $5,018,867. From the gross proceeds of $5,612,492, Meyers Associates LP, an NASD member firm participating in the private placement, received cash compensation of $455,250, plus reimbursement for accountable expenses in the amount of $138,375.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of Units are $873,354 consisting of $239,709 of dividend payments and $633,645 of liquidated damages, or $1,113,063 consisting of $479,418 of dividend payments and $633,645 of liquidated damages. after the second year. Total possible payments under agreements entered into in connection with the sale of the Units to all selling stockholders and any of their affiliates in the year following March 29, 2007 consist of the following:

1.                If the registration statement of which this prospectus forms a part is not effective within 120 days following the Scheduled Filing Date ( i.e., 30 days from the final closing of the Financing, which occurred on March 29, 2007), we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days thereafter. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement of which this prospectus forms a part has not been declared effective prior to August 25, 2007, the total possible payments we would have to make pursuant to these liquidated damages to selling stockholders would be an aggregate of $633,645.

2.                We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction or disclosure documents with respect to the Financing, including this registration statement, or as a result of any action instituted against a selling stockholder with respect to the Financing, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

Profits on Conversion of Preferred Stock and Exercise of Warrants

The following tables show the total possible profit that the selling stockholders could realize as a result of the conversion/exercise discount for the securities underlying the preferred stock, warrants and dividends offered hereby.

Selling Security Holder	Market Price per share of Common Stock on Closing Date	Conversion/ Exercise Price	Total Shares Underlying Unit(2)		Aggregate Market Price of Shares Underlying Units	Aggregate/ Conversion Exercise Price of Shares Underlying Units	Total Possible Discount to Market Price
Gary T. Algier	$0.38	$0.35	267,416		$101,617.97	$93,595.50	$8,022.47
Kurt Baum	$0.38	$0.35	276,333		$105,006.42	$96,716.44	$8,289.98
Robert Bowman	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Jerry Brower	$0.38	$0.35	445,693		$169,363.29	$155,992.50	$13,370.79
Michael Bussa	$0.38	$0.35	338,727		$128,716.10	$118,554.30	$10,161.80
George E. Carmack	$0.38	$0.35	311,985		$118,554.30	$109,194.75	$9,359.55
Dennis J. Chodnicki	$0.38	$0.35	151,536		$57,583.52	$53,037.45	$4,546.07
Robert Clauss	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Scott Collins	$0.38	$0.35	133,708		$50,808.99	$46,797.75	$4,011.24
Leonard Davis	$0.38	$0.35	105,185		$39,970.21	$36,814.67	$3,155.54
James Muir Drummond	$0.38	$0.35	1,300,000	(3)	$494,000.00	$455,000.00	$39,000.00
William Eccles	$0.38	$0.35	160,449		$60,970.78	$56,157.30	$4,813.48
Hjortur Eiriksson	$0.38	$0.35	260,000	(3)	$98,800.00	$91,000.00	$7,800.00
Thomas Faifer	$0.38	$0.35	75,769		$28,792.35	$26,519.27	$2,273.08
Shane K. Foster	$0.38	$0.35	365,468		$138,877.89	$127,913.85	$10,964.04
Barry W. Gehring	$0.38	$0.35	436,779		$165,976.02	$152,872.65	$13,103.37
James Gilbert	$0.38	$0.35	267,416		$101,617.97	$93,595.50	$8,022.47
Gion, Ltd.	$0.38	$0.35	260,000	(3)	$98,800.00	$91,000.00	$7,800.00
Thomas Gioseffi	$0.38	$0.35	82,899		$31,501.45	$29,014.50	$2,486.96
David Harary	$0.38	$0.35	480,457		$182,573.66	$168,159.95	$14,413.71
Clayton Hisler	$0.38	$0.35	133,708		$50,808.99	$46,797.75	$4,011.24
Greg Horton	$0.38	$0.35	249,598		$94,847.39	$87,359.44	$7,487.95
Brian Kane	$0.38	$0.35	226,412		$86,036.39	$79,244.04	$6,792.35
Edward R. Kimmelman	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Dr. Bruce Kloster	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Jack Lash	$0.38	$0.35	133,708		$50,808.99	$46,797.75	$4,011.24
Jack Love	$0.38	$0.35	115,880		$44,034.45	$40,558.05	$3,476.40
Jim Lucey	$0.38	$0.35	570,487		$216,785.01	$199,670.40	$17,114.61
Robert Machado	$0.38	$0.35	142,622		$54,196.25	$49,917.60	$4,278.65
Maraline Int’l Ltd.	$0.38	$0.35	260,000	(3)	$98,800.00	$91,000.00	$7,800.00
Alfonse Marano	$0.38	$0.35	338,727		$128,716.10	$118,554.30	$10,161.80
John Marden	$0.38	$0.35	508,090		$193,074.15	$177,831.45	$15,242.70
Fergus McDermott	$0.38	$0.35	668,539		$254,044.93	$233,988.75	$20,056.18
Dan McDonald	$0.38	$0.35	258,502		$98,230.71	$90,475.65	$7,755.06
E. Dale Miller	$0.38	$0.35	490,262		$186,299.61	$171,591.75	$14,707.86
Donald Mudd	$0.38	$0.35	452,824		$172,073.18	$158,488.45	$13,584.72
Jerry Murphy	$0.38	$0.35	151,536		$57,583.52	$53,037.45	$4,546.07
Roger Nesbitt	$0.38	$0.35	1,300,000	(3)	$494,000.00	$455,000.00	$39,000.00
Odett Holdings Ltd.	$0.38	$0.35	260,000	(3)	$98,800.00	$91,000.00	$7,800.00
Lawrence Olson	$0.38	$0.35	222,846		$84,681.64	$77,996.25	$6,685.39
Daniel Osero	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Craig Paine	$0.38	$0.35	196,105		$74,519.85	$68,636.70	$5,883.15
William Plaster	$0.38	$0.35	142,622		$54,196.25	$49,917.60	$4,278.65
Terry Poling, M.D.	$0.38	$0.35	160,449		$60,970.78	$56,157.30	$4,813.48

Keith Pomper	$0.38	$0.35	222,846		$84,681.64	$77,996.25	$6,685.39
Carl Rosati	$0.70	$0.35	232,652		$162,856.10	$81,428.05	$81,428.05
Ronald Roseman	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
William Satterfield	$0.38	$0.35	499,176		$189,686.88	$174,711.60	$14,975.28
Francesco Scarso	$0.38	$0.35	222,846		$84,681.64	$77,996.25	$6,685.39
William Schaffer	$0.38	$0.35	169,363		$64,358.05	$59,277.15	$5,080.90
Rod Schmidt	$0.38	$0.35	111,425		$42,341.41	$38,998.67	$3,342.74
Ken Sitomer	$0.38	$0.35	90,921		$34,550.03	$31,822.40	$2,727.63
SLR Ltd.	$0.38	$0.35	260,000	(3)	$98,800.00	$91,000.00	$7,800.00
Randall & Nancy Smart	$0.38	$0.35	115,880		$44,034.45	$40,558.05	$3,476.40
Leroy Stevens	$0.38	$0.35	187,191		$71,132.58	$65,516.85	$5,615.73
Michael Stone	$0.38	$0.35	1,300,000	(3)	$494,000.00	$455,000.00	$39,000.00
Michael Thomas	$0.38	$0.35	101,619		$38,615.07	$35,566.51	$3,048.56
William Thompson	$0.38	$0.35	445,693		$169,363.29	$155,992.50	$13,370.79
Robert E. Tober	$0.38	$0.35	249,598		$94,847.39	$87,359.44	$7,487.95
Liza Torkan	$0.70	$0.35	232,652		$162,856.10	$81,428.05	$81,428.05
TriCounty Grain Corp.(4)	$0.38	$0.35	1,300,000	(3)	$494,000.00	$455,000.00	$39,000.00
Edward Trunk	$0.38	$0.35	178,277		$67,745.31	$62,397.00	$5,348.31
Greville EM Vernon	$0.38	$0.35	1,300,000	(3)	$494,000.00	$455,000.00	$39,000.00
Walter Bill Walker	$0.38	$0.35	445,693		$169,363.29	$155,992.50	$13,370.79
Dale Welle	$0.38	$0.35	267,416		$101,617.97	$93,595.50	$8,022.47
Steve Zekan	$0.38	$0.35	231,760		$88,068.91	$81,116.10	$6,952.81
Robert Geoghan	$0.70	$0.35	445,693		$311,985.00	$155,992.50	$155,992.50
Leonard Hess	$0.70	$0.35	222,846		$155,992.50	$77,996.25	$77,996.25
Eusibio Mario Lopez Perez	$0.70	$0.35	1,300,000	(3)	$910,000.00	$455,000.00	$455,000.00
Nutmeg Mercury Fund LLP(5)	$0.70	$0.35	668,539		$467,977.50	$233,988.75	$233,988.75
Daniel Osero	$0.70	$0.35	111,425		$77,997.34	$38,998.67	$38,998.67
RFJM Partners LLC(6)	$0.70	$0.35	222,846		$155,992.50	$77,996.25	$77,996.25
Steven Topp	$0.70	$0.35	89,139		$62,397.00	$31,198.50	$31,198.50
Bradford Wilson	$0.70	$0.35	93,596		$65,517.21	$32,758.61	$32,758.61
Wood Family Trust-Jack W. Wood, Trustee(7)	$0.70	$0.35	111,425		$77,997.34	$38,998.67	$38,998.67
Leon Yoder	$0.70	$0.35	111,425		$77,997.34	$38,998.67	$38,998.67
Total			24,913,225		$10,696,541	$8,719,629	$1,976,913

(1)           Each share of Series A Preferred Stock is convertible, subject to adjustment as described below, into 2,857 shares of Common Stock (the “Conversion Rate”) at a price equal to $0.35 per share of Common Stock (the “Conversion Price”). The then existing Conversion Price of the Series A Preferred Stock and the exercise price of the Class A and Class B Warrants (collectively referred to as the “Conversion Price”) shall be subject to adjustment for issuances of Common Stock at a purchase price of less than the then-effective Conversion Price to be reduced to the consideration received by the Company for such issuance, subject to customary carve outs, including stock options issued to the Company’s management and the Board of Directors for less than the Conversion/Exercise Price. In particular, if the Company issues additional shares of Common Stock (other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock) for a consideration per share less than the then existing Conversion Price, then, the Conversion Rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which the Company issues or sells such shares of Common Stock. In the event of any adjustment to the conversion price of the Series A Preferred Stock as a result of a subsequent Common Stock issuance as described above, the Class A and Class B Warrants shall be adjusted to 128% and 171%, respectively, of the price paid for the shares of Common Stock (or equivalent thereof) in such subsequent issuance. No anti-dilution adjustments, however, will be made for a reverse stock split or any similar recapitalization of the Company for a 12-month period commencing on the effective date of the registration statement, of which this prospectus is a part.

(2)          Includes one share of Common Stock issuable upon exercise of Class A Warrants and one share of Common Stock issuable upon the exercise of Class B Warrants issued for every share of Common Stock issuable upon conversion of Series A Preferred Stock. These shares have been registered on this registration statement and are included in the above table entitled “Profits on Conversion of Preferred Stock and Exercise of Warrants.” By way of example, for each unit sold at $50,000, 142,850 shares of Common Stock are issuable upon conversion of 50 shares of Series A Preferred Stock 142,850 shares of Common Stock are issuable upon exercise of Class A Warrants and 142,850 shares of Common Stock are issuable upon exercise of Class B Warrants. It is assumed for purposes of this registration statement that an aggregate of 608,230 shares of Common Stock will be issuable in payment of 6% dividends on the Series A Preferred Stock for the next two years at an assumed conversion price of $.35 per share; however, the exact number of dividend shares cannot be determined until the date the dividend is declared. Notwithstanding the foregoing, in order to comply with Rule 415 of the Securities Act, the total number of shares of the Registrant’s common stock that each of the selling stockholders will be permitted to resell under this Registration Statement will not exceed 10% of the Company’s public float held by non-affiliates, or approximately 1,300,000 shares.  Consequently, the Company will not be registering a portion of the shares that certain of the selling stockholders listed in the Selling Stockholders Table above as indicated would be entitled to receive upon conversion of their Series A Preferred Stock or upon exercise of their Class A Warrants and Class B Warrants, since doing so would cause such selling stockholders to exceed the 10% limitation discussed above.

(3)           Consists solely of shares of Common Stock issuable upon conversion of Series A Preferred Stock.

Total Possible Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

None.

Comparison of Company Proceeds from the Financing to Potential Investor Profit

Gross Proceeds from the Financing:	$8,472,082	(1)
Less Payments Made (liquidated damages and dividends) or Required to be Made to Selling Stockholders and Any of Their Affiliates:	$1,113,063
Resulting Net Proceeds from the Financing:	$7,506,065	(2)
Total Possible Profit to Selling Stockholders	$1,976,913	(3)

(1)          Reflects gross proceeds of $5,612,492 received by the Company from the Financing less $1,652,208 sold to the selling shareholders and not registered hereby, plus $4,511,798 to be received upon the exercise of warrants.

(2)          This amount reflects payment to participating NASD member firms of a selling commission equal to 10% of the Units sold in the Financing, a non-accountable expense allowance equal to 3% of the gross proceeds raised in connection with the Financing and a 10% warrant solicitation fee.

(3)          Total possible discount to market price.

Total of Possible Payments and Discounts as a Percentage of Net Proceeds

The total amount of all possible payments made or required to be made to selling stockholders and any of their affiliates ($1,113,063) and the total possible discount to the market price of the shares underlying the Units ($10,696,541) divided by the net proceeds from the sale of the Units to the selling stockholders ($6,608,530), expressed as a percentage, is 179%.

Prior and Subsequent Transactions Between the Company and the Selling Stockholders

None.

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following table sets forth (a) the number of shares outstanding prior to the convertible preferred stock transaction held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the Financing held by persons other than selling stockholders, affiliates of the Company and affiliates of the selling stockholders	13,110,000
Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	0
Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	0
Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	0
Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	24,913,225

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief that no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships

We have no relationships or arrangements with the selling stockholders, any affiliates of the selling stockholders, or any person with whom any of the selling stockholders has a contractual relationship regarding the transaction.

Method for Determining the Number of Shares Being Registered Hereunder

We are registering the number of: (i) shares of our common stock which are issuable upon the conversion of Series A Preferred Stock, (ii) shares of Common Stock issuable over the two year period from the date of issuance in payment of 6% dividends on the Series A Preferred Stock, and (iii) the shares of our common stock issuable on the exercise of A and B warrants issued to the selling stockholders, each purchased in the Financing, as described herein so that no single selling stockholder has registered to resell more than 10% of the Company’s public float, or approximately 1,300,000 shares.

DESCRIPTION OF SECURITIES

General

We currently have authorized capital of 301,000,000 shares, of which 300,000,000 shares have been designated as common stock, par value $.001 per share, and 1,000,000 shares as preferred stock, par value $.001 per share. As of September 21, 2007, there were 29,419,085 shares of Common Stock held of record by 38 stockholders. We had 5,612.8 shares of Series A preferred stock and 2,200 shares of Series B Preferred Stock issued and outstanding each convertible into 2,857 shares of Common Stock or an aggregate of 23,322,285 shares.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby are validly issued, fully paid and non-assessable.

Preferred Stock

The Board of Directors has the authority to designate one or more series of Preferred Stock. Such provisions are referred to as “blank check” provisions, as they give the Board of Directors the flexibility, from time to time, without further stockholder approval, to create Preferred Stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the company and (viii) other relative rights, preferences and limitations of such series.

If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. On the Company’s liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company. Preferred stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company’s management. In addition, the issuance of additional Common Shares or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so.

On March 29, 2007, the Company completed a private financing (the “Offering”) of an aggregate of approximately 112.2 Units of the Company’s securities, representing $5,612,492 principal amount of 6% Series A Convertible Preferred Stock (“Preferred Stock”) at $50,000 per Unit. Each Unit consisted of: $50,000 face value of 50 shares of Preferred Stock, convertible at $.35 per share into 142,850 shares of Common Stock, with each share of Preferred Stock accruing an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed; Class A Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class B Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. A total of 5,612.8 shares of Preferred Stock were purchased in the Offering, which are convertible into an aggregate of 16,035,779 shares of Common Stock. Of this amount, 11,414,144 shares have been registered for resale by selling shareholders. In addition, this Registration Statement includes up to an additional 608,230 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Preferred Stock for the next two years at an assumed conversion price of $.35 per share. The Series A Preferred Stock is the first series of preferred stock to be issued by the Company.

On May 3, 2007, the Company completed a private financing (the “First Series B Offering”) of an aggregate of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 per Unit. Each Unit consists of: 50 shares of Series B Convertible Preferred Stock of the Company, with a Face Value of $1,000 per share, with each share initially convertible at $.35 per share into 2,857 shares or an aggregate of 142,850 shares of Common Stock; Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. A total of 1,700 shares of Series B Preferred Stock were purchased by one investor which are convertible into 4,856,900 shares of Common Stock.

On September 10, 2007, the Company completed the sale of an aggregate of 500 Units of the Company’s securities at a price of $1,000 per Unit to one investor, for a total offering price of $500,000 (the “Second Series B Offering”).  Each Unit consists of (i) one share of Series B Convertible Preferred Stock of the Company, convertible at the holder’s option into 2,857 shares of Common Stock at $0.35 per share, (ii) one Class C Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“C Warrant”), and (iii) one Class D Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“D Warrant,” together with the C Warrant, collectively referred to below as the “C and D Warrants”).   A total of 500 shares of Series B Preferred Stock were purchased by one investor which are convertible into 1,428,500 shares of Common Stock.

Both the Series A and Series B Preferred Stock are subject to forced conversion if the Common Stock trades above certain target levels. Following the effective date of the registration statement on Form SB-2, of which this prospectus forms a part, in the event that our common stock trades above 500% of the Conversion Price ($.35 per share) of the Series A and Series B Preferred Stock for a period of 30 consecutive trading days, each share of Series A and Series B Preferred Stock may be converted, at the Company’s option, at its Face Value of $1,000 at the Conversion Price, into 2,857 shares of Common Stock. Upon such a mandatory conversion, stockholders will lose all of the preferences and other benefits of owning the Preferred Stock, other than the right to receive all dividends declared and unpaid up to the date of conversion.

Warrants

In connection with the Offering described above for each unit sold for $50,000, the Company issued, in addition to Series A Preferred Stock, Class A Warrants, exercisable for five years at $.35 per share, to purchase 142,850 shares of Common Stock and Class B Warrants, exercisable for five years from the date of this Prospectus at $.35 per share, to purchase 142,850 shares of Common Stock. The total number of Class A Warrants purchased in the Offering are exercisable for an aggregate of 16,035,779 shares of Common Stock of which 7,534,339 shares are registered hereby. The total number of Class B Warrants purchased in the Offering are exercisable for an aggregate of 16,035,779 shares of Common Stock of which 5,356,512 shares are registered hereby. Collectively, all of the Class A Warrants and Class B Warrants issued in the Offering are exercisable for an aggregate of 32,071,558 shares of Common Stock.

The Class A and Class B Warrants are identical in all respects except that in the event of any adjustment to the conversion price of the Series A Preferred Stock as a result of a subsequent dilutive Common Stock issuance as described above (see “Selling Stockholders—Additional Disclosures; Profits on Conversion of Preferred Stock and Exercise of Warrants”), the Class A and Class B Warrants shall be adjusted to 128% and 171%, respectively, of the price paid for the shares of Common Stock (or equivalent thereof) in such subsequent issuance.

Dividends

In the fiscal year ended December 31, 2006, we did not pay any cash dividends on our common stock or preferred stock. We do not intend on paying any dividends on our common stock in the foreseeable future. The decision to pay dividends on our common stock will depend on our situation with regard to profitability, cash availability and credit line restrictions. Each share of Series A Preferred Stock issued in connection with the Offering described above will accrue an annual dividend of 6%, or $60 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed. This Registration Statement includes up to an additional 608,230 shares of Common Stock issuable to the selling stockholders in payment of 6% dividends on the Series A Preferred Stock for the next two years at an assumed conversion price of $.35 per share. The amount of dividends paid in shares of Common Stock to each of the selling stockholders listed in the Selling Stockholder table of this prospectus is calculated by multiplying the number of shares of Common Stock underlying the Series A Preferred Stock held by such selling stockholder by 12% (assumes the dividends are being paid for a two-year period). Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. For example, if a selling stockholder becomes entitled to a dividend payment of 1,000.20 shares of Common Stock, such stockholder would receive 1,001 shares from the Company.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

SEC Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

Certain Market Information

Our Common Stock is listed on the OTCBB. There has been limited trading, to date, of our common stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

Federal regulations governing “penny stocks” could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Because our securities currently constitute a “penny stock” within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

Equity Compensation Plan Information

See “Executive Compensation—2006 Employee Stock Incentive Plan” described above.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling stockholders for their respective own accounts. The selling stockholders include all of the accredited investors in our Offering. We will receive none of the proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. The Company has been advised that no selling stockbroker is a broker-dealer or an affiliate of a broker-dealer.

The shares may be sold or transferred for value by the selling stockholders, in one or more transactions, on the OTCBB, in privately negotiated transactions or in a combination of such methods. The shares may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling or transferring the shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any NASD member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling stockholders and any broker or dealer that participate in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the NASD Corporate Financing Rules.

The selling stockholders may use any one or more of the following methods when selling the shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       privately negotiated transactions;

•       settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•       broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•       any other method permitted pursuant to applicable law.

Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell or transfer any of the shares being offered pursuant to this prospectus.

EXPERTS

Our consolidated financial statements for the fiscal year ending December 31, 2006 have been included in this prospectus and in the registration statement in reliance upon the report of Mantyla, McReynolds, LLC, independent registered public accounting firm, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this prospectus has been passed upon for us by Phillips Nizer LLP, 666 Fifth Avenue, New York, NY 10103.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
ANDOVER MEDICAL, INC.

Andover Medical, Inc
Condensed Consolidated Balance Sheet

	June 30, 2007	Restated December 31, 2006
		(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,315,757	$2,377,572
Accounts receivable, net of allowance for doubtful accounts of $879,413 and $0 at 6/30/2007 and 12/31/2006, respectively	2,466,047	—
Inventories	1,115,488	—
Prepaid expenses and other current assets	61,547	133,974
Total current assets	4,958,839	2,511,546
Property, plant and equipment:
Property and equipment, gross	1,486,958	62,122
Less accumulated depreciation	665,825	6,053
Total property, plant and equipment, net	821,133	56,069
Other assets:
Goodwill and intangible assets	5,717,109	—
Deposits and other assets	127,395	8,893
Total other assets	5,844,504	8,893
Total assets	$11,624,476	$2,576,508

The accompanying notes are an integral part of these financial statements.

	June 30, 2007	Restated December 31, 2006
		(audited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals	$1,221,841	$165,339
Current portion of long-term debt	144,261	—
Notes Payable, net of $132,822 and $0 discount as of 6/30/2007 and 12/31/2006, respectively	—	27,178
Total current liabilities	1,366,102	192,517
Long term liabilities:
Long-term debt, less current portion	97,227	—
Note payable	4,631	—
Deferred items	39,878	—
Bank loan	1,604,758	—
Total long-term liabilities	1,746,494	—
Total liabilities	$3,112,596	$192,517
Shareholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, 7,328 and 3,203 shares outstanding at 6/30/2007 and 12/31/2006, respectively	7	3
Common stock, $.001 par value; 300,000,000 shares authorized, 29,328,995 and 24,556,000 outstanding at 6/30/2007 and 12/31/2006, respectively	29,329	24,556
Additional paid-in capital	17,173,253	5,490,762
Stock subscription receivable		(12,500)
Accumulated deficit	(8,690,709)	(3,118,830)
Total shareholders’ equity	8,511,880	2,383,991
Total liabilities and shareholders’ equity	$11,624,476	$2,576,508

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
Net Revenue	$1,605,365	$1,605,365
Costs of revenue	658,794	658,794
Gross profit	946,571	946,571
General and administrative expenses (including stock-based compensation expense of $190,942 and $870,594 respectively)	1,538,821	2,534,742
Operating loss	(592,250)	(1,588,171)
Interest expense	(42,499)	(89,947)
Interest income	30,401	63,124
Loss before income tax expense	(604,348)	(1,614,994)
Provision for income taxes	9,944	19,061
Net loss	(614,292)	(1,634,055)
Preferred Dividend	1,700,000	3,937,825
Net loss available to common shareholders	(2,314,292)	(5,571,880)
Net loss per share:
Basic and diluted	$(0.02)	$(0.06)
Basic and diluted available to common shareholders	$(0.08)	$(0.21)
Weighted average number of common shares outstanding:
Basic and diluted	27,432,371	26,002,131

The accompanying notes are an integral part of these financial statements.

Andover Medical, Inc
Condensed Consolidated Statement of Cash Flows
(Unaudited)

Six Months Ended June 30, 2007
OPERATING ACTIVITIES:
Net loss	$(1,634 ,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	45,814
Share based compensation	870,594
Accrued interest and fees related to bridge loans	47,448
Changes in operating assets and liabilities:
Accounts receivable, net	(15,282)
Inventory	(48,606)
Prepaid and other assets	(46,983)
Accounts payable and accruals	(285,425)
Net cash used in operating activities	(1,066,495)
INVESTING ACTIVITIES:
Purchase of property and equipment	(117,912)
Acquisitions	(3,306,261)
Net cash used in investing activities	(3,424,173)
FINANCING ACTIVITIES:
Payments on notes payable	(976,868)
Proceeds from bank line of credit	457,160
Proceeds from capital leases	102,211
Issuance of common stock	12,500
Issuance of preferred stock, net of offering costs	3,833,850
Net cash provided by financing activities	$3,428,853
Net increase/(decrease) in cash and cash equivalents	(1,061,815)
Cash and cash equivalents at beginning of period	2,377,572
Cash and cash equivalents at end of period	$1,315,757
Non-cash activities:
Stock issued for debt	$62,532
Stock issued for acquisitions	$3,045,000
Note issued for acquisition	$100,000
Supplemental cash flow information:
Cash paid for interest	$31,372
Cash paid for taxes	$15,514

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 1 ORGANIZATION AND BASIS OF PRESENTATION

(A)         Basis of Presentation

The unaudited interim condensed consolidated financial statements as of and for the three and six months ended June 30, 2007 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These condensed consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement for the periods presented. The year-end consolidated data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”).

These consolidated financial statements should be read in conjunction with the consolidated financial statements of Andover Medical Inc., (the “registrant”, “Company” or “AMI”) and notes thereto included in the Annual Report on Form 10-KSB for the year ended December 31, 2006, filed by the Company with the SEC.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)         Principles of Consolidation

The interim condensed consolidated financial statements as of June 30, 2007, include the amounts of the Company and each of its wholly-owned subsidiaries. All inter-company accounts and balances have been eliminated in consolidation.

(B)        Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payers, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to the Company and, accordingly, the Company bills on behalf of its customers. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. This process comes from price tables reflecting the fees in effect or contractually agreed upon by various government and commercial payors for durable medical equipment items or orthopedic supplies provided to a customer. The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount. We estimate the allowance for contractual sales adjustments for all payor contracts, given our interpretation of the contract terms or applicable regulations. However, the reimbursement rates are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating our continual review and assessment of the estimation process.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Certain items provided by the Company are reimbursed under rental arrangements that generally provide for fixed periodic (daily or monthly) payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, either a monthly billing cycle is established based on the initial date of delivery, or the total amount due if the patient uses the product for less than one month. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned. No separate payment is earned from the initial equipment delivery and setup process. During the rental period we are responsible for servicing the equipment and providing routine maintenance, if necessary.

The Company’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104—Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. The Company recognizes revenue in accordance with the requirements of SAB 104 that:

•       persuasive evidence of an arrangement exists;

•       delivery has occurred;

•       the seller’s price to the buyer is fixed or determinable; and

•       collectibility is reasonably assured.

Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review. Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

(C)        Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2007, there were no cash equivalents.

(D)       Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

(E)        Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of a demand deposit.

(F)         Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G)       Receivables

Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from Medicare, Medicaid and private insurance carriers, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company records its allowance for doubtful accounts as a percentage of accounts receivable. The percentage used is based upon historical cash collections, bad debt write-offs and the aging of accounts receivable. Bad debt is recorded as an operating expense and consists of billed charges that are ultimately deemed uncollectible due to the customer’s or third-party payor’s

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

inability or refusal to pay. The Company has established an allowance to account for contractual sales adjustments that result from differences between ordinary and customary amounts billed for products and services to third-party payors and the expected realizable amounts.

(H)       Inventories

Inventories are stated using the lower of cost or market, using the first-in, first-out method.

(I)            Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets (three to seven years). Depreciation expense for the quarter ended June 30, 2007 was $36,429, and year-to-date was $40,543. The following table summarizes total Property and Equipment:

	June 30, 2007	December 31, 2006
Machinery & equipment	$916,163	$—
Computers & telephone equipment	278,742	34,407
Office furniture & equipment	207,098	22,085
Leasehold & building improvements	66,373	5,630
Vehicles	18,582	—
	$1,486,958	$62,122
Less accumulated depreciation	(665,825)	(6,053)
Net Property and Equipment	$821,133	$56,069

(J)           Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(K)       Loss Per Share

The Company has adopted SFAS 128, “Earnings per Share.”  Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. On a weighted average basis, the total potential dilutive stock options outstanding at June 30, 2007 were 9,636,160.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(L)         Business Segments

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (SFAS 131). Certain information is disclosed in accordance with SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the period ending June 30, 2007 and currently, the Company operates in one segment, Durable Medical Equipment (“DME”).

(M)     Stock Based Compensation

The Company maintains one plan, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) under which key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company may receive stock options, stock appreciation rights and/or restricted stock for up to 15 million shares of the Company’s common stock. Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant, and the maximum term is ten years. Stock options are granted at various times and vest over various periods. Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option. Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment.  Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

The fair value of each option granted under the 2006 Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

6/30/2007
Expected life (years)	1.0-10.0
Expected stock price volatility	98.0-171.6%
Expected dividend yield	0.0%
Risk-free interest rate	4.82-5.09%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated. The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A summary of the status of the Company’s fixed stock option plan as of June 30, 2007 and the changes during the period ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Options outstanding at December 31, 2006	10,375,000	$0.30	9.85	$2,342,250
Granted	560,000	$0.62	9.71
Exercised	—	—
Forfeited	(4,000,000)	$0.38
Options outstanding at June 30, 2007	6,935,000	$0.28	9.39	$2,538,950
Options exercisable at June 30, 2007	5,198,333	$0.26	9.37	$2,052,767

There were no stock options exercised during the six months ended June 30, 2007.

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Range of Exercise Prices	June 30, 2007	Term (years)	Price	June 30, 2007	Price
$0.00 - 0.06	2,500,000	9.17	$0.06	2,083,333	$0.06
$0.07 - 0.38	3,875,000	9.50	$0.38	3,039,583	$0.38
$0.39 - 0.67	560,000	9.71	$0.62	75,417	$0.61
Total	6,935,000	9.39	$0.42	5,198,333	$0.45

The following table summarizes the status of the Company’s non-vested options since inception:

	Non-vested Options
		Weighted Average
	Options	Fair Value
Non-vested at December 31, 2006	9,464,583	$0.30
Granted	560,000	$0.61
Vested	(8,287,916)	$0.33
Forfeited	—	$0.38
Non-vested at June 30, 2007	1,736,667	$0.37

The weighted average fair value of options vested was $2.1 million for the period ended June 30, 2007. As of June 30, 2007, there was $0.9 million of total unrecognized compensation cost related to non-vested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.73 years.

The Company issues stock options, stock appreciation rights and restricted shares of common stock under one share-based compensation plan. At June 30, 2007, 15 million shares of common stock are

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

authorized for issuance under the Company’s share-based compensation plan. Stock option and restricted share awards are granted at the fair market value of the Company’s common stock on the date of grant. Stock option awards vest over a period determined by the compensation plan, ranging from one month to three years, and generally have a maximum term of ten years. Restricted shares of common stock vest over a period of time determined by the Compensation Committee of the Board of Directors.

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, Share-Based Payment (“SFAS 123R”), which require companies to measure and recognize compensation expense for all share-based payments at fair value. For the six month period ended June 30, 2007, the Company recognized $870,594 in compensation expense related to stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by approximately $0.03 during the period ended June 30, 2007. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

(N)       Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Fair Value Measurements (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 159 on our financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact that FIN 48 will have on its consolidated financial statements.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 3 BUSINESS ACQUISITIONS

On May 11, 2007, AMI’s wholly-owned subsidiary completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). Headquartered in Auburn, Washington, RSI specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the state of Washington. Currently, Rainier Surgical has more than 45 trained and experienced staff members. Through its stock and bill program, of inventory control and payment, Rainier Surgical eliminates the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI will handle inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients. Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients. The aggregate purchase price paid was $3,774,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,428,571 shares of AMI’s common stock valued at $900,000, and acquisition costs of approximately $199,000.

On May 4, 2007, AMI’s wholly-owned subsidiary completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through a merger, with OMI as the surviving entity. OMI is a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics. Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; explicitly the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million. The aggregate purchase price paid was $2,647,000, consisting of $200,000 in cash, a promissory note to the sellers in the amount of $100,000 due one year from closing, an aggregate of 3,300,000 shares of AMI common stock valued at $2,145,000, and acquisition costs of approximately $202,000.

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 3 BUSINESS ACQUISITIONS (Continued)

The following is an allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed for the RSI and OMI acquisitions. The allocation of the purchase price for the acquisitions will be finalized as AMI receives other information relevant to the acquisition and completes its analysis of other transaction-related costs. The final purchase price allocations for this acquisition may be different from the preliminary estimates presented below. The impact of any adjustments to the final purchase price allocations are not expected to be material to AMI’s results of operations for fiscal 2007.

	OMI	RSI	Total
	(In thousands)
Assets Acquired:
Accounts receivable	$1,342	$1,109	$2,451
Prepaid expenses and other current assets	20	25	45
Inventory	70	997	1,067
Property and equipment	165	523	688
Goodwill and intangible assets	2,089	3,603	5,692
Total assets acquired	$3,686	$6,257	$9,943
Liabilities Assumed:
Accounts payable and accrued expenses	$455	$833	$1,288
Long-term debt	584	1,528	2,112
Capital leases	—	122	122
Total liabilities assumed	$1,039	$2,483	$3,522
Net assets acquired	$2,647	$3,774	$6,421

The acquisitions above have been accounted for using the purchase method of accounting. The Company conducts its own valuations to determine the purchase price allocation process. At any point in time, some valuations and allocations may be preliminary, and subject to further adjustment.

The following pro forma information for the three and six months ended June 30, 2007, gives effect to the consolidation of RSI and OMI as if each transaction had occurred at January 1, 2007 (unaudited in thousands except per share amount):

Item	Three months ended June 30, 2007	Six months ended June 30, 2007
Net sales	$2,466	$4,942
Operating Costs and expenses	2,534	5,347
Stock Based Compensation	688	937
Net loss	(756)	(1,342)
Net loss per share	$(.03)	$(.04)

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 4 GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill and intangible assets with indefinite lives are not subject to amortization, but are monitored annually for impairment, or more frequently if there are other indications of impairment. Any impairment would be measured based upon the fair value of the related asset based on the provisions of SFAS No. 142. Because the Company has one reporting segment, under SFAS No. 142, the Company utilizes the entity-wide approach for assessing goodwill for impairment and compares its market value to its net book value to determine if an impairment exists. There were no impairment losses related to goodwill in any of the fiscal periods presented. If AMI determines through the impairment review process that goodwill has been impaired, AMI would record the impairment charge in its consolidated statement of income.

The amount of goodwill as of June 30, 2007, includes $837,302 from the RSI acquisition and no goodwill related to the OMI acquisition. Goodwill arising from the RSI acquisition reflects purchase price factors such as RSI’s unique position in its market and its geographic position in the Company’s development of a nationwide DME distribution network. The goodwill reported for these acquisitions reflect AMI’s preliminary purchase price allocation and is subject to change.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized over their expected useful lives. AMI assesses the impairment of amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors AMI considers important that could trigger an impairment review include the following:

•       a significant underperformance relative to expected historical or projected future operating results;

•       a significant change in the manner of AMI’s use of the acquired asset or the strategy for AMI’s overall business;

•       a significant negative industry or economic trend; and

•       AMI’s market capitalization relative to net book value.

Health insurance contracts for third party medical billing are increasingly difficult to negotiate and obtain due to consolidation efforts by Medicare and private insurance companies to control costs by reducing the number of providers in their networks. Once obtained and in place however, these contracts are very secure, so long as the provider stays in compliance with the contract. Many of the contracts have expiration dates, but have auto-renewal clauses. Other contracts do not have expiration dates at all and are subject only to periodic pricing updates. These contracts represent the ability to earn virtually all of the acquired companies’ income; therefore the useful life of the health insurance contracts is indefinite and not amortizable.

Calculating the fair value of the contracts with Medicare and private health insurance companies requires significant estimates and assumptions by management. The estimated values were based upon the entities’ projected earnings which rely substantially upon these contracts, before interest, taxes,

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 4 GOODWILL AND INTANGIBLE ASSETS (Continued)

depreciation, and amortization. A net present value method based upon several factors, including future business plans, actual operating results, market data and appropriate discount rates, was applied to give discounted cash flows expected to be generated. The net present value assumptions and methodology were as follows:

1.                Using the formula Cost of equity = expected risk-free rate of return + ((market risk factor / (historic return on equity—expected risk-free rate of return)), where

a.                  The expected risk-free rate of return was taken from the 10-year T-note rate at 8/30/07, 4.53%.

b.                 The market risk factor was taken from the stock volatility per DerivativesOne.com, based on stock prices of the Company, 1.486.

c.                  The historic return on equity was determined as a result of researching a variety of articles, concluding with 5.70%.

2.                Anticipated growth rate established by management was 2.5% per annum based upon industry experience and a range of forecasts for the durable medical supplies sector of the healthcare industry.

3.                Determining a length of time for the net income stream was one of the more difficult estimates. Research revealed a range of factors such as predictions that Medicare will cease to be able to pay claims in the year 2030, or depending on political changes in the next presidential election, all of health care insurance processing could change as early as five years from now. Taking the average of these forecasts, the assumption was to use a term of 14 years.

If AMI determines that an impairment review is required, AMI would review the expected future undiscounted cash flows to be generated by the assets. If AMI determines that the carrying value of intangible assets may not be recoverable, AMI would measure any impairment based on a projected discounted cash flow method using a discount rate determined by AMI to be commensurate with the risk inherent in AMI’s current business model. If impairment is indicated through this review, the carrying amount of the asset would be reduced to its estimated fair value.

The components of acquired identifiable intangible assets as of June 30, 2007 are as follows:

Health insurance contracts	4,844,930
Non-competition agreements, net of accumulated amortization of 115,123	34,877
4,879,807

The components of acquired identifiable intangible assets include: non-competition agreements which are amortized on a straight-line basis over the related estimated lives of the agreements (seven to ten years), and health care contracts for third party medical billing. These contractual intangibles have been valued under a net present value method that considers the future revenue growth of the Company at 2.5%, consistent with expectations for the Durable Medical Equipment (DME) sector of the health care

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 4 GOODWILL AND INTANGIBLE ASSETS (Continued)

industry and a discount rate of 6.27% which was based upon a calculation of the Company’s cost of equity. The Company is in the process of reviewing the valuation of its intangible assets and anticipates finalization by year end 2007.

NOTE 5 LONG TERM DEBT

Long term debt consists of the following:

Revolving line of credit maturing May 2012	$1,604,758
Note at 6% due May 2008	100,000
Note payable secured by a vehicle, due in monthly installments with final payment due January 2009	4,631
Accrued rent	39,878
Capital leases	141,488
Less current portion of long term debt	(144,261)
$1,746,494

On May 11, 2007, the Company and its wholly-owned subsidiaries entered into a $5.0 million Credit Agreement with TD BANKNORTH, N.A. (the “Credit Agreement”). The borrowing capacity available to the Registrant under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Revolving Acquisition Loan Facility which converts into a three-year term loan.

As of December 31, 2006, the Company had outstanding Bridge Notes payable to six investors, in amount of $160,000, bearing interest at 10% per annum. This obligation is recorded as notes payable net of a $132,822 discount associated with the shares of common stock issued coincident with the notes. On March 29, 2007, investors holding $60,000 in principal loan value converted their Bridge Notes and accrued interest into 63 shares of the Company’s 6% Series A Convertible Preferred Stock. The remaining balance of $100,000 plus accrued interest was paid off.

NOTE 6 STOCKHOLDERS’ EQUITY

Share-Based Compensation

In accordance with newly adopted SFAS No. 123R, for the quarter ended June 30, 2007, $190,942, and for the six months ended June 30, 2007, $870,594, of share-based compensation expense was recorded as an increase to additional paid in capital for share-based payment awards made to the Company’s employees and directors, based on the estimated fair values of stock options vesting during the periods.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. The Company’s board of directors (the “Board of Directors”) has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 6 STOCKHOLDERS’ EQUITY (Continued)

series. On May 8, 2007, the Company closed an additional portion of its private financing of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of Common Stock and Class C Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,169,091 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $478,620 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as a dividends totaling $1,700,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid in capital. Effective March 29, 2007, the Company closed the final portion of its private financing resulting in the issuance of 2,425 shares of 6% Series A Convertible Preferred Stock at $1,000 face value. The net proceeds to the Company from these financings totaling $2,133,849 was recorded as an increase to additional paid in capital. Each share of Preferred Stock is convertible into 2,857 shares of Common Stock. Each share of Preferred Stock issued under these financings also included one Series A Warrants and Series B Warrants. The Series A and B warrants entitle the holder to purchase 2,857 shares of the Company’s common stock for $0.35 per share for five years from the date of issuance. The warrants may be exercised for registered or unregistered shares of common stock for cash or under cashless exercise arrangements at the option of the Company. Under the Offering, the Preferred Stock is subject to forced conversion if the Common Stock trades above $1.75 per share for 30 consecutive trading days prior to the date of notice of conversion and there is an effective registration statement. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,909,934 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $512,566 to the Series A preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common shares on the date of issuance. Both the fair value of the warrants (Series A & B) and the beneficial conversion feature were recorded as a dividends totaling $2,237,825. These dividends were recorded as a reduction of retained earnings and an increase to additional paid in capital. The assumptions used in the Black Scholes model are as follows: (a) dividend yield of 0%; (b) expected volatility of 136.9%; (c) weighted average risk-free interest rate of 4.92%, and (d) expected life of 4.75 years as the conversion feature and warrants are immediately exercisable. Under the registration rights agreement, if the Company is unsuccessful in filing a registration statement within 30 days of closing the financing or does not have an effective registration within 90 days after the required initial filing date, it pays penalties of 2% per month payable in cash or the Company’s common stock, on the amount invested in Series A and B Convertible Preferred Stock, up to a maximum of eight months. Given the current levels of investment in Series A and B Preferred Stock, the Company estimates the total liability to be approximately $1.2 million. As of June 30, 2007, the Company had not accrued for penalties under the registration rights agreement since at that time, having responded to the comments prepared by

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 6 STOCKHOLDERS’ EQUITY (Continued)

the SEC staff, the Company had approximately 60 days to secure an effective registration statement before incurring penalties. The Company believed it was likely or at least reasonable possible that the Registration statement would be declared effective in advance of the deadline and the Company considered the likelihood of a contingent liability arising to be remote or reasonably possible. Upon receipt of additional comments prepared on August 17, 2007 by the SEC staff, the Company determined it was probable that penalties as defined in the Private Offering were due and began accruing the liability. Upon accruing the penalties, the expense will be reported in Other Expense.

The rollforward of the Company’s stockholders’ equity section  for the six months ended June 30, 2007 is as follows:

		$0.001 Par Value		$0.001 Par Value	Additional	Stock
	Preferred	Preferred	Common	Common	Paid-in	Subscription	Retained
Item	Shares	Stock	Shares	Stock	Capital	Receivable	Earnings	Total
Balance @ 12/31/06	3,203	3	24,556,000	24,556	5,490,762	(12,500)	(3,118,830)	2,383,991
AMI Net loss for 1/1/07 - 6/30/07							(1,634,055)	(1,634,055)
Amortize Stock Options 1/1/07 - 6/30/07					870,594			870,594
Payment of Stock Subscription Receivable						12,500		12,500
2/1/07 Preferred Shares Issuance	1,000	1			999,999			1,000,000
Deemed Dividend from Beneficial Conversion Feature of 2/1/2007 share issuance					1,000,000		(1,000,000)	0
3/29/07 Preferred Shares Issuance	1,425	1			1,425,022			1,425,023
3/29/07 Transaction costs					(187,197)			(187,197)
3/29/07 Settlement of Bridge Notes					(103,976)			(103,976)
Deemed Dividend from Beneficial Conversion Feature of 3/29/2007 share issuance					1,237,824		(1,237,824)	0
5/2/07 Preferred Shares Issuance	1,700	2			1,699,998			1,700,000
Deemed Dividend from Beneficial Conversion Feature of 5/2/2007 share issuance					1,700,000		(1,700,000)	0
Issue Shares—OMI			3,300,000	3,300	2,141,700			2,145,000
Issue Shares—RSI			1,472,995	1,473	898,527			900,000
Balance @ 6/30/07	7,328	7	29,328,995	29,329	17,173,253	0	(8,690,709)	8,511,880

Common Stock

Effective June 29, 2007, the Company filed with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation to increase its authorized capital to 301,000,000 shares, consisting of 300,000,000 shares of common stock, par value $.001 per share, without cumulative voting

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 6 STOCKHOLDERS’ EQUITY (Continued)

rights and without preemptive rights, and 1,000,000 shares of preferred stock, par value $.001 per share. Previously, the Company had authorized capital of 100,000,000 shares, consisting of 99,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

The amendment was authorized by the Company’s Board of Directors and adopted by the consent of a majority of the issued and outstanding shares of stock entitled to vote thereon with notice to the non-consenting shareholders.

NOTE 7 BUSINESS UNCERTAINTY

The Company has generated $1,605,365 in revenue, but has incurred a cumulative net loss of $2,363,732 and cumulative negative cash flows from operating activities of $1,400,958 since inception and has only recently consummated acquisitions of operating businesses (see Note 5 of the Notes to Condensed Consolidated Financial Statements). These factors raise substantial doubt about our ability to execute our business plan.  The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses and the continued acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.

NOTE 8 COMMITMENTS AND CONTINGENCIES

In connection with the sale of a prior business, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into a non-compete agreement with Otto Bock HealthCare L.P. (“Otto Bock”). The non-compete agreement provides that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years. In February 2007, the Company was advised by the attorneys for Otto Bock that the Company and its CEO, Edwin Reilly, acted in concert with Mr. Magliochetti in breach of his non-compete agreement. Otto Bock claims, among other things, that the Company plans to compete directly in the market for continuous passive motion products and services and in the market for pain management braces, and is doing business with prohibited customers. The Company and Messrs. Magliochetti and Reilly deny any and all wrongdoing. In view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation, the Company does not believe this claim has any merit. Although the Company has not been sued by Otto Bock, it and Mr. Magliochetti have been unsuccessful, to date, in resolving the matter. Unless they are able to do so in the immediate future Otto Bock has said it intends to sue the Company, which could have a material adverse effect on the Company’s operations.

NOTE 9 RESTATEMENT

The Company determined it had incorrectly accounted for a beneficial conversion feature with the December 2006 Preferred Stock issuance. Although the balance in Total Shareholders Equity on the Balance Sheet remains unchanged, Additional Paid-In Capital and Accumulated Deficit as of

ANDOVER MEDICAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
AS OF JUNE 30, 2007
(UNAUDITED)

NOTE 9 RESTATEMENT (Continued)

December 31, 2006 were each increased by $2,389,148 for the deemed dividend associated with this beneficial conversion feature. The effect of the dividend is reflected on the balance sheet as follows:

	As Reported	Adjustment	As Restated
Additional Paid-In Capital	$3,101,614	2,389,148	5,490,762
Accumulated Deficit	(729,682)	(2,389,148)	(3,118,830)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Andover Medical, Inc.:

We have audited the accompanying consolidated balance sheet of Andover Medical, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from inception (July 13, 2006) through December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Andover Medical, Inc. and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the period ended December 31, 2006, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has not yet generated revenues and is still developing its planned principal operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANTYLA MCREYNOLDS, LLC
Mantyla McReynolds, LLC

Salt Lake City, Utah
March 28, 2007 except for note 11 to which the date is July 31, 2007

Financial Statements.

ANDOVER MEDICAL, INC.
CONSOLIDATED BALANCE SHEET

Restated December 31, 2006
ASSETS
Current assets:
Cash	$2,377,572
Prepaid expenses and other current assets	133,974
Total current assets	2,511,546
Property and equipment, net	56,069
Deposits	8,893
Total assets	$2,576,508
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,944
Accrued expenses	135,395
Notes payable, net of $132,822 discount	27,178
Total current liabilities	192,517
Shareholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, 3,203 outstanding	3
Common stock, $.001 par value; 99,000,000 shares authorized, 24,556,000 outstanding	24,556
Additional paid-in capital	5,490,762
Stock subscription receivable	(12,500)
Accumulated deficit	(3,118,830)
Total shareholders’ equity	2,383,991
Total liabilities and shareholders’ equity	$2,576,508

The accompanying notes are an integral part of these financial statements

ANDOVER MEDICAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

July 13, 2006
(inception) to
December 31,
2006
Revenue	$0
Costs of revenue	0
Gross profit	0
General and administrative expenses (including stock-based compensation expense of $220,680)	608,903
Operating loss	(608,903)
Interest expense	115,395
Interest income	849
Loss before income tax expense	(723,449)
Provision for income taxes	6,233
Net loss	$(729,682)
Preferred stock dividend	2,389,148
Net loss available to common shareholders	(3,118,830)
Net loss per share:
Basic and diluted	$(.03)
Basic and diluted available to common shareholders	(.15)
Weighted average number of common shares outstanding:
Basic and diluted	20,857,884

The accompanying notes are an integral part of these financial statements

ANDOVER MEDICAL, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional	Stock		Total
	Shares		Shares		paid-in	Subscription	Retained	Shareholders’
	Issued	Amount	Issued	Amount	capital	Receivable	Earnings	Equity
Balance at July 13, 2006 (inception)			13,110,000	13,110	(13,110)			$0
Issuance of common stock, per August 31, 2006 reorganization agreement			10,000,000	10,000	(10,000)			0
Contributed capital					71,000			71,000
Amortization of unearned stock compensation					220,680			220,680
Issuance of common stock in payment for consulting services			100,000	100	6,460			6,560
Issuance of common stock related to convertible bridge offering, net of debt discounts			1,346,000	1,346	497,319			498,665
Issuance of preferred stock, net of offering costs	2,680	2			2,162,263	(12,500)		2,149,765
Dividend due to beneficial conversion of Preferred Stock and warrants					2,389,148		(2,389,148)	0
Issuance of preferred stock converted from bridge offering, net of debt issuance costs and debt discounts	523	1			167,002			167,003
Net loss							(729,682)	(729,682)
Balance at December 31, 2006 (Restated)	3,203	$3	24,556,000	$24,556	$5,490,762	$(12,500)	$(3,118,830)	$2,383,991

The accompanying notes are an integral part of these financial statements

ANDOVER MEDICAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

July 13, 2006
(inception) to
December 31,
2006
OPERATING ACTIVITIES:
Net loss	$(729,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,053
Share based compensation and stock issued for consulting expenses	227,240
Accrued interest and fees related to bridge loan	115,395
Changes in operating assets and liabilities:
Other receivables	(849)
Prepaid expenses	(133,125)
Deposits	(8,893)
Accounts payable and accruals	165,339
Net cash used in operating activities	(358,522)
INVESTING ACTIVITIES:
Purchase of property and equipment	(62,121)
Net cash used in investing activities	(62,121)
FINANCING ACTIVITIES:
Proceeds on convertible bridge loans	673,000
Debt issuance costs	(109,922)
Issuance of preferred stock, net of offering costs	2,149,765
Proceeds from contributed capital and other equity adjustments	85,372
Net cash provided by financing activities	$2,798,215
Net increase in cash and cash equivalents	2,377,572
Cash and cash equivalents at beginning of period	0
Cash and cash equivalents at end of period	$2,377,572
Noncash activities:
Stock issued for consulting services	$6,560
Stock issued for Debt	$522,929
Supplemental cash flow information:
Cash paid for interest	$0
Cash paid for taxes	$0

The accompanying notes are an integral part of these financial statements

Notes to Consolidated Financial Statements

1.   ORGANIZATION

Andover Medical, Inc. (the “registrant”, “Company,” “we”, “us”, “our”, or “AMI”), formerly known as Snow & Sail Sports, Inc. is a Delaware corporation formed on September 9, 2005. AMI’s wholly owned subsidiary, Andover Management Services, Inc. (“AMSI”) is a Delaware corporation formed on July 13, 2006. On August 31, 2006, the registrant entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the registrant spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”). The following steps were taken in connection with the Transaction:

•       the registrant effected a 28.5-for-1 forward stock split whereby 460,000 pre-forward split registered shares held by approximately 42 non-affiliates (the “Non-Affiliates”) of the registrant were converted into 13,110,000 post-forward split registered shares (the “Post-Forward Split Registered Shares”);

•       all of the registrant’s issued and outstanding shares of registered and restricted common stock (other than the Post-Forward Split Registered Shares) were cancelled;

•       in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement the registrant issued an aggregate of 10,000,000 restricted shares of its common stock in connection with the Transaction to certain affiliates and individuals. As part of the Reorganization Agreement, all of the rights, title and interest in the new business of Andover Medical, Inc., including, but not limited to, letters of intent for acquisitions, an office lease, office furniture and cash were transferred to the registrant;

•       as a result of the investment and transaction, third party investors attained 71% ownership. AMSI shareholders, through their affiliates, retained approximately 29% in the combined entity. Snow & Sail shareholders received cash and the net assets of ski touring business. Their equity interests in Snow & Sail were cancelled;

•       Paul F. Tetreault and John P. Greeley, representing all of the former officers and directors of the registrant prior to the Transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.; Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the registrant, and Mr. Coffill was elected to serve as its sole director;

•       the registrant’s former business (including all of its assets and liabilities), which involved providing one-day ski trips within the New England area was spun off prior to the Transaction; the registrant is now engaged in the business of providing orthopedic, podiatric and urological supplies and services to physicians and other healthcare providers; and

•       the registrant changed its name from Snow & Sail Sports, Inc. to Andover Medical, Inc.

The Transaction is accounted for as a reverse merger.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)      Principles of Accounting

These financial statements are stated in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Notes to Consolidated Financial Statements (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(B)       Principles of Consolidation

The consolidated financial statements as of December 31, 2006, include the amounts of AMI and its subsidiary AMSI. All intercompany accounts and balances have been eliminated in consolidation.

(C)       Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board No. 141 Business Combinations. This statement requires all business combinations to be accounted for by the purchase method. This statement requires that the cost of the acquisition be allocated to the relative fair value of all assets and liabilities of the acquired entity. Any difference between the net fair value of assets received and the purchase price is allocated to goodwill.

(D)      Goodwill and Intangible Assets

Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to acquisitions are subject to annual review for impairment or upon the occurrence of certain events, and if impaired, are written down to fair market value.”

(E)       Revenue Recognition

Revenues are recognized at the time services and related products are provided to patients, collection is reasonably assured, and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payers, including private insurers, prepaid health plans, and Medicare.

(F)        Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2006, there were no cash equivalents.

(G)     Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principals generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

(H)     Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of demand deposit.

Notes to Consolidated Financial Statements (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(I)           Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with Statement of Financial Accounting Standards No. 154 (Accounting for Changes and Error Corrections (“FAS 154”), which typically requires adjustments in the period when new information becomes available to management. Actual results could differ from those estimates.

(J)          Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of three years for computer equipment, seven years for office furniture and telephone equipment, and three years for computer software. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful life of the leasehold improvements. The following table summarizes total Property and Equipment:

Computer equipment	$23,887
Office furniture	22,085
Computer software	5,900
Leasehold improvements	5,630
Telephone equipment	4,620
62,122
Accumulated depreciation and amortization	(6,053)
$56,069

Depreciation expense was $6,053 in 2006.

(K)      Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(L)        Loss Per Share

The Company has adopted SFAS 128, “Earnings per Share.” Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the

Notes to Consolidated Financial Statements (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periods presented because their inclusion would be anti-dilutive. The total potential dilutive stock equivalents outstanding at December 31, 2006 were 10,061,388.

(M)    Business Segments

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (SFAS 131). Certain information is disclosed in accordance with SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the period ending December 31, 2006 and currently, the Company operates in one segment, Durable Medical Equipment.

(N)      Stock Based Compensation

In December 2004, FASB issued SFAS No. 123(R), “Share-Based Payment,” (SFAS 123(R)) which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS 123(R), companies are required to measure the compensation costs of stock-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107, (“SAB 107”). SAB 107 expresses views of the staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of stock-based payment arrangements for public companies. SFAS 123(R) permits public companies to adopt its requirements using one of two methods. Effective in the first quarter of fiscal 2006, the Company has adopted the provisions of SFAS 123R and related interpretations as provided by SAB 107. As such, compensation costs are measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. During the period ended December 31, 2006, the Company recognized compensation costs related to its stock option program of $220,680 in general and administrative expenses. The Company did not recognize any income tax benefits during the period ended December 31, 2006 for the compensation expense relating to its stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by approximately $0.01 during the period ended December 31, 2006.

(O)     Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards Board Statement (FAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment to FAS No. 115,” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged. The Company is currently evaluating the impact of FAS 159 on its consolidated financial statements.

In September 2006, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a

Notes to Consolidated Financial Statements (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not believe that the adoption of SAB 108 will have a significant impact on its consolidated statement of income or financial condition.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective fiscal years beginning after December 15, 2006. The Company expects to adopt FIN 48 in fiscal 2007 and is in the process of evaluating the impact that FIN 48 will have on its consolidated financial statements.

In June 2006, the Emerging Issues Task Force of the Financial Accounting Standards Board (the “EITF”) reached a conclusion on EITF Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”. The scope of EITF Issue No. 06-3 includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to, sales, use, value added, and some excise taxes. The EITF Issue No. 06-3 requires that the presentation of taxes on either a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. EITF Issue No. 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The Company expects to adopt EITF Issue No. 06-3 in its first quarter of fiscal 2007. The Company does not believe that the adoption of EITF Issue No. 06-3 will have a significant impact on its consolidated statement of income or financial condition.

3.   LEASES

At December 31, 2006, the Company had the following minimum rental commitment for office space for a three year period with minimum lease payments of $4,019:

Rental
Fiscal Year	Commitments
2007	48,228
2008	48,228
2009	28,133
$124,589

Notes to Consolidated Financial Statements (Continued)

4.   PROMISSORY NOTES

During the period ended December 31, 2006, the Company completed a $673,000 bridge loan from 15 investors. This obligation was issued in connection with a bridge financing by the Company of a maximum of $800,000 of 10% Subordinated Bridge Offering Promissory Notes. Each Bridge Note investor received two shares of the Company’s Common Stock, or an aggregate of 1,346,000 shares for loans totaling $673,000. In addition, the notes are convertible into preferred shares at $1,000 per share. The proceeds were bifurcated between the notes and the shares issued in conjunction with this financing based on the relative fair value of the components. Of the amount financed, $352,863 was allocated to the shares and $320,137 was allocated to the debt. The debt was discounted an additional $145,802 related to a beneficial conversion feature. On December 22, 2006, investors holding $513,000 in principal loan value converted their Bridge Notes and accrued interest into 523 shares of the Company’s 6% Series A Convertible Preferred Stock. The conversion rate was one share of Preferred Stock for $1,000 principal in Bridge Notes. As of December 31, 2006, the Company had outstanding Bridge Notes payable to six investors, in the aggregate amount of $160,000, bearing interest at 10% per annum. This obligation is recorded as notes payable net of a $132,822 discount associated with the shares common stock issued coincident with the note. The Company recorded interest expense of $27,178 related to the debt discount. The discount was determined pursuant to the guidance under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. EITF 98-5 requires the value attributed to a beneficial conversion feature be recognized and measured at the commitment date, by allocating a portion of the proceeds equal to the intrinsic value of the conversion feature to additional paid-in capital. This allocation results in a discount on the convertible instrument. The amount of the discount cannot exceed the principal on the note. A discount assigned to the convertible debt is recorded as interest expense over the period from the issuance date to the stated redemption date.

5.   STOCKHOLDERS’ EQUITY

Issuances and Cancellation of Common Stock in Connection with Reorganization

In August 2006, the Company entered into a reorganization agreement wherein certain existing shares were split, 10 million shares of its common stock were issued and certain registered restricted shares were cancelled. For further details of this reorganization, see Note 1 (B) of the Notes to Condensed Consolidated Financial Statements. The Company issued 100,000 shares of common stock in exchange for consulting services. This transaction was valued at $0.0656 per share based upon an independently determined share price at that time reflecting the price used in private sales coincident with the issuance of these shares.

Share-Based Compensation.

In accordance with newly adopted SFAS No. 123R, for the period ended December 31, 2006, $220,680 of share-based compensation expense was recorded as an increase to additional paid-in capital for share-based payment awards made to the Company’s employees and directors, based on the estimated fair values of stock options vesting during the period.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. The Company’s board of directors (the “Board of Directors”) has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more

Notes to Consolidated Financial Statements (Continued)

5.   STOCKHOLDERS’ EQUITY (Continued)

series. As noted previously, on December 22, 2006, the Company closed a portion of its private financing resulting in the issuance of 2,680 shares of 6% Series A Convertible Preferred Stock at $1,000 face value for net proceeds (after offering costs) of $2,162,265, less a subscription receivable of $12,500. Also as part of the bridge loan offering discussed in Note 4, investors holding $513,000 in principal loan value converted their notes, and accrued interest, into 523 shares of 6% Series A Convertible Preferred Stock. Each share of Preferred Stock is convertible into 2,857 shares of Common Stock. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,832,974 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $694,328 to the Series A preferred shares and 226,886 for the converted Bridge Notes based upon the difference between the conversion price of those shares and the closing price of the Company’s common shares on the date of issuance. Both the fair value of the warrants (Series A and B) and the beneficial conversion features were recorded as a dividends totaling $2,389,148. These dividends were recorded as a reduction of retained earnings and an increase to additional paid in capital Under the Offering, the Preferred Stock is subject to forced conversion if the Common Stock trades above $1.75 per share for 30 consecutive trading days prior to the date of notice of conversion and there is an effective registration statement.

6.   STOCK OPTION PLAN

On August 31, 2006, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) was approved and adopted by the Board of Directors and the holders of a majority of the Company’s issued and outstanding common stock. Under the 2006 Plan, the Company may grant stock options, stock appreciation rights or restricted stock to its employees, officers and other key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company, to purchase up to 5 million shares of the Company’s common stock. On December 27, 2006, the Board of Directors and holders of a majority of the Company’s issued and outstanding common stock amended the 2006 Employee Stock Incentive Plan to increase the maximum number of shares that may be issued upon exercise of stock options, stock appreciation rights or restricted stock granted thereunder from 5,000,000 shares of common stock to 15,000,000 shares of common stock.

Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant, and the maximum term is ten years. Stock options are granted at various times and vest over various periods. Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option. Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment. Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

Notes to Consolidated Financial Statements (Continued)

6.   STOCK OPTION PLAN (Continued)

Following the provisions of SFAS No. 123(R), we have adopted the modified prospective method of accounting and reporting for share-based payments and we recognize the related cost of an option over the requisite service. We have estimated the fair value of options using the Black-Scholes option valuation model. The use of this valuation model requires the use of accounting judgment and financial estimates, including estimates of the expected term employees will retain their vested options before exercising them, the estimated volatility of our stock price, and the number of options that will be forfeited prior to the completion of their vesting requirements. Application of alternative assumptions could produce significantly different estimates of the fair value of stock-based compensation and consequently, the related amounts recognized in our statement of operations. Assumptions used for the valuation mode are set forth below:

12/31/2006
Expected life (years)	1.0-10.0
Expected stock price volatility	243.48-541.01%
Expected dividend yield	0.0%
Risk-free interest rate	4.94-5.08%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated based on the “simplified” method under the provisions of SAB 107. The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

On August 31, 2006, the Company granted a total of 2,500,000 stock options valued at $162,956, including 1,250,000 options to each of Edwin A. Reilly, its sole officer and Robert G. Coffill, then its sole director. The options expire 10 years from the date of issuance and have an exercise price of $.06 per share. One-twelfth of the options shall vest and be exercisable on the last day of each month over a 12-month period starting with September 30, 2006, subject to acceleration in the event of a Material Transaction (as defined in the 2006 Plan). Compensation expense totaling $54,319 was recorded for the period ended December 31, 2006.

On December 27, 2006, the Board of Directors granted Edwin Reilly, then the Chief Operating Officer, options under the Employment Agreement referenced below in Note 10 “Employee Agreements/Commitments/Contingencies” providing for the purchase of 700,000 shares of the Company’s Common Stock under the 2006 Plan valued at $208,001. The Board determined the exercise price of $0.38 per share of Common Stock equals 100% of the fair market value per share as of December 27, 2006. The shares underlying the Employment Agreement Options to Edwin Reilly shall be vested and exercisable in 12 equal installments ending on December 20, 2007. Pursuant to his Employment Agreement, Edwin Reilly shall be granted additional options to purchase 700,000 shares on each of December 20, 2007 and December 20, 2008, with each option vesting over a 12 month period from the date of grant. Compensation expense totaling $17,333 was recorded for the period ended December 31, 2006.

On December 27, 2006, the Board of Directors granted Frank Magliochetti, then Chief Executive Officer, options under the Employment Agreements referenced above, providing for the purchase of 6,500,000 shares of the Company’s Common Stock under the 2006 Plan, valued at $682,245. The Board

Notes to Consolidated Financial Statements (Continued)

6.   STOCK OPTION PLAN (Continued)

determined the exercise price of $0.38 per share of Common Stock equaled 100% of the fair market value per share as of December 27, 2006. The shares fully vested on January 20, 2007. Compensation expense totaling $142,134 was recorded for the period ended December 31, 2006.

On December 27, 2006, the Board of Directors granted options (the “Directors’ Options”) to acquire 675,000 shares (225,000 shares each) 225,000 shares of the Common Stock to each of Robert G. Coffill, Marshall Sterman, and Robert A. Baron (the “Directors”) under the 2006 Plan valued at $248,000. The Directors’ Options for each of the Directors shall be vested and exercisable in 36 equal monthly installments ending on December 20, 2009. The Board determined the exercise price of $0.38 per share equaled 100% of the fair market value per share of Common Stock as of December 27, 2006. Compensation expense totaling $6,894 was recorded for the period ended December 31, 2006.

A summary of the status of the Company’s fixed stock option plan as of December 31, 2006 and the changes during the period ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
2006:
Granted	10,375,000	$.30	9.85
Exercised
Forfeited
Options outstanding at December 31, 2006	10,375,000	$.30	9.85	2,342,250
Options exercisable at December 31, 2006	910,417	$.09	9.85	398,563

There were no stock options exercised during 2006.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$0.00-0.06	2,500,000	9.67	$0.06	833,334	$0.06
$0.07-0.38	7,875,000	9.92	$0.38	77,083	$0.38
Total	10,375,000	9.85	$0.30	910,417	$0.09

The following table summarizes the status of the Company’s non-vested options since inception:

	Non-vested Options
	Number of Shares	Weighted Average Fair Value
Non-vested at inception	0	$.00
Granted	10,375,000	$.30
Vested	(910,417)	$0.09
Forfeited
Non-vested at December 31, 2006	9,464,583	$0.32

Notes to Consolidated Financial Statements (Continued)

6.   STOCK OPTION PLAN (Continued)

The weighted average fair value of options vested was $2,500,000 for the period ended December 31, 2006. As of December 31, 2006, there was $0.6 million of total unrecognized compensation cost related to non-vested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.57 years.

7.   INCOME TAXES

The significant components of the Company’s deferred income tax liabilities and assets are as follows:

Deferred tax liabilities:
Fixed Assets Depreciation	$(1,878)
Deferred tax assets:
Net operating loss carryforwards	191,020
Accrued expenses	11,514
200,656
Less valuation allowance	(200,656)
Net deferred tax assets (liabilities)	$—

Components of income tax provision for the year ended December 31, 2006 is as follows:

2006
Current:
Federal	$—
State	6,233
6,233
Deferred:
Federal	$—
State	—
—
$6,223

Actual income taxes reported are different than would have been computed by applying the federal statutory tax rate (34%) to income before income taxes. The reasons for this difference are as follows:

2006
Computed expected statutory expense (benefit)	$(289,380)
Increase in rate resulting from:
State income taxes, net of federal benefit	(2,492)
Minimum state franchise taxes	6,233
Change in valuation allowance	200,656
Stock compensation expense	91,216
$6,233

The Company provided a full valuation allowance as of December 31, 2006 against its net operating loss carry forwards.

Notes to Consolidated Financial Statements (Continued)

8.   SUBSEQUENT EVENTS

On February 2, 2007, the Company closed an additional portion of its private financing of 20 Units of the Company’s securities, representing $1,000,000 principal amount of 6% Series A Convertible Preferred Stock at $50,000 face value per Unit each Unit convertible at $.35 per share into 142,850 shares of Common Stock and Class A Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock, plus Class B Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,914,190 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $207,108 to the Series A preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common shares on the date of issuance. Both the fair value of the warrants (Series A and B) and the beneficial conversion feature were recorded as a dividends totaling $1,000,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

On March 9, 2007, the Board of Directors of the Company accepted the resignation of Frank P. Magliochetti, Jr. as its Chairman of the Board and Chief Executive Officer, effective immediately. Mr. Magliochetti rescinded options to purchase 4,000,000 shares of common stock and he intends to transfer all of his shares to a foundation he is establishing for colorectal cancer.

Also on March 9, 2007, the Board of Directors of the Company appointed Edwin A. Reilly as CEO and elected Mr. Reilly Chairman. Mr. Reilly has been serving as President and Chief Operating Officer under a three-year employment agreement entered into on December 20, 2006.

On March 20, 2007, a wholly-owned subsidiary of the Company entered into an Agreement and Plan of Merger to acquire 100% of the outstanding capital stock of Ortho-Medical Products, Inc. (“OMI”) and merge the Buyer with and into OMI, with OMI as the surviving entity. The aggregate purchase price to be paid is $2,500,000, subject to post-closing adjustments and an escrow, consisting of $500,000 in cash and $2,000,000 in value of AMI Common Stock, based on the 10 day average prior to closing, subject to a floor and a ceiling. Existing OMI management will continue post closing in accordance with certain employment or consulting agreements to be executed at closing.

9.   BUSINESS UNCERTAINTY

The Company has generated no revenues since the merger. This raises substantial doubt about our ability to execute our business plan. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses. In particular, the Company expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms.

10.   EMPLOYEE AGREEMENTS/COMMITMENTS/CONTINGENCIES

On December 20, 2006, Andover Medical, Inc. (the “Company”) entered into an employment agreement with Edwin A. Reilly for Mr. Reilly to serve as the Company’s President and Chief Operating Officer (“COO”). Pursuant to his employment agreement Mr. Reilly receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance. The term of the agreement is for three years

Notes to Consolidated Financial Statements (Continued)

10.   EMPLOYEE AGREEMENTS/COMMITMENTS/CONTINGENCIES (Continued)

commencing August 31, 2006, and will automatically renew for additional one year terms unless notice of non-renewal is provided in accordance with the employment agreement. The Company may terminate the agreement for Cause (as defined) or one year’s prior notice. Mr. Reilly has been awarded stock options to purchase 700,000 shares of Common Stock on December 20, 2006 and shall be granted options to purchase 700,000 shares on each of December 20, 2007 and 2008, at then fair market value with each option vesting over a 12-month period from the date of grant.

Mr. Reilly will participate in the Company’s benefit programs and until such time as the Company’s health plan is established, the Company shall pay Mr. Reilly’s monthly private medical plan premium which shall not exceed $1,200.00 per month. Mr. Reilly shall also be provided with the use of an automobile or an automobile allowance, the cost of either of which shall not exceed $1,000.00 per month.

In connection with the sale of a prior business, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into a non-compete agreement with Otto Bock HealthCare L.P. (“Otto Bock”). Any litigation claims against the Company concerning that non-compete agreement could be costly and time consuming and could divert our management and key personnel from business operations. The non-compete agreement provides that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years. In February 2007, the Company was advised by the attorneys for Otto Bock that the Company and its CEO, Edwin Reilly, acted in concert with Mr. Magliochetti in breach of his non-compete agreement. Otto Bock claims, among other things, that the Company plans to compete directly in the market for continuous passive motion products and services and in the market for pain management braces, and is doing business with prohibited customers. The Company and Messrs. Magliochetti and Reilly deny any and all wrongdoing. In view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation, the Company does not believe this claim has any merit. Although the Company has not been sued by Otto Bock, and Mr. Magliochetti is attempting to resolve the matter, there can be no assurance that the Company will not be sued by Otto Bock, which could have a material adverse effect on the Company’s proposed operations.

11.   RESTATEMENT

The Company determined it had incorrectly accounted for a benefical conversion feature with the December 2006 Preferred Stock issuance. Accordingly, Additional Paid-In Capital and Accumulated Deficit were each increased by $2,389,148 for the deemed dividend associated with this beneficial conversion feature. Please refer to note 5 regarding the accounting for this transaction.

	As Reported	Adjustment	As Restated
Additional Paid-In Capital	$3,101,614	2,389,148	5,490,762
Accumulated Deficit	(729,682)	(2,389,148)	(3,118,830)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ortho-Medical Products, Inc.
Mineola, NY

We have audited the accompanying balance sheets of Ortho-Medical Products, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ortho-Medical Products, Inc., as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ MANTYLA MCREYNOLDS, LLC
May 2, 2007
Salt Lake City, Utah

ORTHO-MEDICAL PRODUCTS, INC.
BALANCE SHEET
DECEMBER 31, 2006 & 2005

	2006	2005
ASSETS
Current Assets
Cash	$7,907	$4,527
Accounts Receivable, net of allowance	1,173,540	732,104
Inventory	69,991	53,639
Other Current Assets	22,771	6,245
Total Current Assets	1,274,209	796,515
Fixed Assets, net of Depreciation	153,944	174,518
Intangible assets	117,513	171,958
TOTAL ASSETS	$1,545,666	$1,142,991
LIABILITIES & EQUITY
Current Liabilities
Accounts Payable	$423,796	$216,684
Accrued Expenses	45,054	332
Bank Loan	49,969	36,686
Due to Shareholder—J. Wilde	18,889	—
Total Current Liabilities	537,708	253,702
Long Term Liabilities
Bank Credit Line	235,720	60,720
Bank Loan	237,330	298,028
Total Long Term Liabilities	473,050	358,748
Deferred Item	200,000	200,000
Total Long Term Liabilities and Deferred Item	673,050	558,748
Total Liabilities and Deferred Item	1,210,758	812,450
Stockholders’ Equity
Common Stock—no par value, 500 shares authorized, and 200 shares issued and outstanding	3,000	3,000
Capital Surplus	250,000	250,000
Retained Earnings	77,541	25,484
Net Income	4,367	52,057
Total Stockholders’ Equity	334,908	330,541
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,545,666	$1,142,991

See accompanying notes to financial statements

ORTHO-MEDICAL PRODUCTS, INC.
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 & 2005

	2006	2005
Sales	$4,595,002	$3,500,936
Less: Contractual Adustment	(1,184,822)	(880,597)
Less: Unknown Contractual Adjustment	(249,223)	(87,231)
Total Adjusted Sales	3,160,957	2,533,108
Cost of Goods Sold	900,296	668,964
Gross Profit	2,260,661	1,864,144
Expense
Loan Interest	48,067	28,374
Sales Commissions	63,776	172,467
Amortization	54,446	75,516
401(k) Admin fees	1,240	2,420
Advertising	3,925	3,378
Auto Expense	53,340	38,969
Bank Charges	2,773	3,231
Computer Expense	8,621	5,998
Consulting Fees	575	—
Credit Card fees	4,692	4,017
Depreciation	57,630	52,291
Dues & Subscriptions	1,809	2,100
Equipment Rental	3,659	—
Health Insurance Expense	117,247	84,579
Liablility Insurance	19,176	13,460
Insurance—Other	42,614	33,870
Legal & Professional	24,315	19,201
Licenses & Fees	1,844	—
Misc Expense	9,280	6,657
Office expense	33,522	37,320
Parking and Tolls	894	3,900
Officers payroll	120,137	116,940
Office payroll	1,119,882	737,606
Payroll Service	1,917	3,649
Payroll Taxes	108,925	75,096
Postage	11,651	9,118
Real Estate Tax	25,086	25,459
Rent	203,606	171,498
Repairs & Maintenance	14,046	10,317
Respitory Tech	4,445	—
Storage	1,058	632
Telephone	28,440	23,505
Travel and Entertainment	26,123	14,541
Utilities	34,352	30,273
Total Expenses	2,253,113	1,806,382
Income before income taxes	7,548	57,762
Federal Income Taxes	800	1,800
State Income Taxes	1,881	1,400
City Income Taxes	500	2,505
Total Current Income Taxes	3,181	5,705
Net Income	$4,367	$52,057
Net income per share:
Basic and Diluted	$21	$260
Weighted average number of common shares:
Basic and Diluted	200	200

See accompanying notes to financial statements

ORTHO-MEDICAL PRODUCTS, INC.
STATEMENT OF STOCKHOLDERS’S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 & 2005

	Common	Paid-In	Capital	Retained
	Shares	Capital	Surplus	Earnings	Total
Balance—December 31, 2004	200	$3,000	$250,000	$25,484	$278,484
Net Income—2005				52,057	52,057
Balance—December 31, 2005	200	3,000	250,000	77,541	330,541
Net Income—2006				4,367	4,367
Balance—December 31, 2006	200	$3,000	$250,000	$81,908	$334,908

See accompanying notes to finanancial statements

ORTHO-MEDICAL PRODUCTS, INC.
STATEMENT OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2006 & 2005

	2006	2005
Operating Activities
Net Income	$4,367	$52,057
Adjustments to reconcile Net Income to net cash provided by operations Depreciation & Amortization	112,076	127,802
Increase in Inventory	(16,352)	(32,039)
Increase in Accounts Receivable	(441,436)	(57,888)
Increase in Prepaid Taxes	(2,062)
Increase in Prepaid Expenses	(12,038)	1,227
Increase in Rent Security	(1,500)	(1,875)
Decrease in Security Deposit & Transitchex	(926)
Increase in Accounts Payable & Accrued Expenses	251,834	(22,541)
Net cash provided by Operating Activites	(106,037)	66,743
Investing Activites
Purchase of Equipment	(37,057)	(31,530)
Net cash used for Investing Activities	(37,057)	(31,530)
Financing Activities
Loan Fees		(6,665)
Loan proceeds	175,000	395,434
Retirement of Old Debt	(47,415)	(430,186)
Proceeds from loan from shareholder	18,889
Net cash used for Financing Activities	146,474	(41,417)
Net cash increase (decrease) for period	3,380	(6,204)
Cash at beginning of period	4,527	10,731
Cash at end of period	$7,907	$4,527
Supplemental cash flow information
Cash paid for interest expense	$48,067	$28,374
Cash paid for income taxes	$6,507	$6,733

See accompanying notes to financial statements

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
Years Ended December 31, 2006 and 2005

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Ortho-Medical Products, Inc., (the “Company,” “we”, “us”, “our”, or “OMI”), a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics (O&P). Founded in 1982, Ortho-Medical Products focuses on servicing the needs of patients in the Tri-State Region; explicitly the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, Ortho-Medical Products has approximately 30 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. Focusing on quality care and service, OMI has secured over 800 accounts that service more than 5,000 Tri-State Region patients.

Within OMI, the custom orthotics and prosthetics product line has seen substantial growth. OMI distributes customized and prefabricated O&P products. Presently, O&P sales are split, 50 percent prefabricated and 50 percent sophisticated custom orthotics. When compared to prefabricated O&P devices, OMI customized orthotics provides greater support for patient’s compromised joints, weak muscles, and other medical conditions.

Principles of Accounting

These financial statements are stated in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition

Revenues are recognized at the time invoices for services and related products that are provided to patients are submitted for reimbursement and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payers, including private insurers, prepaid health plans, and Medicare.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2006, there were no cash equivalents.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principals generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of demand deposit.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with Statement of Financial Accounting Standards No. 154 (Accounting for changes and Error Corrections (“FAS 154”), which typically requires adjustments in the period when new information becomes available to management. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of three years for computer equipment, seven years for office furniture and telephone equipment, and three years for computer software. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful life of the leasehold improvements. The following table summarizes total Property and Equipment:

	2006	2005
Machinery & Equipment	$383,211	$366,915
Leasehold Improvements	58,737	37,977
	441,948	404,892
Accumulated Depreciation	288,004	230,374
	$153,944	$174,518

Depreciation expense was $57,630 in 2006 & $52,291 in 2005.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Costs

The company expenses advertising costs as they are incurred. Advertising expense was $3,925 and $3,378 for the years ended December 31, 2006 and 2005, respectively.

Accounts Receivable

Trade accountants receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Changes in the valuation allowance have not been material to the financial statements. Charges in the valuation allowance have not been material to the financial statements.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.

Capital Leases

The company conducts its operations from facilities that are leased under various non cancelable operating leases expiring through December 31, 2010.

2.   GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets with indefinite lives are tested annually for impairment in accordance with the provisions of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” (FAS 142). The Company’s impairment review is based on a discounted cash flow approach at the reporting unit level that requires management judgment with respect to revenue and expense growth rates, changes in working capital and the selection and use of an appropriate discount rate. The Company uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.

Intangible assets with estimable lives and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144). Recoverability of intangible assets with estimable lives and other long-lived assets is measured by a comparison of the carrying amount of an asset or asset group to future net undiscounted pretax cash flows expected to be

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

2.   GOODWILL AND INTANGIBLE ASSETS (Continued)

generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset or asset group exceeds the related estimated fair value. Estimated fair value is based on either discounted future pretax operating cash flows or appraised values, depending on the nature of the asset. The Company determines the discount rate for this analysis based on the expected internal rate of return for the related business and does not allocate interest charges to the asset or asset group being measured. Judgment is required to estimate discounted future operating cash flows.

At December 31, 2006, and 2005 the Company had the following intangible assets:

Item	2006	2005
Loan Fees	$6,665	$6,665
Organizational costs	24,353	24,353
Goodwill	50,000	50,000
Customer lists	130,000	130,000
Non Compete	150,000	150,000
	361,018	361,018
Less: Accumulated Amortization	(243,505)	(189,060)
	$117,513	$171,958

Goodwill is not being amortized.

3.   LEASES

At December 31, 2006, the Company had the following minimum rental commitment for office space in four locations for a various lease terms with minimum lease payments as follows:

Fiscal Year	Rental Commitments
2007	203,782
2008	117,749
2009	19,350
2010 and Thereafter	22,000
$362,881

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

4.   DEBT

As of December 31, 2006, the Company had outstanding a Bank Term Loan in the amount of $287,299, bearing interest at 6.9% per annum. This obligation matures during 2010 and is recorded as long term debt. The Company also maintains a Line of Credit with a balance outstanding of $235,720, bearing interest at prime plus 1% or 9.75% per annum as of December 31, 2006 and 2005, respectively. The Line of Credit expires in 2008. Both facilities are secured by the Company’s assets and guaranteed by shareholders.

Item	2006	2005
Term Loan	$287,299	$334,714
Line of Credit	235,720	60,720
Total Debt	523,019	395,434
Less: Current Portion	49,969	36,686
Long Term Debt	$473,050	$358,748

5.   DEFERRED ITEM

During 2003 the Company settled outstanding indebtedness with CMI. Due to the terms of the settlement the Company recorded the settled amount as deferred income. As of December 31, 2006, and 2005 the Company recorded $200,000 as a deferred item included as a long term liability.

6.   STOCKHOLDERS’ EQUITY

Common Stock

The Company’s Certificate of Incorporation authorizes the issuance of 500 shares of no par value common stock. The Company’s board of directors (the “Board of Directors”) has the power to designate the rights and preferences of the common stock and issue the common stock in one or more series.

7.   INCOME TAXES

Income tax expense differs from amounts computed by applying the statutory Federal rate to pretax income as follows:

	Years ended December 31,
	2006	2005
Federal Income tax at statutory rates Effect of:	$1,132	$14,440
State income taxes	(332)	(1,199)
Loss carry forward		(11,441)
Total Actual Provision	$800	$1,800

8.   RELATED PARTY TRANSACTIONS

A company owned by one shareholder owning 22% of the company earned sales commission amounting to approximately $67,000 in 2006 and $18,000 in 2005. Such amounts were negotiated utilizing similar commission rates used with other independent sales group.

ORTHO-MEDICAL PRODUCTS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

8.   RELATED PARTY TRANSACTIONS (Continued)

A shareholder owning 5% of the Company loaned the Company $19,000 in December, 2006. The loan was repaid without interest in January 2007.

One shareholder owning 6% of the company is a partner in the accounting firm that is responsible for the internal accounting functions of the company. Fees paid amount to approximately $19,000 in 2006 and 2005.

9.   CONCENTRATIONS OF RISK

The Company’s sales are comprised of three major customers that represent a significant portion of their sales and receivables. They are Medicare, Medicaid and Academy Orthotics and Prosthetics. If any of these customers should cease to do business with the Company and or become unable to meet their obligations toward the Company, we could be negatively impacted.

The Company has two significant suppliers. PW Minor, Inc and Breg, Inc. They supply braces and orthotic shoes. Should these suppliers become unavailable, we could be negatively impacted.

10.   SUBSEQUENT EVENTS

On March 20, 2007, the Company entered into an Agreement and Plan of Merger to with a subsidiary (“Buyer”) of Andover Medical, Inc. (“AMI”) wherein AMI would acquire 100% of the Company’s outstanding capital stock of and merge the Buyer with and into OMI, with OMI as the surviving entity. The agreement was amended on April 13, 2007. The aggregate purchase price to be paid is $2,500,000, subject to post-closing adjustments and an escrow, consisting of $300,000 in cash, including $100,000 payable in one year and $2,200,000 in value of AMI Common Stock, based on the 10 day average prior to closing, subject to a floor and a ceiling. Existing OMI management will continue post closing in accordance with certain employment or consulting agreements to be executed at closing.

RAINIER SURGICAL, INC.
COMBINED FINANCIAL STATEMENTS
Years Ended December 31, 2006 and 2005

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Members
Rainier Surgical, Inc. and RSI Properties Management, LLC

We have audited the accompanying combined balance sheets of Rainier Surgical, Inc. and its affiliate RSI Properties Management LLC (collectively the “Company”) as of December 31, 2006 and 2005, and the related combined statements of income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Voldal Wartelle & Co., P.S.

April 30, 2007

13343 Bel-Red Road, Bellevue, WA 98005-2333
Tel 425-643-1209   Fax 425-747-9230 www.vwc.org

RAINIER SURGICAL, INC.
COMBINED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$12,615	$130,211
Receivables, net	1,100,649	1,191,961
Inventories, net	873,044	751,346
Prepaid expenses	24,758	38,661
Total current assets	2,011,066	2,112,179
Property and equipment, net	2,181,287	2,257,323
Other assets	37,334	24,021
Total assets	$4,229,687	$4,393,523
LIABILITIES AND EQUITY
Current liabilities:	$926,247	$994,178
Lines of credit	724,522	466,489
Accounts payable	208,360	218,730
Accrued liabilities	761,312	926,509
Current portion of notes payable	11,641	37,507
Current portion of capital lease obligations
Total current liabilities	2,632,082	2,643,413
Notes payable, net of current portion	1,514,345	1,494,520
Capital lease obligations, net of current portion	31,407	42,956
Commitments and contingencies	—	—
Equity	51,853	212,634
Total liabilities and equity	$4,229,687	$4,393,523

The accompanying notes are an integral part of these financial statements.

RAINIER SURGICAL, INC.
COMBINED STATEMENTS OF INCOME
Years Ended December 31, 2006 and 2005

	2006	2005
Net revenue	$6,241,598	$5,772,652
Cost of revenue	3,434,071	3,340,091
Gross margin	2,807,527	2,432,561
Operating expenses:
Selling, general and administrative	2,242,696	1,832,302
Depreciation and amortization	198,239	168,342
Total operating expenses	2,440,935	2,000,644
Operating income	366,592	431,917
Other income (expense):
Interest income	2,206	864
Interest expense	(343,989)	(214,704)
Other income (expense), net	2,086	(12,217)
Total other (expense)	(339,697)	(226,057)
Net income	$26,895	$205,860

The accompanying notes are an integral part of these financial statements.

RAINIER SURGICAL, INC.
COMBINED STATEMENTS OF CHANGES IN EQUITY
Years Ended December 31, 2006 and 2005

	RSI	Rainier Surgical, Inc.
	Members	Common Stock		Retained	Combined
	Capital	Shares	Amount	Earnings	Total
Balance at January 1, 2005	—	$10,000	$288	$169,241	$169,529
Members’ capital contributions	171,006	—	—	—	171,006
Net income	41,056	—	—	164,804	205,860
Distributions	—	—	—	(333,761)	(333,761)
Balance at December 31, 2005	212,062	10,000	288	284	212,634
Members’ capital contributions	31,360	—	—	—	31,360
Net income (loss)	(133,835)	—	—	160,730	26,895
Distributions	(326)	—	—	(218,710)	(219,036)
Balance at December 31, 2006	$109,261	10,000	$288	$(57,696)	$51,853

The accompanying notes are an integral part of these financial statements.

RAINIER SURGICAL, INC.
COMBINED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net income	$26,895	$205,860
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	198,239	168,342
Non-cash interest and financing expenses	49,057	—
Loss on the disposal of property and equipment	—	12,985
Changes in assets and liabilities:
Receivables, net	91,312	(121,264)
Inventories, net	(121,698)	(304,038)
Prepaid expenses	13,903	(38,661)
Accounts payable	258,033	(219,494)
Accrued liabilities	(10,370)	18,940
Net cash provided by (used in) operating activities	505,371	(277,330)
Cash flows from investing activities:
Purchase of property and equipment	(116,843)	(346,958)
Loan fees capitalized	(3,798)	(14,959)
Net cash used in investing activities	(120,641)	(361,917)
Cash flows from financing activities:
Net borrowings (repayments) on lines of credit	(67,931)	994,178
Proceeds from issuance of notes payable	45,000	133,513
Payments on notes payable	(254,304)	(218,261)
Payments on capital lease obligations	(37,415)	(36,149)
Member capital contributions	31,360	171,006
Distributions paid	(219,036)	(333,761)
Net cash (used in) provided by financing activities	(502,326)	710,526
Net (decrease) increase in cash and cash equivalents	(117,596)	71,279
Cash and cash equivalents, beginning of year	130,211	58,932
Cash and cash equivalents, end of year	$12,615	$130,211
Supplemental disclosure of cash flow information:
Cash paid for interest	$347,989	$205,704

The accompanying notes are an integral part of these financial statements.

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
Years Ended December 31, 2006 and 2005

DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACOUNTING POLICIES

Description of company—Rainier Surgical, Inc. (“Rainier”) provides inventory management services to clinics and doctors’ offices and provides continuous passive motion-orthopedic rehabilitation equipment for rent to patients recovering from joint surgery. Rainier also is a distributor of orthopedic implants, instrumentation, orthopedic postoperative reconstruction and rehabilitative products to hospitals and orthopedic offices.

Principles of combination—The combined financial statements include the accounts of Rainier and RSI Properties Management, LLC (“RSI”), companies under common control and ownership (collectively the “Company”). RSI is a limited liability company formed during July 2004 in the state of Washington. RSI’s principal business is to own and manage commercial property, which is rented under a long-term lease to Rainier. All significant inter-company balances and transactions have been eliminated in combination.

Use of estimates—Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Cash and cash equivalents—For purposes of the statements of cash flows, the Company considers all short-term investments with a purchased maturity of less than three months to be cash equivalents.

Inventories—Inventories, consisting of orthopedic soft goods, braces, supplies, and replacement parts, are stated at the lower of cost or market value. Until July 31, 2006, cost was determined using the weighted average cost method, thereafter cost has been determined using the first-in, first-out (FIFO) method. Management has determined that the effect of the change in costing method was not significant to the financial statements taken as a whole. Inventories are charged to cost of revenues in the period in which products and related services are provided to customers.

Property and equipment—Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings, land, and improvements	40 years
Machinery and equipment	5 to 7 years
Office and computer equipment, including software	5 years
Furniture and fixtures	7 years
Vehicles	5 years
Surgical instruments	7 years

Other assets—Other assets principally include capitalized costs of borrowing which are being amortized over the term of the respective debt.

Revenue recognition—The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third party payors. The Company’s billing system contains Medicare allowable price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (Continued)

and commercial payors for each item of equipment or supply provided to a customer. If the payment differs from the net realizable amount, an adjustment to revenue is made in the period that these payment differences are determined. The Company reports revenues in its financial statements net of such adjustments.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products are delivered. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review by either the Company or a third-party intermediary. Included in accounts receivable are earned but unbilled accounts receivable. Unbilled accounts receivable represent charges for goods and services provided to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, the Company performs certain certification and approval procedures to ensure collection is probable. Once the items are delivered, unbilled accounts receivable are recorded at net realizable amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources as well as interim transactions occurring between cycle billing dates established for each customer within the billing system, and awaiting assignment of new provider enrollment identification numbers. In the event the third party payor does not accept the claim, the customer is ultimately responsible. Amounts due from customers that are determined to be uncollectible are recognized as an adjustment to net revenues.

Accounts receivable and related allowances—The Company provides allowances for contractual adjustments and doubtful accounts. The contractual allowance is estimated based upon historical analyses to reduce receivables to amounts expected to be paid by third party payors. The Company also records an allowance for doubtful accounts for amounts to be paid by customers. The Company performs analyses to evaluate the net realizable value of accounts receivable. Specifically, the Company considers historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement practices, it is possible that the Company’s estimates could change, which could have a material impact on the Company’s results of the operations and cash flows.

Concentration of credit risk—The Company’s revenues are generated through clinics and doctors’ offices located in the Pacific Northwest. The Company generally does not require collateral or other security in extending credit to its customers; however, the Company routinely obtains assignment of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of customers. Included in the Company’s net revenues are reimbursements from government sources under Medicare, Medicaid and other federally funded programs, which aggregated represent approximately 20% of net revenues in 2006 and 2005. The Company also has received commissions from the distribution of

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (Continued)

products primarily from two companies. Commission revenue earned from these companies was $1,312,831 and $1,191,001 in 2006 and 2005, respectively. At December 31, 2006 and 2005, receivables include commissions from these two companies of $132,708 and $85,221, respectively.

Impairment or disposal of long-lived assets—In accordance with FASB Statement No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based upon management’s impairment review, no assets were considered by management to be impaired as of December 31, 2006 and 2005, respectively.

Income taxes—The shareholders of Rainier have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the members of RSI have elected to be taxed as a partnership. Under the Subchapter S and partnership tax provisions, the Company does not pay federal income tax. Instead, the shareholders or members are individually liable for federal income taxes on their proportionate share of taxable income or receive a tax benefit resulting from tax losses and federal income tax credits.

Cost of revenues—Cost of revenues include the cost of supplies sold to patients, commissions, and certain operating costs related to the Company’s inventory management and distributorship business lines.

Shipping and handling costs—The Company includes shipping and handling costs charged to customers in net revenues. Shipping charges paid to vendors and suppliers are included in cost of revenues, and were approximately $111,000 and $115,000 in 2006 and 2005, respectively.

Advertising costs—Advertising costs are charged to expense as incurred and are included in selling, general and administrative expenses. Advertising costs were approximately $10,000 and $8,000 during 2006 and 2005, respectively.

Contingencies—The Company is involved in certain claims and legal matters arising in the ordinary course of its business. The Company uses Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” as guidance in the application of generally accepted accounting principles related to contingencies. The Company evaluates and records liabilities for contingencies based on known claims and legal actions when it is probable a liability has been incurred and the liability can be reasonably estimated.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In 2005, the Company acquired assets financed by capital lease obligations and notes payable of $58,800 and $ 1,564,000, respectively.

In 2006, the Company refinanced notes payable and financed loan fees, prepayment penalties, and closing costs with the issuance of a new $1,487,500 note payable. In 2005, the Company refinanced a note payable with unpaid principal of $671,488 with the issuance of a new $805,000 note payable.

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

RECEIVABLES, NET

At December 31, 2006 and 2005, net receivables consist of the following:

	2006	2005
Trade accounts receivable	$1,156,798	$1,246,844
Unbilled receivables	284,394	332,032
	1,441,192	1,578,876
Less: allowance for uncollectible accounts	(344,505)	(386,915)
	1,096,687	1,191,961
Employee receivables	3,962	—
	$1,100,649	$1,191,961

INVENTORIES, NET

At December 31, 2006 and 2005, net inventories consist of the following:

	2006	2005
Inventories	$1,062,044	$1,007,346
Less: allowances for unbilled revenue and slow moving inventory	(189,000)	(256,000)
	$873,044	$751,346

PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005 consist of the following:

	2006	2005
Buildings, land, and improvements	$1,430,336	$1,430,336
Machinery and equipment	422,138	364,778
Office and computer equipment, including software	299,315	248,292
Furniture and fixtures	111,917	109,512
Vehicles	111,843	111,382
Surgical instruments	27,967	22,421
	2,403,516	2,286,721
Less: accumulated depreciation and amortization	413,229	220,398
	1,990,287	2,066,323
Land	191,000	191,000
	$2,183,287	$2,257,323

LINES OF CREDIT

In 2005, the Company had $500,000 and $250,000 revolving lines of credit. The $250,000 line of credit was modified to provide for borrowings up to $1,000,000. Borrowings under these facilities bore interest at the Wall Street Journal Prime Rate plus 1.75% (9% at December 31, 2005). These facilities expired in 2006.

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

LINES OF CREDIT (Continued)

In 2006, the Company obtained a new $1,000,000 revolving line of credit with a bank. The line of credit was to expire on April 5, 2007, but was extended for an additional 120 days. Borrowings under the line of credit are payable upon demand, and if no demand is made, payable interest only monthly until maturity at which time all outstanding principal plus unpaid interest is due. Borrowings bear interest at the Wall Street Journal Prime Rate plus 1.75% (10.0% at December 31, 2006). All borrowings are collateralized by substantially all assets of the Company and the personal guarantees of Company officers and shareholders.

CAPITAL LEASE OBLIGATIONS

The Company has entered into several capital leases for office equipment and machinery and equipment. Amortization of leased equipment is included in depreciation and amortization on the accompanying financial statements. A summary of equipment capitalized under capital lease obligations and related accumulated amortization as of December 31, is as follows:

	2006	2005
Office equipment	$58,800	$58,800
Machinery and equipment	—	66,525
	58,800	125,325
Less: accumulated amortization	19,560	19,154
	$39,240	$106,171

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2006, are as follows:

Year Ending December 31	Amount
2007	$14,845
2008	14,845
2009	14,845
2010	5,049
Total minimum lease payments	49,584
Less: amount representing interest	6,536
Present value of net minimum lease payments	43,048
Less: current portion	11,641
$31,407

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

NOTES PAYABLE

Notes payable consists of the following:

	2006	2005
Mortgage note payable to bank by RSI, payable in sixty monthly installments of $11,143 with interest at 7.5% per annum, commencing February 10, 2012, fifty nine estimated monthly installments of $10,930 with interest at the Five Year Home Loan Bank of Seattle Fixed Advanced Rate plus 2.0%, and a final balloon payment of approximately $1,200,763 due on January 10, 2017; secured by a deed of trust, guarantees by Rainier and the shareholders and members, and the assignment of rents.	$1,487,500	$—
Mortgage note payable to a bank by RSI, payable in monthly installments of $10,524 with interest at the Wall Street Journal Prime Rate plus 1.5% (9.75% at December 31, 2005), secured by property and the personal guarantees of shareholders and members. Note was refinanced during 2006.	—	1,443,913
Demand notes payable to bank by Rainier, if no demand is made, payable in monthly installments with interest at the Wall Street Journal Prime Rate plus 1.75% (10% at December 31, 2006), secured by machinery and equipment.	715,207	874,836
Note payable to bank by Rainier, payable in monthly installments of approximately $1,273 including interest at Wall Street Journal Prime Rate plus 2.0% (10.25% at December 31, 2006), unpaid principal and interest due November 2009; secured by machinery and equipment	41,052	52,583
Notes payable secured by vehicles, due in monthly installments with interest at rates ranging between 5.75% - 8.90%, final payment due in January 2009.	31,898	49,697
	2,275,657	2,421,029
Less: current portion	761,312	926,509
	$1,514,345	$1,494,520

Future maturities of notes payable are as follows as of December 31, 2006:

Year Ending December 31	Amount
2007	$761,312
2008	51,322
2009	39,888
2010	27,925
2011	30,093
Thereafter	1,365,117
$2,275,657

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

EQUITY

Rainier has 10,000 authorized shares of common stock, 10,000 shares of which are issued and outstanding.

RSI was formed on July 14, 2004, and has a perpetual existence unless sooner terminated by the members. RSI has authorized 10,000 common units, of which 1,000 units are issued and outstanding. RSI was formed as a single member limited liability company, and the Company’s shareholders jointly hold the issued and outstanding units as community property and are referred herein as the member or members.

COMMITMENTS AND CONTINGENCIES

Operating leases and clinic agreements—The Company has noncancelable lease obligations including an Oregon office facility and office equipment. The Company is also obligated under clinic agreements which typically obligate the Company to pay clinic rent and monthly fees under professional service agreements. Clinic agreements arc annual and automatically renew unless notice to terminate is provided by either party. Operating lease expense was $28,012 in 2006 and $62,988 in 2005. Payments to clinics for rent and professional services were $192,064 and $156,922 in 2006 and 2005, respectively.

As of December 31, 2006, future minimum payments for operating leases and clinic agreements are approximately as follows:

Year Ending	Operating	Clinic
December 31	Leases	Agreements
2007	$3,900	$189,561
2008	996	—
Thereafter	—	—
	$4,896	$189,561

Retirement plan—The Company has a qualified 401(k) retirement plan covering substantially all of its employees with twelve months or more of service. The Company’s contribution is a discretionary amount determined by the Board of Directors on an annual basis. In 2006 and 2005, the Company contributed $26,653 and $22,671 to the plan, respectively.

Contingencies—As a health care provider, the Company is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by Rainier for payment of services rendered to customers, Similarly, government agencies periodically open investigations and obtain information from health care providers pursuant to legal process.

Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

From time to time, the Company receives inquiries from various government agencies requesting customer records and other documents. It has been the Company’s policy to cooperate with all such

RAINIER SURGICAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years Ended December 31, 2006 and 2005

COMMITMENTS AND CONTINGENCIES (Continued)

requests for information. There are several pending government inquiries but the government has not instituted any proceedings or served the Company with any complaints as a result of these inquiries. However, the Company can give no assurances as to the duration or outcome of these inquiries.

Private litigants may also make claims against health care providers for violations of health care laws in actions known as qui tarn suits. In these cases, the government has the opportunity to intervene in, and take control of, the litigation. The Company is not currently a defendant in qui tam proceedings.

The Company is also involved in certain other claims and legal actions in the ordinary course of business. The ultimate disposition of all such matters is not expected to have a material adverse impact on its financial position, results of operations or liquidity.

The Company is subject to periodic examination by taxing authorities. During 2007, the Company received notification that the Washington State Department of Revenue would be conducting an audit for the three year period ended December 31, 2006. The Company has accrued an estimated liability of $15,000 for past taxes that they may be obligated to remit pending the resolution of the audit.

SUBSEQUENT EVENT

The Rainier shareholders have entered into a negotiation to sell their stock ownership. The contemplated transaction is expected to be completed in 2007.

PROFORMA FINANCIAL INFORMATION
Andover Medical, Inc.
Andover Medical, Inc. & Subsidiaries
Proforma Condensed Combined Statement of Operations
For the fiscal year ended December 31, 2006

	Andover Medical, Inc.	Rainier Surgical, Inc.	Pro forma Adjustments		Ortho Medical Products, Inc.	Pro forma Adjustments		Andover Medical, Inc. Combined
Net Revenue		$6,241,598	$(1,012,630	)A	$3,160,957			$8,389,925
Cost of Revenue		3,434,071	(935,427	)A	900,296			3,398,940
Gross Profit		2,807,527	(77,203)		2,260,661			4,990,985
Selling General and Administrative Expenses (including $220,680 in stock based compensation expense)	602,850	2,242,696	(201,054	)A	2,092,970	21,131	E	4,682,206
			(97,744	)B
			21,357	C
Depreciation and Amortization	6,053	198,239	(48,933	)A	112,076	(23,292	)F	244,143
Total Operating Expenses	608,903	2,440,935	(326,374)		2,205,046	(2,161)		4,926,349
Operating Income / (Loss)	(608,903)	366,592	249,171		55,615	2,161		64,636
Total Other (Income) / Expense	114,546	339,697	(178,264	)A	48,067			298,695
			(25,351	)D
Federal and State Income Tax Expense	6,233				3,181			9,414
Net Income / (Loss)	(729,682)	26,895	452,786		4,367	2,161		(243,473)
Preferred Stock Dividends	2,389,148							2,389,148
Net Income / (Loss) attributable to common shareholders	(3,118,830)	26,895	452,786		4,367	2,161		(2,632,621)
Basic and diluted loss per share	$(0.03)	$0.02			$0.00			$(0.01)
Basic and diluted loss per share attributable to common shareholders	$(0.15)	$0.02			$0.00			$(0.10)
Weighted average number of common shares outstanding	20,857,884	1,472,995			3,300,000			25,630,879

Notes to Pro Forma Combined Condensed Statement of Operations—12/31/06

1.   Basis of Presentation

On May 4, 2007, AMI completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”)  through the merger of  AMI’s wholly-owned subsidiary with and into OMI, with OMI as the surviving entity. The aggregate purchase price paid was $2,445,000, consisting of $200,000 in cash, an unsecured promissory note to the sellers for $100,000 due one year from closing and 3,300,000 shares of AMI common stock valued at $2,145,000. Based upon a price per share of $.65 which was the 10-day average prior to closing.

On May 11, 2007, Rainier Acquisition Corp. (the “Buyer”), a wholly-owned subsidiary of the Registrant, completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among the Buyer, RSI and Garth Luke, as Seller. The aggregate purchase price paid was $3,575,000, consisting of $2,675,000 in cash, and 1,472,995 shares of AMI’s common stock valued at $900,000. Based upon a price per share of $.63 which was the 10-day average prior to closing.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006 gives effect to the acquisitions of OMI and RSI as if they had occurred on January 1, 2006. Combined with AMI’s Statement of Operations from inception July 13, 2006 through December 31, 2006.

The unaudited proforma statements of operations are for illustrative purposes only and should be read in conjunction with the separate historical financial statements of AMI, OMI and RSI, and the notes thereto and with the accompanying notes to the proforma statements. The unaudited pro forma combined condensed financial information is not intended to represent what the results of operations would have been if the acquisitions had occurred on January 1, 2006 or to project the results of operations for any future period. The pro forma adjustments are based upon currently available information and upon certain assumptions AMI believes are reasonable under the circumstances.

The unaudited pro forma combined condensed statement of operations presents the acquisitions of OMI and RSI under the purchase method of accounting.

2.   Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited proforma combined condensed statement of operations:

(A)—To reflect the elimination of revenue and expenses associated with assets not sold by RSI seller to AMI under the Stock Purchase Agreement.

(B)—To reflect the reduction of direct transaction costs (legal ($7,500), accounting ($25,000) and IT professional fees ($65,244)) totaling $97,744 incurred by the seller in the RSI transaction.

(C)—To reflect the impact of RSI’s officers’ new compensation arrangements. Coincident with the acquisition of RSI, AMI offered a total of 120,000 stock options to three RSI executives. If the contracts were effective January 1, 2006 stock based compensation recorded in general and administrative expense would have increased $21,357.

(D)—To reflect the reduction in interest expense due to the replacement of RSI’s debt facility with an average outstanding balance of $1,604,500 at an average interest rate of 10% with AMI’s debt facility with an average interest rate of 8.42%.

Notes to Pro Forma Combined Condensed Statement of Operations—12/31/06 (Continued)

2.   Proforma Adjustments (Continued)

(E)—To reflect the impact of OMI’s officers’ new compensation arrangements. Coincident with the acquisition of OMI, AMI offered employment contracts with increased base salaries and a total of 95,000 stock options to three OMI executives. If the contracts were effective January 1, 2006 stock based compensation recorded in general and administrative expense would have increased $12,595 and compensation expense would have increased $8,536.

(F)—To reflect the impact of eliminating $7,440 in amortization of debt issue costs resulting from AMI’s payment of OMI’s outstanding debt facilities coincident with the acquisition and reducing depreciation expense $15,852 to conform OMI’s useful lives for depreciable assets  with those of AMI.

Andover Medical, Inc. & Subsidiaries
Proforma Condensed Combined Statement of Operations
For the six months ended June 30, 2007

	Andover Medical, Inc.	Rainier Surgical, Inc.	Pro forma Adjustments		Ortho Medical Products, Inc.	Pro forma Adjustments		Andover Medical, Inc. Combined
Net Revenue		$3,060,237			$1,881,595			$4,941,832
Cost of Revenue		1,558,767			459,461			2,018,228
Gross Profit		1,501,470			1,422,134			2,923,604
Selling General and Administrative Expenses (including $870,594 in stock based compensation expense)	1,735,780	1,082,536	7,119	G	1,248,858	8,466	H	4,082,759
Depreciation and Amortization	12,030	71,049				(7,764	)I	75,314
Total Operating Expenses	1,747,810	1,153,584	7,119		1,248,858	702		4,158,073
Operating Income / (Loss)	(1,747,810)	347,886	(7,119)		173,276	(702)		(1,234,469)
Total Other (Income) / Expense	7,883	65,912	(12,677	) J	19,790			80,907
Federal and State Income Tax Expense	19,061				6,326			25,387
Net Income / (Loss)	(1,774,754)	281,973	5,558		147,160	(702)		(1,340,764)
Preferred Stock Dividends	3,937,825							3,937,825
Net Income / (Loss) attributable to common shareholders	(5,712,579)	281,973	5,558		147,160	(702)		(5,278,589)
Basic and diluted loss per share	$(0.07)	$0.19			$0.04			$(0.04)
Basic and diluted loss per share attributable to common shareholders	$(0.22)	$0.19			$0.04			$(0.17)
Weighted average number of common shares outstanding	26,002,131	1,472,995			3,300,000			30,775,126

Notes to Pro Forma Combined Condensed Financial Statements—6/30/07

1.   Basis of Presentation

On May 4, 2007, AMI completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”)  through the merger of  AMI’s wholly-owned subsidiary with and into OMI, with OMI as the surviving entity. The aggregate purchase price paid was $2,445,000, consisting of $200,000 in cash, an unsecured promissory note to the sellers for $100,000 due one year from closing and 3,300,000 shares of AMI common stock valued at $2,145,000.

On May 11, 2007, Rainier Acquisition Corp. (the “Buyer”), a wholly-owned subsidiary of the Registrant, completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among the Buyer, RSI and Garth Luke, as Seller. The aggregate purchase price paid was $3,575,000, consisting of $2,675,000 in cash, and 1,472,995 shares of AMI’s common stock valued at $900,000.

The unaudited pro forma combined condensed statements of operations are for illustrative purposes only and should be read in conjunction with the separate historical financial statements of AMI, OMI and RSI, and the notes thereto and with the accompanying notes to the proforma statements. The unaudited pro forma combined condensed financial information is not intended to represent what the results of operations would have been if the acquisition had occurred on January 1, 2007 or to project the results of operations for any future period.  The pro forma adjustments are based upon currently available information and upon certain assumptions AMI believes are reasonable under the circumstances.

The unaudited pro forma combined condensed statement of operations presents the acquisitions of RSI and OMI under the purchase method of accounting.

2.   Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited proforma combined condensed statements of operations:

(G)—To reflect the impact of RSI’s officers’ new compensation arrangements. Coincident with the acquisition of RSI, AMI offered a total of 120,000 stock options to three RSI executives. If the contracts were effective January 1, 2007 stock based compensation recorded in general and administrative expense would have increased $7,119.

(H)—To reflect the impact of OMI’s officers’ new compensation arrangements. Coincident with the acquisition of OMI, AMI offered employment contracts with increased base salaries and a total of 95,000 stock options to three OMI executives. If the contracts were effective January 1, 2007 stock based compensation recorded in general and administrative expense would have increased $4,198 and compensation expense would have increased $4,268.

(I)—To reflect the impact of eliminating $2,480 in amortization of debt issue costs resulting from AMI’s payment of OMI’s outstanding debt facilities coincident with the acquisition and reducing depreciation expense $5,284 to conform OMI’s depreciation policies with AMI.

(J)—To reflect the reduction in interest expense due to the replacement of RSI’s debt facility with an average outstanding balance of $1,604,500 at an average interest rate of 10% with AMI’s debt facility with an average interest rate of 8.42%.

Through and including ,          2007 (90 days from the date of this Prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

24,913,225 Shares of Common Stock

ANDOVER MEDICAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.                 Indemnification of Directors and Officers.

The following charter provisions and statutes are the only arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

Article Ninth of the Registrant’ Certificate of Incorporation provides that:

NINTH:   The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporate Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Tenth of the Registrant’ Certificate of Incorporation provides that:

TENTH:   The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Delaware General Corporation Law (the “DGCL”), Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of dividends or stock purchase or redemption under section 174 of DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Subsection 1 of Section 16 of our Amended and Restated Certificate of Incorporation, eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

Article Twelfth of the Registrant’ Certificate of Incorporation provides that:

TWELFTH:   No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

In addition, Section 145 of the DGCL which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines that such person is entitled to indemnity despite the adjudication of liability. The statute provided that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Registrant’s Certificate of Incorporation provides for such indemnification of our directors and officers as permitted by Delaware law.

Item 25.                 Other Expenses of Issuance and Distribution.

SEC registration fee	$496.21
Printing expenses	$10,000.00	*
Legal fees	$70,000.00	*
Accounting fees	$12,000.00	*
Miscellaneous	$2,503.79
Total	$95,000.00	*

*                    Estimated

Item 26.                 Recent Sales of Unregistered Securities.

(a)   On August 31, 2006, the Company, formerly known as Snow & Sail Sports, Inc., entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the Company spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”). Prior to the Reorganization Agreement, and as reported on Snow & Sail Sports, Inc.’s Form 10-KSB for the period ended December 31, 2005, as of March 31, 2006, there were 38 stockholders of record of Snow & Sail Sports, Inc.’s common stock, with 11,000,000 shares issued and outstanding with no reported sales of unregistered securities for the periods ending March 31, 2006 and June 30, 2006 on their Form 10-QSB for those respective periods. In connection with the Transaction, the Company issued an aggregate of 10,000,000 restricted shares of its common stock in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement to the following persons: Joy Terrace Capital (subsequently transferred to Frank P. Magliochetti upon his becoming CEO of the Company and which will be donated to an independent trust or foundation for colorectal cancer following his resignation from the Company on March 9, 2007)—3,000,000; LAM 2005 Trust—1,000,000 and ORM 2005 Trust—1,000,000, two trusts for the benefit of Mr. Magliochetti’s children for which shares he disclaims beneficial ownership; Bruce Meyers—1,500,000; Meyers Associates, LP—1,500,000; Imtiaz Khan and his assignees—1,900,000; and Gary Wolff—100,000. The offers and sales of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.

(b)   During the period ended September 30, 2006, the Company issued a total of 2,500,000 incentive stock options valued at $162,956, including 1,250,000 options to each of Edwin A. Reilly, its sole officer, and Robert G. Coffill, Jr., its sole director. The options expire 10 years from the date of issuance and have an exercise price of $.06 per share. One-twelfth of the options shall vest and be exercisable on the last day of each month over a 12-month period starting with September 30, 2006, subject to acceleration in the event of a Material Transaction (as defined in the 2006 Plan). The issuance of the options referenced above, was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction not involving any public offering.

(c)   On October 27, 2006, the Company completed a bridge financing (the “Bridge Offering”) of $673,000 of Bridge Offering units (the “Bridge Units”). Each Bridge Unit consisted of $100,000 principal amount of a 10% Promissory Note (“Bridge Notes”) and 200,000 shares of Common Stock (collectively, the “Securities”), which were offered on a “best efforts” basis. An aggregate of $673,000 of Bridge Notes and 1,346,000 shares of Common Stock were issued in the Bridge Offering. The holders of the Bridge Units have an option to convert their Bridge Notes (but not the shares of Common Stock included in the Bridge Units) together with accrued interest at face value for securities to be offered in a subsequent private offering. The net proceeds of the Bridge Offering are being used for working capital, including expenses incurred in connection with proposed acquisitions. The total sales commission and non-accountable expense reimbursement paid to NASD member firms for their participation in the Bridge Offering totaled $87,490, or 10% and 3%, respectively, of the aggregate purchase price paid in cash for the Bridge Units. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements.

(d)   On December 27, 2006, the Board of Directors granted options to purchase 6,500,000 shares of Common Stock under the 2006 Employee Stock Incentive Plan, amended as of the same date, to Frank Magliochetti which became vested and exercisable on January 19, 2007 pursuant to his employment agreement and granted Edwin Reilly options to purchase 700,000 shares of Common Stock that are vested and exercisable in 12 equal installments ending on December 20, 2007 pursuant to his employment agreement. Upon his resignation from employment by the Company, Mr. Magliochetti rescinded options to purchase 4,000,000 shares of common stock. The Board determined that the exercise price of $0.38 per share of Common Stock equaled 100% of the fair market value per share as of December 27, 2006.

(e)   On December 27, 2006, the Board of Directors granted options to acquire 225,000 shares of the Common Stock to each of Robert G. Coffill Jr., Marshall Sterman, and Robert A. Baron (the “Directors”) under the 2006 Employee Stock Incentive Plan, amended as of the same date. The options for each of the Directors vest and become exercisable in 36 equal monthly installments commencing on December 21, 2006 and ending on December 20, 2009. The Board determined the exercise price of $0.38 per share equals 100% of the fair market value per share of Common Stock as of December 27, 2006.

(f)    On March 29, 2007, the Company completed a private financing (the “Offering”) of an aggregate of approximately 113.256 Units of the Company’s securities, representing $5,612,492 principal amount of 6% Series A Convertible Preferred Stock (the “Preferred Stock”) at $50,000 per Unit. Each Unit consists of: $50,000 face value of 50 shares of Preferred Stock convertible at $.35 per share into 142,850 shares of Common Stock; Class A Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock; and Class B Warrants exercisable for five years at $.35 per share (as adjusted) to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion and the warrants are subject to redemption if the Common Stock trades above certain target levels. The Offering was made on a “best efforts” $3,000,000 minimum basis. The net proceeds of the Offering will be used for working capital, including pending acquisitions. The total sales commission and non-accountable expense reimbursement paid to NASD member firms for their participation in the Offering totaled $614,674.76, or 10% and 3%, respectively, of the aggregate purchase price for the Units introduced by such NASD member firms. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements. All of the underlying Common Stock is being included in this registration statement, which is being filed with the SEC within 30 days following the final closing date of the Offering.

(g)   On May 3, 2007, the Company completed a private financing (the “First Series B Offering”) of an aggregate of 34 Units of the Company’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock (as defined below) at $50,000 per Unit. The Offering was made on a “best efforts”, no-minimum basis to one institutional accredited investor. Each Unit consists of: 50 shares of Series B Convertible Preferred Stock of the Company, par value $.001 per share (“Series B Preferred Stock”), with a Face Value of $1,000 per share, with each share initially convertible at $.35 per share into 2,857 shares or an aggregate of 142,850 shares of Common Stock; Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock and Class D Warrants exercisable for five years at $35 per share to purchase 142,850 shares of Common Stock. An aggregate of 1,700 shares of Series B Preferred Stock were sold for $1,700,000. No sales commissions were paid. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investors’ subscription agreements.

(h)   On September 10, 2007, the Company completed the sale of an aggregate of 500 Units of the Company’s securities at a price of $1,000 per Unit to one investor, for a total offering price of $500,000 (the “Second Series B Offering”). Each Unit consists of (i) one share of Series B Convertible Preferred Stock of the Company, convertible at the holder’s option into 2,857 shares of Common Stock at $0.35 per share, (ii) one Class C Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“C Warrant”), and (iii) one Class D Common Stock Purchase Warrant to purchase 2,857 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (“D Warrant,” together with the C Warrant, collectively referred to below as the “C and D Warrants”). An aggregate of 500 shares of Series B Preferred Stock were sold for $500,000. No sales commissions were paid. The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investor’s subscription agreement.

The issuance of all of the above shares, did not require registration under the Securities Act, pursuant to an exemption available under Section 4(2) of the Securities Act and where noted, Regulation D promulgated under the Securities Act. Except where noted, there was no underwriter or placement agent compensation in these transactions.

Item 27.                 Exhibits.

(a)   Exhibits

Number	Description
2.1	Reorganization Agreement, dated as of August 31, 2006(1)
2.2	Stock Purchase Agreement, dated May 11, 2007, by and among Rainier Acquisition Corp., Rainier Surgical Incorporated and Garth Luke.(24)
2.3

Agreement and Plan of Merger, dated March 20, 2007, by and among Bernard Leff, Jank Partners LLC, Amerimedical Holdings, Inc., Marc Waldman, William Tobin, Joseph Anastasio, Jeanne Wilde, Marc Waldman (collectively, the “Stockholders”), as agent for the Stockholders, Andover Management Services, Inc. and Andover Medical, Inc.(32)

3.1	Certificate of Conversion(2)
3.2	Certificate of Incorporation(3)
3.3	Certificate of Amendment to Certificate of Incorporation(4)
3.4	Certificate of Amendment to Certificate of Incorporation(36)
3.5	Certificate of Designation of Series A Preferred Stock(5)
3.6	Certificate of Designation, Preferences and Rights of Series B Preferred Stock(7)

3.7	By-Laws(6)
3.8	Certificate of Increase of Shares of Series B Preferred Stock(41)
4.1	Form of Class A Warrant(7)
4.2	Form of Class B Warrant(8)
4.3	Form of Class C Warrant(9)
4.4	Form of Class D Warrant(10)
4.5	Series B Preferred Subscription Agreement(42)
*5.1	Opinion of Phillips Nizer LLP
10.1	2005 Non-Statutory Stock Option Plan(11)
10.2	Agreement, dated September 13, 2005, between Snow & Sail Sports, Inc., Paul F. Tetreault and Gary B. Wolff(12)
10.3	Conflicts of Interest Agreement, dated September 13, 2005, between Snow & Sail Sports, Inc. and Paul F. Tetreault(13)
10.4	2006 Employee Stock Incentive Plan(14)
10.5	Employment Agreement, dated December 20, 2006, between Andover Medical, Inc. and Frank P. Magliochetti, Jr.(15)
10.6	Employment Agreement, dated December 20, 2006, between Andover Medical, Inc. and Edwin A. Reilly(16)
10.7	Office Lease, dated July 17, 2006, between McGarry Management, LLC and Andover Management Services, Inc.(17)
10.8	Consulting Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Marc Waldman(18)
10.9	Financial Consulting Agreement, dated May 4, 2007, between Andover Medical, Inc. and Marc Waldman(19)
10.10	Consulting Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and William Tobin(20)
10.11	Financial Consulting Agreement, dated May 4, 2007, between Andover Medical, Inc. and William Tobin(21)
10.12	Employment Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Jeanne Wilde(22)
10.13	Employment Agreement, dated May 4, 2007, between Ortho-Medical Products, Inc. and Joseph Anastasio(23)
10.14	Employment Agreement, dated May 11, 2007, between Rainier Surgical Incorporated and Garth S. Luke(25)
10.15	Lease, dated May 11, 2007, between RSI Properties Management, LLC and Rainier Surgical, Inc.(26)
10.16	Credit Agreement, dated May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated and TD Banknorth, N.A.(27)
10.17	Stock Pledge Agreement, dated May 11, 2007, between Andover Medical, Inc., Rainier Acquisition Corp. and TD Banknorth, N.A.(28)
10.18	Subsidiary Guaranty, dated May 11, 2007, between Rainier Acquisition Corp. and TD Banknorth, N.A.(29)
10.19

Security Agreement, dated May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainier Acquisition Corp., Andover Management Services, Inc. and TD Banknorth, N.A.(30)

10.20	Series B Preferred Subscription Agreement between Andover Medical, Inc. and certain accredited investors(31)
10.21	Audit Committee Charter(34)
10.22	Nominating Committee Charter(35)

10.23	Employment Agreement dated September 11, 2007, by and between Andover Medical, Inc. and James A. Shanahan(43)
14.1	Code of Ethics(33)
*23.1	Consent of Phillips Nizer LLP (incorporated by reference to Exhibit 5.1 attached hereto)
*23.2	Consent of Mantyla, McReynolds, LLC
99.1	Audited consolidated financial statements of Rainer Surgical, Inc. as of December 31, 2006 and 2005 for the years then ended.(37)
99.2	Unaudited pro forma consolidated condensed financial statements of Andover Medical Inc. as of and for the year ended December 31, 2006.(38)
99.3	Audited consolidated financial statements of Ortho Medical Products Inc. as of December 31, 2006 and 2005 and for the years then ended.(39)
99.4	Unaudited pro forma consolidated condensed financial statements of Andover Medical Inc. as of and for the year ended December 31, 2006.(40)

                 * filed with this Registration Statement

       (1) Incorporated herein by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on September 7, 2006.

       (2) Incorporated herein by reference from Exhibit 3.1(a) to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

       (3) Incorporated herein by reference from Exhibit 3.1(b) to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

       (4) Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

       (5) Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

       (6) Incorporated herein by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

       (7) Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

       (8) Incorporated herein by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2007.

       (9) Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(10) Incorporated herein by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(11) Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(12) Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(13) Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Registration Statement on Form SB-2, filed on September 22, 2005.

(14) Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB, filed on November 14, 2006.

(15) Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 27, 2006.

(16) Incorporated herein by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 27, 2006.

(17) Incorporated herein by reference from Exhibit 10.3 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(18) Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(19) Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(20) Incorporated herein by reference from Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(21) Incorporated herein by reference from Exhibit 99.4 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(22) Incorporated herein by reference from Exhibit 99.5 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(23) Incorporated herein by reference from Exhibit 99.6 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2007.

(24) Incorporated herein by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(25) Incorporated herein by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(26) Incorporated herein by reference from Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(27) Incorporated herein by reference from Exhibit 2.4 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(28) Incorporated herein by reference from Exhibit 2.5 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(29) Incorporated herein by reference from Exhibit 2.6 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(30) Incorporated herein by reference from Exhibit 2.7 to the Registrant’s Current Report on Form 8-K, filed on May 14, 2007.

(31) Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 21, 2007.

(32) Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on March 26, 2007.

(33) Incorporated herein by reference from Exhibit 14.1 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(34) Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(35) Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Annual Report on Form 10-KSB, filed on March 30, 2007.

(36) Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 18, 2007.

(37) Incorporated herein by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(38) Incorporated herein by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(39) Incorporated herein by reference from Exhibit 99.7 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(40) Incorporated herein by reference from Exhibit 99.8 to the Registrant’s Current Report on Form 8-K, filed on July 17, 2007.

(41) Incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on September 12, 2007.

(42) Incorporated herein by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on September 12, 2007.

(43) Incorporated herein by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on September 17, 2007.

Item 28.                 Undertakings.

The registrant hereby undertakes:

(1)         To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)     Include any additional or changed material information on the plan of distribution.

(2)         For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)         For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6)         For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7)         For determining liability of the undersigned small business issuer under the Securities Act to purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)       Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(8)         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this pre-effective amendment to this registration statement to be signed on its behalf by the undersigned, in N. Andover, MA on October 1, 2007.

ANDOVER MEDICAL, INC.
By:	/s/ JAMES A. SHANAHAN
James A. Shanahan
Chief Financial Officer

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ EDWIN A. REILLY	Chairman of the Board and Chief	October 1, 2007
Edwin A. Reilly	Executive Officer (Principal Executive Officer), and Chief Operating Officer
/s/ JAMES A. SHANAHAN	Chief Financial Officer	October 1, 2007
James A. Shanahan	(Principal Financial and Accounting Officer) and Secretary
/s/ ROBERT G. COFFILL, JR.	Director	October 1, 2007
Robert G. Coffill, Jr.
/s/ MARSHALL S. STERMAN	Director	October 1, 2007
Marshall S. Sterman
/s/ ROBERT A. BARON	Director	October 1, 2007
Robert A. Baron

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Phillips Nizer LLP
23.2	Consent of Mantyla, McReynolds, LLC